Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following analysis of our consolidated financial condition and results of operations in conjunction with the Forward-Looking Statements included below the Table of Contents, “Risk Factors,” “Selected Financial Data” and the Consolidated Financial Statements included in this Annual Report on Form 10-K.

Overview

Prudential Financial has two classes of common stock outstanding. The Common Stock, which is publicly traded (NYSE:PRU), reflects the performance of the Financial Services Businesses, while the Class B Stock, which was issued through a private placement and does not trade on any exchange, reflects the performance of the Closed Block Business. The Financial Services Businesses and the Closed Block Business are discussed below.

Financial Services Businesses

Our Financial Services Businesses consist of three operating divisions, which together encompass seven segments, and our Corporate and Other operations. The Insurance division consists of our Individual Life and Annuities and Group Insurance segments. The Investment division consists of our Asset Management, Financial Advisory, and Retirement segments. The International Insurance and Investments division consists of our International Insurance and International Investments segments. Our Corporate and Other operations include our real estate and relocation services business, as well as corporate items and initiatives that are not allocated to business segments. Corporate and Other operations also include businesses that have been or will be divested and businesses that we have placed in wind-down status.

We attribute financing costs to each segment based on the amount of financing used by each segment, excluding financing costs associated with corporate debt. The net investment income of each segment includes earnings on the amount of equity that management believes is necessary to support the risks of that segment.

We seek growth internally and through acquisitions, joint ventures or other forms of business combinations or investments. Our principal acquisition focus is in our current business lines, both domestic and international.

Closed Block Business

In connection with the demutualization, we ceased offering domestic participating products. The liabilities for our traditional domestic in force participating products were segregated, together with assets, in a regulatory mechanism referred to as the “Closed Block.” The Closed Block is designed generally to provide for the reasonable expectations for future policy dividends after demutualization of holders of participating individual life insurance policies and annuities included in the Closed Block by allocating assets that will be used exclusively for payment of benefits, including policyholder dividends, expenses and taxes with respect to these products. See Note 9 to the Consolidated Financial Statements for more information on the Closed Block. At the time of demutualization, we determined the amount of Closed Block assets so that the Closed Block assets initially had a lower book value than the Closed Block liabilities. We expect that the Closed Block assets will generate sufficient cash flow, together with anticipated revenues from the Closed Block policies, over the life of the Closed Block to fund payments of all expenses, taxes, and policyholder benefits to be paid to, and the reasonable dividend expectations of, holders of the Closed Block policies. We also segregated for accounting purposes the assets that we need to hold outside the Closed Block to meet capital requirements related to the Closed Block policies. No policies sold after demutualization will be added to the Closed Block, and its in force business is expected to ultimately decline as we pay policyholder benefits in full. We also expect the proportion of our business represented by the Closed Block to decline as we grow other businesses.

Concurrently with our demutualization, Prudential Holdings, LLC, a wholly owned subsidiary of Prudential Financial that owns the capital stock of Prudential Insurance, issued $1.75 billion in senior secured notes, which we refer to as the IHC debt. The net proceeds from the issuances of the Class B Stock and IHC debt, except for $72 million used to purchase a guaranteed investment contract to fund a portion of the bond insurance cost associated with that debt, were allocated to the Financial Services Businesses. However, we expect that the IHC debt will be serviced by the net cash flows of the Closed Block Business over time, and we include interest expenses associated with the IHC debt when we report results of the Closed Block Business.

The Closed Block Business consists principally of the Closed Block, assets that we must hold outside the Closed Block to meet capital requirements related to the Closed Block policies, invested assets held outside the Closed Block that represent the difference between the Closed Block assets and Closed Block liabilities and the interest maintenance reserve, deferred policy acquisition costs related to Closed Block policies, the principal amount of the IHC debt and related hedging activities, and certain other related assets and liabilities.

Revenues and Expenses

We earn our revenues principally from insurance premiums; mortality, expense, and asset management fees from insurance and investment products; and investment of general account and other funds. We earn premiums primarily from the sale of individual life insurance and group life and disability insurance. We earn mortality, expense, and asset management fees from the sale and servicing of separate account products including variable life insurance and variable annuities. We also earn asset management and administrative fees from the distribution, servicing and management of mutual funds, retirement products and other asset management products and services. Our operating expenses principally consist of insurance benefits provided, general business expenses, dividends to policyholders, commissions and other costs of selling and servicing the various products we sell and interest credited on general account liabilities.

Profitability

Our profitability depends principally on our ability to price and manage risk on insurance products, our ability to attract and retain customer assets and our ability to manage expenses. Specific drivers of our profitability include:

•	our ability to manufacture and distribute products and services and to introduce new products that gain market acceptance on a timely basis;

•	our ability to price our insurance products at a level that enables us to earn a margin over the cost of providing benefits and the expense of acquiring customers and administering those products;

•	our mortality and morbidity experience on individual and group life insurance, annuity and group disability insurance products;

•	our persistency experience, which affects our ability to recover the cost of acquiring new business over the lives of the contracts;

•	our cost of administering insurance contracts and providing asset management products and services;

•	our returns on invested assets, net of the amounts we credit to policyholders’ accounts;

•	the performance of our investment in Wachovia Securities Financial Holdings, LLC, or Wachovia Securities;

•	the amount of our assets under management and changes in their fair value, which affect the amount of asset management fees we receive;

•	our ability to generate favorable investment results through asset/liability management and strategic and tactical asset allocation; and

•	our ability to maintain our credit and financial strength ratings.

In addition, factors such as regulation, competition, interest rates, taxes, foreign exchange rates, securities market conditions and general economic conditions affect our profitability. In some of our product lines, particularly those in the Closed Block Business, we share experience on mortality, morbidity, persistency and investment results with our customers, which can offset the impact of these factors on our profitability from those products.

Historically, the participating products included in the Closed Block have yielded lower returns on capital invested than many of our other businesses. As we have ceased offering domestic participating products, we expect that the proportion of the traditional participating products in our in force business will gradually diminish as these older policies age, and we grow other businesses. However, the relatively lower returns to us on this existing block of business will continue to affect our consolidated results of operations for many years. Our Common Stock reflects the performance of our Financial Services Businesses, but there can be no assurance that the market value of the Common Stock will reflect solely the performance of these businesses.

See “Risk Factors” for a discussion of risks that could materially affect our business, results of operations or financial condition, cause the trading price of our Common Stock to decline materially or cause our actual results to differ materially from those expected or those expressed in any forward looking statements made by or on behalf of the Company.

Executive Summary

Prudential Financial, one of the largest financial services firms in the U.S., offers clients a wide array of financial products and services, including life insurance, annuities, pension and retirement-related services and administration, asset management including mutual funds, banking and trust services, real estate brokerage and relocation services, and, through a joint venture, securities brokerage. We offer these products and services through one of the largest distribution networks in the financial services industry.

Significant developments and events in 2005 reflect our continued efforts to redeploy capital effectively to seek enhanced returns. These developments included:

•	The continuation of our share repurchase program. In 2005, we repurchased 32.4 million shares of Common Stock at a total cost of $2.1 billion and are authorized, under a new stock repurchase program authorized by Prudential Financial’s Board of Directors in November 2005, to repurchase up to an additional $2.5 billion of outstanding Common Stock during 2006.

•	A 25% increase in our annual Common Stock dividend, to $0.78 per share.

The income tax provision for 2005 includes a benefit of $720 million from reduction of tax liabilities in connection with the Internal Revenue Service examination of our tax returns for the years 1997 through 2001.

We analyze performance of the segments and Corporate and Other operations of the Financial Services Businesses using a measure called adjusted operating income. See “—Consolidated Results of Operations” for a definition of adjusted operating income and a discussion of its use as a measure of segment operating performance.

Shown below are the contributions of each segment and Corporate and Other operations to our adjusted operating income for the years ended December 31, 2005, 2004 and 2003 and a reconciliation of adjusted operating income of our segments and Corporate and Other operations to income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Adjusted operating income before income taxes for segments of the Financial Services Businesses:
Individual Life and Annuities	$1,003	$817	$619
Group Insurance	224	174	169
Asset Management	464	266	208
Financial Advisory	(255)	(245)	(111)
Retirement	498	334	192
International Insurance	1,310	917	819
International Investments	106	77	(16)
Corporate and Other	202	176	90
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related adjustments	669	62	(161)
Charges related to realized investment gains (losses), net	(108)	(58)	(43)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(33)	(55)	—
Change in experience-rated contractholder liabilities due to asset value changes	(44)	1	—
Divested businesses	(16)	(24)	(171)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	4,020	2,442	1,595
Income from continuing operations before income taxes for Closed Block Business	482	915	370

Consolidated income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$4,502	$3,357	$1,965

Results for 2005 presented above reflect the following:

•	Improved results from our International Insurance segment, including pre-tax adjusted operating income of $502 million from our Gibraltar Life operations and pre-tax adjusted operating income of $808 million from our international insurance operations other than Gibraltar Life.

•	Improved results from our Individual Life and Annuities segment. Individual life results benefited primarily from lower expenses and increased investment income, net of interest credited to policyholders’ account balances and interest expense. Individual annuity 2005 results benefited from a net $87 million reduction in benefits and expenses from changes in estimated total gross profits used as a basis for amortizing deferred policy acquisition costs, decreased cost of actual and expected death claims and modeling refinements implemented, as well as increased fee income.

•	Improved results from our Retirement segment, for which results include the contribution of the business we acquired from CIGNA commencing at the date of acquisition, April 1, 2004. Results of the segment’s original retirement business benefited from mortgage prepayment income and reserve releases from refinements and updates of client census data totaling $76 million in 2005.

•	Improved results in our Asset Management segment, reflecting higher asset based fees as a result of increased asset values and higher performance based incentive and transaction fees. Results for 2005 benefited from income of $58 million during the first half of the year from two sale transactions in the segment’s proprietary investing business.

•	Improved results from our Group Insurance segment, reflecting an increase in net investment income and growth in the group life insurance business, as well a lower costs related to legal and regulatory matters.

•	International Investments segment pre-tax adjusted operating income of $106 million in 2005, reflecting improved results of Prudential Investment & Securities Co., Ltd., which we acquired in the first quarter of 2004.

•	Financial Advisory segment loss, on a pre-tax adjusted operating income basis, of $255 million in 2005 in comparison to a loss of $245 million in 2004. Results in 2005 include expenses of $452 million related to obligations and costs we retained in connection with the businesses contributed to the retail brokerage joint venture with Wachovia, primarily for litigation and regulatory matters, compared to $227 million in 2004. The segment’s results for 2005 also include $20 million of costs associated with the business transition, which was completed in the second quarter of 2005, while 2004 results included $194 million of these costs.

•	Realized investment gains (losses), net, and related adjustments for the Financial Services Businesses of $669 million in 2005, primarily reflecting fluctuations in value of hedging instruments covering our foreign currency risk and investments, as well as realized investment gains from the sale of equity securities.

•	Income from continuing operations before income taxes of the Closed Block Business of $482 million in 2005, including realized investment gains of $636 million.

Accounting Policies & Pronouncements

Application of Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or GAAP, requires the application of accounting policies that often involve a significant degree of judgment. Management, on an ongoing basis, reviews estimates and assumptions used in the preparation of financial statements. If management determines that modifications in assumptions and estimates are appropriate given current facts and circumstances, results of operations and financial position as reported in the Consolidated Financial Statements could change significantly.

The following sections discuss the accounting policies applied in preparing our financial statements that management believes are most dependent on the application of estimates and assumptions.

Valuation of Investments

As prescribed by GAAP, we present our investments classified as available for sale, including fixed maturity and equity securities, and our investments classified as trading, such as our trading account assets supporting insurance liabilities, at fair value in the statements of financial position. The fair values for our public fixed maturity securities and our public equity securities are based on quoted market prices or estimates from independent pricing services. However, for our investments in private securities such as private placement fixed maturity securities, which comprise 14% of our investments as of December 31, 2005, this information is not available. For these private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other things, the credit quality of the issuer and the reduced liquidity associated with private placements. See “—Realized Investment Gains and General Account Investments—General Account Investments—Fixed Maturity Securities—Private Fixed Maturities—Credit Quality” for information regarding the credit quality of the private fixed maturity securities included in our general account.

For our investments classified as available for sale, the impact of changes in fair value is recorded as an unrealized gain or loss in “Accumulated other comprehensive income (loss), net,” a separate component of equity. For our investments classified as trading, the impact of changes in fair value is recorded within “Asset management fees and other income.” In addition, investments classified as available for sale, as well as those classified as held to maturity, are subject to impairment reviews to identify when a decline in value is other than temporary. Factors we consider in determining whether a decline in value is other than temporary include: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline; the reasons for the decline in value (credit event or interest rate related); our ability and intent to hold the investment for a period of time that will allow for a recovery of value; and the financial condition and near-term prospects of the issuer. When it is determined that a decline in value is other than temporary, the carrying value of the security is reduced to its fair value, with a corresponding charge to earnings. This corresponding charge is referred to as an impairment and is reflected in “Realized investment gains (losses), net” in the statements of operations. The level of impairment losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—Realized Investment Gains” for a discussion of the effects of impairments on our operating results for the years ended December 31, 2005, 2004 and 2003.

Commercial loans, which comprise 11% of our investments as of December 31, 2005, are carried primarily at unpaid principal balances, net of unamortized premiums or discounts and an allowance for losses. This allowance includes a loan specific portion as well as a portfolio reserve for probable incurred but not specifically identified losses. The loan specific portion is based on management’s judgment as to ultimate collectibility of loan principal. The portfolio reserve is based on a number of factors, such as historical experience and portfolio diversification. Adjustments to the allowance are reflected in “Realized investment gains (losses), net,” in our statements of operations. Similar to impairment losses discussed above, the allowance for losses can be expected to increase when economic conditions worsen and decrease when economic conditions improve. See “—Realized Investment Gains and General Account Investments—General Account Investments—Commercial Loans—Commercial Loan Quality” for a discussion of the effects of the valuation allowance on our operating results for the years ended December 31, 2005 and 2004.

See “—Realized Investment Gains and General Account Investments—General Account Investments” for a discussion of our investment portfolio, including the gross unrealized gains and losses as of December 31, 2005, related to the fixed maturity and equity securities of our general account, our policies and procedures regarding the identification of other than temporary declines in investment value, and the carrying value, credit quality, and allowance for losses related to the commercial loans of our general account.

Policyholder Liabilities

Future Policy Benefit Reserves, other than Unpaid Claims and Claim Adjustment Expenses

We establish reserves for future policy benefits to or on behalf of policyholders in the same period in which the policy is issued. These reserves relate primarily to the traditional participating whole life policies of our Closed Block Business and the non-participating whole life, term life, and life contingent structured settlement and group annuity products of our Financial Services Businesses.

The future policy benefit reserves for the traditional participating life insurance products of our Closed Block Business, which as of December 31, 2005, represented 50% of our total future policy benefit reserves, are determined using the net level premium method as prescribed by GAAP. In applying this method, we use mortality assumptions to determine our expected future benefits and expected future premiums, and apply an interest rate to determine the present value of both the expected future benefit payments and the expected future premiums. The mortality assumptions used are based on data from the standard industry mortality tables that were used to determine the cash surrender value of the policies, and the interest rates used are the contractually guaranteed interest rates used to calculate the cash surrender value of the policy. Gains or losses in our results of operations resulting from deviations in actual experience compared to the experience assumed in establishing our reserves for this business are recognized in the determination of our annual dividends to these policyholders. Given our current level of policy dividends, we do not anticipate significant volatility in our results of operations in future periods as a result of these deviations.

The future policy benefit reserves for our International Insurance segment and our domestic individual life business, which as of December 31, 2005, represented 33% of our total future policy benefit reserves combined, relate primarily to non-participating whole life and term life products and are determined in accordance with GAAP as the present value of expected future benefits to or on behalf of policyholders plus the present value of future expenses less the present value of future net premiums. The expected future benefits and expenses are based on mortality, lapse, maintenance expense, and interest rate assumptions. Reserves for new business are based on best estimate assumptions as of the date the policy is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency tests using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these best estimate assumptions are greater than the net GAAP liabilities (i.e., reserves net of any DAC asset), the existing net GAAP liabilities are adjusted to the greater amount. Our best estimate mortality assumptions are generally based on the Company’s historical experience or standard industry tables, as applicable; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns. We review our mortality assumptions annually and conduct full actuarial studies every three years. Generally, we do not expect our mortality trends to change significantly in the short-term and to the extent these trends may change we expect such changes to be gradual over the long-term.

The reserves for future policy benefits of our Retirement segment, which as of December 31, 2005 represented 13% of our total future policy benefit reserves, relate primarily to our life contingent structured settlement and group annuity products. These reserves are generally determined as the present value of expected future benefits and expenses based on mortality, retirement, maintenance expense, and interest rate assumptions. Reserves for new business are based on best estimate assumptions as of the date the contract is issued with provisions for the risk of adverse deviation. After our reserves are initially established, we perform premium deficiency testing by product group using best estimate assumptions as of the testing date without provisions for adverse deviation. If reserves determined based on these assumptions are greater than the existing reserves, the existing reserves are adjusted to the greater amount. Our best estimate assumptions are determined by product group. Our mortality and retirement assumptions are based on Company or industry experience; our expense assumptions are based on current levels of maintenance costs, adjusted for the effects of inflation; and our interest rate assumptions are based on current and expected net investment returns.

Unpaid claims and claim adjustment expenses

Our liability for unpaid claims and claim adjustment expenses, which is reported as a component of “Future policy benefits,” relates primarily to the group long-term disability products of our Group Insurance segment. This liability represents our estimate of future expenses and disability claim payments as well as estimates of claims that we believe have been incurred, but have not yet been reported as of the balance sheet date. We do not establish loss liabilities until a loss has occurred. As prescribed by GAAP, our liability is determined as the present value of future claim payments and expenses. Future claims payments are estimated using assumed mortality and claim termination factors and an assumed interest rate. The mortality and claim termination factors are based on standard industry tables and Company experience. Our interest rate assumptions are based on factors such as market conditions and expected investment returns. Of these assumptions, our claim termination assumptions have historically had the most significant effects on our level of liability. We regularly review our claim termination assumptions compared to actual terminations and conduct full actuarial studies every two years. These studies review actual claim termination experience over a number of years with more weight placed on the actual experience in the more recent years. If actual experience results in a materially different assumption, we adjust our liability for unpaid claims and claims adjustment expenses accordingly with a charge or credit to current period earnings.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuity contracts. These costs include primarily commissions, costs of policy issuance and underwriting, and variable field office expenses. We amortize these deferred policy acquisition costs, or DAC, over the expected lives of the contracts, based on the level and timing of either gross margins, gross profits, or gross premiums, depending on the type of contract. As of December 31, 2005, DAC in our Financial Services Businesses was $8.3 billion and DAC in our Closed Block Business was $1.1 billion.

DAC associated with the traditional participating products of our Closed Block Business is amortized over the expected lives of those contracts in proportion to gross margins. Gross margins consider premiums, investment returns, benefit claims, costs for policy administration, changes in reserves, and dividends to policyholders. We evaluate our estimates of future gross margins and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of actual gross margins and changes in our expected future gross margins. Since many of the factors that affect gross margins are included in the determination of our dividends to these policyholders, we do not anticipate significant volatility in our results of operations as a result of DAC adjustments, given our current level of dividends.

DAC associated with the term life policies of our domestic individual life insurance business and the non-participating whole life, term life and health policies of our international insurance businesses is amortized in proportion to gross premiums. We evaluate the recoverability of our DAC related to these policies as part of our premium deficiency testing. If a premium deficiency exists, we reduce DAC by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than the DAC balance, we then increase the reserve for future policy benefits by the excess, by means of a charge to current period earnings. Generally, we do not expect significant short-term deterioration in experience, and therefore do not expect significant adjustments to the related DAC.

DAC associated with the variable and universal life policies of our domestic individual life insurance and international insurance businesses and the variable and fixed annuity contracts of our individual annuities business is amortized over the expected life of these policies in proportion to gross profits. In calculating gross profits, we consider mortality, persistency, and other elements as well as rates of return on investments associated with these contracts. We regularly evaluate and adjust the related DAC balance with a corresponding charge or credit to current period earnings for the effects of our actual gross profits and changes in our assumptions regarding estimated future gross profits. For variable annuity contracts, DAC is more sensitive to the effects of changes in our estimates of gross profits due primarily to the significant portion of gross profits that is dependent upon the total rate of return on assets held in separate account investment options, and the shorter average life of the contracts. This rate of return influences the fees we earn, costs we incur associated with minimum death benefit and other contractual guarantees specific to our variable annuity contracts, as well as other sources of profit. This is also true, to a lesser degree, for our variable life policies; however, the variable life policies derive a significant portion of their gross profits from margins in the cost of insurance charge.

Future rate of return assumptions used in evaluating DAC for our domestic annuity and variable life insurance products are derived using a reversion to mean approach, a common industry practice. Under this approach, we consider actual returns over a period of time and project returns for the future period so that the assets grow at the expected rate of return for the entire period. If the projected future rate of return is greater than our maximum future rate of return, we use our maximum reasonable future rate of return. As part of our approach for variable annuity contracts, if the estimated gross profits under the previously projected rate of returns are greater than or less than a range of estimated gross profits determined by statistically generated rate of returns, we change our future assumption to reflect the result of the reversion to the mean approach. For variable annuities products, our expected rate of return is 8% per annum, which reflects an expected rate of return of 8.9% per annum for equity type assets. The future equity rate of return used varies by product, but was under 8.9% per annum for all of our variable annuity products for our evaluation of deferred policy acquisition costs as of December 31, 2005.

To demonstrate the sensitivity of our variable annuity DAC balance, which was $1.2 billion as of December 31, 2005, relative to our future rate of return, increasing or decreasing our future rate of return by 100 basis points would have required us to consider adjustments, subject to the range of estimated gross profits determined by the statistically generated rate of returns described above, to that DAC balance as follows. The information provided in the table below considers only the effect of changes in our future rate of return and not changes in any other assumptions such as persistency, mortality, or expenses included in our evaluation of DAC.

December 31, 2005
Increase/(Reduction) in DAC
(in millions)
Increase in future rate of return by 100 basis points	$21
Decrease in future rate of return by 100 basis points	$(21)

For a discussion of DAC adjustments related to our individual annuities business for the years ended December 31, 2005, 2004 and 2003, see “—Results of Operations for Financial Services Businesses by Segment—Insurance Division—Individual Life and Annuities.”

Goodwill

We test goodwill for impairment on an annual basis as of December 31 of each year and more frequently if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Impairment testing requires us to compare the fair value of each reporting unit to its carrying amount, including goodwill, and record an impairment charge if the carrying amount of a reporting unit exceeds its estimated fair value. The determination of a reporting unit’s fair value is based on management’s best estimate, which generally considers the unit’s expected future earnings and market-based earning multiples of peer companies. As of December 31, 2005, we have $835 million of goodwill reflected on our statements of financial position. During 2004, we recorded a goodwill impairment of $53 million relating to our Dryden Wealth Management business. There were no goodwill impairment charges during 2005 or 2003.

Pension and Other Postretirement Benefits

We sponsor pension and other postretirement benefit plans covering employees who meet specific eligibility requirements. Our net periodic costs for these plans consider an assumed discount (interest) rate, an expected rate of return on plan assets and expected increases in compensation levels and trends in health care costs. Of these assumptions, our expected rate of return assumptions, and to a lesser extent our discount rate assumptions, have historically had the most significant effect on our net period costs associated with these plans.

We determine our expected return on plan assets based upon the arithmetical average of prospective returns, which is based upon a risk free rate as of the measurement date adjusted by a risk premium that considers historical statistics and expected investment manager performance, for equity, debt and real estate markets applied on a weighted average basis to our asset portfolio. See Note 16 to our Consolidated Financial Statements for our actual asset allocations by asset category and the asset allocation ranges prescribed by our investment policy guidelines for both our pension and other postretirement benefit plans. Our assumed long-term rate of return for 2005 was 8.50% for our pension plans and 8.25% for our other postretirement benefit plans. Given the amount of plan assets as of September 30, 2004, the beginning of the measurement year, if we had assumed an expected rate of return for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed long-term rate of return given the level and mix of invested assets at the beginning of the measurement year, without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed long-term rate of return.

	For the year ended December 31, 2005
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in expected rate of return by 100 basis points	$(93)	$(10)
Decrease in expected rate of return by 100 basis points	$93	$10

We determine our discount rate, used to value the pension and postretirement benefit obligations, based upon rates commensurate with current yields on high quality corporate bonds. See Note 16 to our Consolidated Financial Statements for information regarding the methodology we employ to determine our discount rate. Our assumed discount rate for 2005 was 5.75% for our pension plans and 5.50% for our other postretirement benefit plans. Given the amount of pensions and postretirement obligation as of September 30, 2004, the beginning of the measurement year, if we had assumed a discount rate for both our pension and other postretirement benefit plans that was 100 basis points higher or 100 basis points lower than the rates we assumed, the change in our net periodic costs would have been as shown in the table below. The information provided in the table below considers only changes in our assumed discount rate without consideration of possible changes in any of the other assumptions described above that could ultimately accompany any changes in our assumed discount rate.

	For the year ended December 31, 2005
	Increase/(decrease) in Net Periodic Pension Cost	Increase/(decrease) in Net Periodic Other Postretirement Cost
	(in millions)
Increase in discount rate by 100 basis points	$(19)	$(9)
Decrease in discount rate by 100 basis points	$72	$8

For a discussion of our expected rate of return on plan assets and discount rate for our qualified pension plan in 2006 see “—Results of Operations for Financial Services Businesses by Segment—Corporate and Other.”

In addition to the effect of changes in our assumptions, the net periodic cost or benefit from our pension and other postretirement benefit plans may change due to factors such as actual experience being different from our assumptions, special benefits to terminated employees, or changes in benefits provided under the plans.

Taxes on Income

Our effective tax rate is based on income, non-taxable and non-deductible items, statutory tax rates and tax planning opportunities available in the various jurisdictions in which we operate. Inherent in determining our annual tax rate are judgments regarding business plans, planning opportunities and expectations about future outcomes.

Tax regulations require items to be included in the tax return at different times from the items reflected in the financial statements. As a result, the effective tax rate reflected in the financial statements is different than the actual rate applied on the tax return. Some of these differences are permanent such as expenses that are not deductible in our tax return, and some differences are temporary, reversing over time, such as valuation of insurance reserves. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in future years for which we have already recorded the tax benefit in our income statement. Deferred tax liabilities generally represent tax expense recognized in our financial statements for which payment has been deferred, or expenditures for which we have already taken a deduction in our tax return but have not yet recognized in our financial statements. The application of GAAP requires us to evaluate the recoverability of our deferred tax assets and establish a valuation allowance if necessary to reduce our deferred tax asset to an amount that is more likely than not to be realized. Realization of certain deferred tax assets is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carry-forward periods. Although realization is not assured, management believes it is more likely than not the deferred tax assets, net of valuation allowances, will be realized.

Our accounting represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates. Certain changes or future events, such as changes in tax legislation, geographic mix of earnings and completion of tax audits could have an impact on our estimates and effective tax rate.

An increase or decrease in our effective tax rate by one percent of income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change, would have resulted in a decline or increase in consolidated income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change in 2005 of $45 million.

The amount of income taxes paid by the Company is subject to ongoing audits in various jurisdictions. We reserve for our best estimate of potential payments/settlements to be made to the Internal Revenue Service and other taxing jurisdictions for audits ongoing or not yet commenced. On January 26, 2006, the Internal Revenue Service, or IRS, officially closed the audit of our consolidated federal income tax returns for the 1997 to 2001 periods. As a result of certain favorable resolutions, our consolidated statement of operations for the year ended December 31, 2005 includes an income tax benefit of $720 million, reflecting a reduction in our liability for income taxes. The Company’s consolidated federal income tax returns for the 2002 and 2003 periods are currently under examination.

Reserves for Contingencies

A contingency is an existing condition that involves a degree of uncertainty that will ultimately be resolved upon the occurrence of future events. Under GAAP, reserves for contingencies are required to be established when the future event is probable and its impact can be reasonably estimated. An example is the establishment of a reserve for losses in connection with an unresolved legal matter. The initial reserve reflects management’s best estimate of the probable cost of ultimate resolution of the matter and is revised accordingly as facts and circumstances change and, ultimately, when the matter is brought to closure.

Accounting Policies Adopted

Accounting for Stock Options

Employee stock options issued during 2001 and 2002 are accounted for using the intrinsic value method prescribed by Accounting Principles Board, or APB, No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, an allowable alternative method under Statement of Financial Accounting Standards, or SFAS, No.123, “Accounting for Stock-Based Compensation.” Under APB No. 25, we did not recognize any stock-based compensation expense for employee stock options as all employee stock options had an exercise price equal to the market value of our Common Stock at the date of grant. Effective January 1, 2003, we changed our accounting for employee stock options to adopt the fair value recognition provisions of SFAS No. 123, as amended, prospectively for all new awards granted to employees on or after January 1, 2003. Under these provisions, the fair value of all employee stock options awarded on or after January 1, 2003, is included in the determination of net income, but not for options awarded prior thereto. Accordingly, the amount we include in the determination of net income is less than that which would have been recognized if the fair value method had been applied to all awards since inception of the employee stock option plan. The fair value of employee stock options issued prior to January 1, 2003 was estimated using a Black-Scholes option-pricing model. For options issued on or after January 1, 2003, the fair value of each option was estimated using a binomial option-pricing model. Both option-pricing models consider the following assumptions in estimating fair value: dividend yield, expected volatility, risk-free interest rate, and expected life of the option. If we had recognized stock option expense for all employee stock options under the fair value based accounting method, net income of the Financial Services Businesses for the year ended December 31, 2005, would have been reduced by $10 million or, $0.02 per share of Common Stock on both a basic and diluted basis. The net income of the Closed Block Business for the year ended December 31, 2005, would not have changed. For the year ended December 31, 2004, net income of the Financial Services Businesses would have been reduced by $26 million or, $0.05 per share of Common Stock on both a basic and diluted basis. The net income of the Closed Block Business for the year ended December 31, 2004, would have been reduced by $1 million with no change in earnings per share of the Class B Stock. For the year ended December 31, 2003, net income of the Financial Services Businesses would have been reduced by $35 million or $0.06 and $0.07 per share of Common Stock on a basic and diluted basis, respectively. The net income of the Closed Block Business for the year ended December 31, 2003, would have been reduced by $1 million with no change in earnings per share of the Class B Stock.

Accounting for Certain Nontraditional Long-Duration Contracts and for Separate Accounts

See Note 2 to the Consolidated Financial Statements for a discussion of the cumulative effect of accounting change from the adoption of Statement of Position 03-1, “Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts” or, SOP 03-1, which became effective on January 1, 2004.

Recent Accounting Pronouncements

Share-Based Compensation

See Note 2 to the Consolidated Financial Statements for a discussion of the final standard on accounting for share-based payments, FASB Statement No. 123(R) (revised 2004), “Share-Based Payment,” which was implemented effective January 1, 2006.

Share-Based Compensation Awards with Non-Substantive Vesting Conditions

The Company issues employee share-based compensation awards, under a plan authorized by the Board of Directors, that are subject to specific vesting conditions; generally the awards vest ratably over a three year period, “the nominal vesting period,” or at the date the employee retires (as defined by the plan), if earlier. For awards that specify an employee vests in the award upon retirement, we account for the awards using the nominal vesting period approach. Under this approach, we record compensation expense over the nominal vesting period. If the employee retires before the end of the nominal vesting period, any remaining unrecognized compensation expense is recorded at the date of retirement.

With the Company’s adoption of SFAS No. 123(R), we will revise our approach to apply the non-substantive vesting period approach to all new share-based compensation awards. Under this approach, compensation cost will be recognized immediately for awards granted to retirement-eligible employees, or over the period from the grant date to the date retirement eligibility is achieved, if that is expected to occur during the nominal vesting period. We will continue to apply the nominal vesting period approach for any new awards granted prior to our adoption of SFAS No. 123(R), and for the remaining portion of then unvested outstanding awards.

If the Company had accounted for all share-based compensation awards granted after January 1, 2003 under the non-substantive vesting period approach, net income of the Financial Services Businesses for the years ended December 31, 2005, 2004 and 2003 would have been reduced by $10 million, $4 million and $9 million, respectively, or $0.02, $0.01 and $0.02 per share of Common Stock, respectively, on both a basic and diluted basis.

Consolidated Results of Operations

The following table summarizes income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change for the Financial Services Businesses and the Closed Block Business as well as other components comprising net income.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Financial Services Businesses by segment:
Individual Life and Annuities	$1,030	$804	$565
Group Insurance	293	217	117

Total Insurance Division	1,323	1,021	682
Asset Management	465	274	213
Financial Advisory	(255)	(245)	(111)
Retirement	435	345	196

Total Investment Division	645	374	298
International Insurance	1,401	920	805
International Investments	106	29	(68)

Total International Insurance and Investments Division	1,507	949	737
Corporate and Other	545	98	(122)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change for Financial Services Businesses	4,020	2,442	1,595
Income from continuing operations before income taxes for Closed Block Business	482	915	370

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	4,502	3,357	1,965
Income tax expense	880	955	653

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	3,622	2,402	1,312
Loss from discontinued operations, net of taxes	(82)	(88)	(48)
Extraordinary gain on acquisition, net of taxes	—	21	—
Cumulative effect of accounting change, net of taxes	—	(79)	—

Net income	$3,540	$2,256	$1,264

In managing our business, we analyze operating performance separately for our Financial Services Businesses and our Closed Block Business. For the Financial Services Businesses, we analyze our segments’ operating performance using “adjusted operating income.” Results of the Closed Block Business for all periods are evaluated and presented only in accordance with GAAP. Adjusted operating income does not equate to “income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change” or “net income” as determined in accordance with GAAP but is the measure of segment profit or loss we use to evaluate segment performance and allocate resources, and consistent with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” is our measure of segment performance. Adjusted operating income is calculated for the segments of the Financial Services Businesses by adjusting each segment’s “income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change” to exclude the following items:

•	realized investment gains (losses), net, except as indicated below, and related charges and adjustments;

•	net investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes;

•	the contribution to income/loss of divested businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under GAAP.

The excluded items are important to an understanding of our overall results of operations. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of the Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” other than those representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, as discussed further below. A significant element of realized investment losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to the contractholders. Adjusted operating income excludes the results of divested businesses because they are not relevant to understanding our ongoing operating results. The contributions to income/loss of wind-down businesses that we have not divested remain in adjusted operating income. See Note 20 to the Consolidated Financial Statements for further information on the presentation of segment results.

Within our Asset Management segment, the commercial mortgage operations originate loans for sale, including through securitization transactions. The realized investment gains and losses associated with these loans, including related derivative results and retained mortgage servicing rights, are a principal source of earnings for this business and are included in adjusted operating income. Also within our Asset Management segment, the proprietary investing business makes investments for sale or syndication to other investors or for placement or co-investment in our managed funds and structured products. Realized investment gains and losses associated with the sale of these proprietary investments, along with derivatives used to hedge certain foreign currency-denominated proprietary investments, are a principal source of earnings for this business and are included in adjusted operating income.

We also include in adjusted operating income the portion of our realized investment gains and losses on derivatives that arise from the termination of contracts used to hedge our foreign currency earnings in the same period that the expected earnings emerge. Similarly, we include in adjusted operating income the portion of our realized investment gains and losses on derivatives used to manage interest rate and currency exposure on asset and liability mismatches that represents current period yield adjustments for these assets and liabilities. Adjusted operating income also includes for certain embedded derivatives, as current period yield adjustments, a portion of the cumulative realized investment gains, on an amortized basis over the remaining life of the related security, or cumulative realized investment losses in the period incurred.

Results of Operations for Financial Services Businesses by Segment

Insurance Division

Individual Life and Annuities

Operating Results

The following table sets forth the Individual Life and Annuities segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues:
Individual Life	$2,262	$2,073	$1,850
Individual Annuities	1,746	1,608	1,169

	4,008	3,681	3,019

Benefits and expenses:
Individual Life	1,764	1,683	1,493
Individual Annuities	1,241	1,181	907

	3,005	2,864	2,400

Adjusted operating income:
Individual Life	498	390	357
Individual Annuities	505	427	262

	1,003	817	619

Realized investment gains (losses), net, and related adjustments(1)	32	21	(41)
Related charges(1)(2)	(5)	(34)	(13)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$1,030	$804	$565

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent payments related to the market value adjustment features of certain of our annuity products. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs and value of business acquired. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

On May 1, 2003, we acquired Skandia U.S. Inc., which included American Skandia, Inc., for a total purchase price of $1.184 billion. Beginning May 1, 2003, the results of American Skandia have been included in our consolidated results and are included as a component of our annuity business discussed below.

Adjusted Operating Income

2005 to 2004 Annual Comparison.    The segment’s individual life business adjusted operating income increased $108 million, from $390 million in 2004 to $498 million in 2005, primarily reflecting lower general and administrative expenses and more favorable claims experience, net of reinsurance. In addition, results for 2005 include a higher contribution from investment income, net of interest credited and interest expense, reflecting higher asset balances compared to the prior year.

Adjusted operating income of the segment’s individual annuity business increased $78 million, from $427 million in 2004 to $505 million in 2005. Adjusted operating income for 2005 includes a net $87 million reduction in amortization of deferred policy acquisition costs and other costs and a decrease in our reserves for the guaranteed minimum death benefit and guaranteed minimum income benefit features of our variable annuity product. This decline reflects an increased estimate of total gross profits used as a basis for amortizing deferred policy acquisition and other costs reflecting improved net interest spread resulting from increased investment yields, decreased cost of actual and expected death claims and modeling refinements implemented. Adjusted operating income for 2004 included reductions in amortization of deferred policy acquisition costs of $44 million due to our increased estimate of total gross profits on variable annuities reflecting market value increases in underlying assets as well as continued favorable mortality and lapse experience. Absent these factors, adjusted operating income of the segment’s individual annuity business increased $35 million. Adjusted operating income in 2005 benefited from higher fees resulting from greater variable annuity account values and improved net interest spread on our general account annuities reflecting improved investment yields, reduction of credited interest rates to policyholders effective as of January 1, 2005 as well as higher asset balances. In addition, results for 2005 include the collection of investment income on a previously defaulted bond. Partially offsetting these benefits to adjusted operating income was an increase to amortization of deferred policy acquisition costs reflecting increased gross profits in the current period.

2004 to 2003 Annual Comparison.    The segment’s individual life business adjusted operating income increased $33 million, from $357 million in 2003 to $390 million in 2004. The increase reflected more favorable claims experience, net of reinsurance, in 2004. However, results for 2004 reflect a lower contribution from investment income after investment related expenses in comparison to 2003, due to a decrease in the level of capital required to support the business. The decrease in the level of capital required to support the business reflected changes in statutory reserving requirements for certain products and certain reinsurance arrangements we initiated. Results for 2004 also include a decline in recovery of costs of our agency distribution system associated with the distribution of property and casualty insurance products, due to our sale of the property and casualty business in late 2003.

Results of the segment’s individual annuity business for 2004 included adjusted operating income of $242 million from the operations of American Skandia, compared to $167 million in 2003, which included the results of these operations for only the last eight months of the year. Adjusted operating income of $242 million for 2004 consisted of revenues of $771 million and total benefits and expenses of $529 million. American Skandia’s revenues in 2004 consisted primarily of policy charges and fee income of $443 million, asset management and service fees of $212 million and net investment income of $92 million. Benefits and expenses consisted primarily of general and administrative expenses of $296 million, including $30 million from the amortization of the value of business acquired asset established when the company was acquired, interest credited to policyholder account balances of $80 million and policyholder benefits, including related change in reserves, of $123 million.

Adjusted operating income of the segment’s individual annuity business, excluding American Skandia, increased $90 million, from $95 million in 2003 to $185 million in 2004. The increase in adjusted operating income came primarily from improved net interest spread on our general account annuities reflecting improved investment yields, reductions of credited interest rates effective as of January 1, 2004, as well as higher asset balances, and higher fees resulting from greater variable annuity account values. Increased amortization of deferred policy acquisition costs reflecting the higher level of gross profits partially offset the foregoing factors. Adjusted operating income for 2004 and 2003 included reductions in amortization of deferred policy acquisition costs of $44 million and $39 million, respectively, due to our increased estimate of total gross profits on variable annuities reflecting market value increases in underlying assets as well as continued favorable mortality and lapse experience, which amount for 2003 was largely offset by a $36 million charge to strengthen reserves for our periodic income annuities.

Revenues

2005 to 2004 Annual Comparison.    Revenues of the segment’s individual life insurance business, as shown in the table above under “—Operating Results,” increased $189 million, from $2.073 billion in 2004 to $2.262 billion in 2005. Premiums increased $57 million, primarily due to increased premiums on term life insurance reflecting growth of our in force block of term insurance products. Policy charges and fee income increased $68 million, from $1.027 billion in 2004 to $1.095 billion in 2005, including a $43 million increase reflecting an update and refinement of our assumptions related to the amortization of unearned revenue reserves, which was largely offset by an increase in amortization of DAC net of a decrease in change in reserves discussed below. The remainder of the increase in policy charges and fee income reflects growth in our universal life business. Net investment income increased $79 million, from $421 million in 2004 to $500 million in 2005, reflecting an increased asset base largely due to increased borrowings, which resulted in increased interest expense. Partially offsetting these items was a decrease in commissions and other income, primarily reflecting a decline in revenues from the distribution of non-proprietary insurance products by our agents, which decline was partially offset by a decline in operating expenses, including agent commissions on sales of these products.

Revenues of the segment’s individual annuity business increased $138 million, from $1.608 billion in 2004 to $1.746 billion in 2005. Policy charges and fee income increased $81 million, reflecting an increase in the average market value of variable annuity customer accounts and positive net flows of our variable annuities reflecting the introduction of new product features late in the first quarter of 2005, including an increase in account values with living benefit options. Net investment income increased $28 million, reflecting a higher level of invested assets, increased yields and the collection of investment income on a previously defaulted bond. Commissions, investment management fees, and other income increased $25 million, primarily due to an increase in asset based fees.

2004 to 2003 Annual Comparison.    The segment’s individual life insurance business reported revenues of $2.073 billion in 2004, compared to $1.850 billion in 2003. Commissions and other income increased $141 million, primarily reflecting an increase in revenue from the distribution of property and casualty insurance products by our agents, which was more than offset by a related increase in operating expenses, including agent commissions. Premiums increased $56 million, primarily due to increased premiums on term life insurance reflecting growth of our in force block of term insurance products.

Revenues from the segment’s individual annuity business increased $439 million, from $1.169 billion in 2003 to $1.608 billion in 2004, which included increased revenues of $332 million from American Skandia. Revenues of the segment’s individual annuity business, excluding American Skandia, increased $107 million, from $730 million in 2003 to $837 million in 2004, due primarily to a $71 million increase in net investment income, reflecting a higher level of invested assets, as well as increased yields. In addition, policy charges and fees increased $36 million, reflecting an increase in the average market value of variable annuity customer accounts.

Benefits and Expenses

2005 to 2004 Annual Comparison.    Benefits and expenses of the segment’s individual life insurance business, as shown in the table above under “—Operating Results,” increased $81 million, from $1.683 billion in 2004 to $1.764 billion in 2005. Amortization of deferred policy acquisition costs increased $95 million, from $274 million in 2004 to $369 million in 2005. Amortization of deferred policy acquisition costs in 2005 includes an $89 million increase, reflecting an update and refinement of our assumptions, which was largely offset by a decrease in change in reserves as well as an increase in policy charges and fee income, as discussed above. Policyholders’ benefits, including interest credited to policyholder account balances increased $33 million, from $756 million in 2004 to $789 million in 2005, reflecting growth in our term and universal life business partially offset by the impact of the update and refinement of assumptions discussed above. In addition, interest expense increased $51 million due to increased borrowings. Partially offsetting these items was a decline in operating expenses of $99 million from 2004 to 2005, reflecting actions previously taken to reduce staffing and occupancy costs, for which associated costs were incurred in 2004, as well as a decline in commissions paid to our agents for the distribution of non-proprietary insurance products, as discussed above.

Benefits and expenses of the segment’s individual annuity business increased $60 million, from $1.181 billion in 2004 to $1.241 billion in 2005. Amortization of deferred policy acquisition costs increased $48 million, from $125 million in 2004 to $173 million in 2005, reflecting an increase to amortization due to increased gross profits in the current period and a net $9 million benefit due to the increased estimates of total gross profits in both 2005 and 2004 discussed above. General and administrative expenses, net of capitalization, increased $46 million from 2004 to 2005, including a $13 million increase in the amortization of value of business acquired, mainly due to the modeling refinements discussed above, as well as increased costs associated with expansion of our distribution platforms and distribution costs charged to expense associated with increased variable annuity sales. In addition, our asset based costs associated with trail commissions and sub-advisory expenses have increased due to growth in account values. Partially offsetting these items was a decrease of $55 million from 2004 to 2005 in policyholders’ benefits, including interest credited to policyholders’ account balances, including a $47 million benefit from the increased estimate of total gross profits and decreased cost of actual and expected death claims discussed above.

2004 to 2003 Annual Comparison.    Benefits and expenses of the segment’s individual life insurance business increased $190 million, from $1.493 billion in 2003 to $1.683 billion in 2004. The increase reflects a $175 million increase in operating expenses, including costs related to the distribution of property and casualty insurance products discussed above. Amortization of deferred policy acquisition costs increased $79 million from 2003 to 2004, reflecting a lower level of amortization in the prior year due to the strong equity market performance and less favorable mortality experience in 2003. Partially offsetting these items was a decline in policyholder benefits and related changes in reserves of $96 million, from $687 million in 2003 to $591 million in 2004, primarily due to claims experience, net of reinsurance, being at a more favorable level than in the prior year.

Benefits and expenses of the segment’s individual annuity business increased $274 million, from $907 million in 2003 to $1.181 billion in 2004, which included increased benefits and expenses of $257 million related to American Skandia. Benefits and expenses of the segment’s individual annuity business, excluding American Skandia, increased $17 million, from $635 million in 2003 to $652 million in 2004. Amortization of deferred policy acquisition costs increased $52 million, primarily as a result of a higher level of gross profits in 2004. Partially offsetting this was the impact of a $36 million charge to strengthen reserves for our periodic income annuities in 2003.

Sales Results and Account Values

The following table sets forth individual life insurance business sales, as measured by scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis, and changes in account value for the individual annuity business, for the periods indicated. Sales of the individual life insurance business do not correspond to revenues under GAAP. They are, however, a relevant measure of business activity. In managing our individual life insurance business, we analyze new sales on this basis because it measures the current sales performance of the business, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income as well as current sales. For our individual annuity business, assets are reported at account value, and net sales (redemptions) are gross sales minus redemptions or surrenders and withdrawals, as applicable.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Life insurance sales(1):
Excluding corporate-owned life insurance:
Variable life	$83	$97	$99
Universal life	214	178	132
Term life	122	116	110

Total excluding corporate-owned life insurance	419	391	341
Corporate-owned life insurance	7	14	21

Total	$426	$405	$362

Life Insurance sales by distribution channel(1):
Prudential Agents(2)	$212	$236	$230
Third party(2)	207	155	111
Corporate-owned life insurance	7	14	21

Total	$426	$405	$362

Variable Annuities(3):
Beginning total account value	$47,418	$43,949	$15,338
Sales	7,106	5,806	4,418
Surrenders and withdrawals	(5,691)	(5,224)	(3,716)

Net sales	1,415	582	702
Benefit payments	(602)	(613)	(449)

Net flows	813	(31)	253
Change in market value, interest credited and other activity	3,223	4,091	6,329
Policy charges	(676)	(591)	(402)
Acquisition of American Skandia	—	—	22,431

Ending total account value	$50,778	$47,418	$43,949

Fixed Annuities:
Beginning total account value	$3,879	$3,514	$3,396
Sales	361	532	247
Surrenders and withdrawals	(231)	(191)	(141)

Net sales	130	341	106
Benefit payments	(160)	(163)	(162)

Net flows	(30)	178	(56)
Interest credited and other activity	147	191	178
Policy charges	(5)	(4)	(4)

Ending total account value	$3,991	$3,879	$3,514

(1)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.
(2)	Excluding corporate-owned life insurance.
(3)	Variable annuities include only those sold as retail investment products. Investments through defined contribution plan products are included with such products.

2005 to 2004 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $28 million from 2004 to 2005. Sales of our universal life and term life products increased $42 million. This increase was partially offset by declines in sales of our variable life products.

The increase in sales of life insurance, excluding corporate-owned life insurance, was driven by increased sales of $52 million from the third party distribution channel of our universal life and term life products, partially offset by lower variable life sales. Sales of life insurance by Prudential Agents decreased $24 million reflecting a decline in the number of agents from 3,682 at December 31, 2004 to 2,946 at December 31, 2005.

Total account values for fixed and variable annuities amounted to $54.8 billion as of December 31, 2005, an increase of $3.5 billion from December 31, 2004. The increase came primarily from net sales of $1.5 billion and increases in the market value of customers’ variable annuities. Individual variable annuity gross sales were $7.1 billion in 2005, an increase of $1.3 billion from 2004, reflecting the introduction of new product features late in the first quarter of 2005.

2004 to 2003 Annual Comparison.    Sales of new life insurance, excluding corporate-owned life insurance, measured as described above, increased $50 million from 2003 to 2004. Sales of our universal life products, which were updated as to features and pricing in June 2003, increased $46 million.

Sales of life insurance by Prudential Agents increased $6 million from 2003 to 2004, reflecting an increase in agent productivity that more than offset a decline in the number of agents from 4,320 at December 31, 2003 to 3,682 at December 31, 2004. Sales by the third party distribution channel, excluding corporate-owned life insurance, increased $44 million from 2003 to 2004, reflecting increased universal and term life sales through this distribution channel.

Total account values for fixed and variable annuities amounted to $51.3 billion as of December 31, 2004, an increase of $3.8 billion from December 31, 2003. The increase came primarily from increases in the market value of customers’ variable annuities, as well as net sales of $923 million. Individual variable annuity gross sales increased by $1.4 billion, from $4.4 billion in 2003 to $5.8 billion in 2004, reflecting the inclusion of variable annuity sales from American Skandia for only the last eight months of 2003. Fixed annuities gross sales increased by $285 million from 2003 to 2004, reflecting a new product introduced in 2004. Surrenders and withdrawals increased $1.6 billion from 2003 to 2004, reflecting the additional period of activity from American Skandia, as well as the impact of higher average account values.

Policy Surrender Experience

The following table sets forth the individual life insurance business’s policy surrender experience for variable and universal life insurance, measured by cash value of surrenders, for the periods indicated. These amounts do not correspond to expenses under GAAP. In managing this business, we analyze the cash value of surrenders because it is a measure of the degree to which policyholders are maintaining their in force business with us, a driver of future profitability. Our term life insurance products do not provide for cash surrender values.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Cash value of surrenders	$698	$633	$653

Cash value of surrenders as a percentage of mean future benefit reserves, policyholders’ account balances, and separate account balances	3.5%	3.3%	3.8%

2005 to 2004 Annual Comparison.    The total cash value of surrenders increased $65 million, from $633 million in 2004 to $698 million in 2005, reflecting an increase in variable life surrenders in 2005. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances increased from 2004 to 2005, reflecting a higher level of surrenders in 2005 associated with variable life insurance account values due to less favorable market performance compared to the prior year.

2004 to 2003 Annual Comparison.    The total cash value of surrenders decreased $20 million, from $653 million in 2003 to $633 million in 2004. The level of surrenders as a percentage of mean future policy benefit reserves, policyholders’ account balances and separate account balances decreased from 2003 to 2004, reflecting a lower level of surrenders in 2004 associated with increases in variable life insurance account values due to market performance.

Group Insurance

Operating Results

The following table sets forth the Group Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues	$4,200	$3,892	$3,717
Benefits and expenses	3,976	3,718	3,548

Adjusted operating income	224	174	169
Realized investment gains (losses), net, and related adjustments(1)	71	43	(52)
Related charges(2)	(2)	—	—

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$293	$217	$117

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on interest credited to policyholders’ account balances. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Adjusted Operating Income

2005 to 2004 Annual Comparison.    Adjusted operating income increased $50 million, from $174 million in 2004 to $224 in 2005, primarily due to an increase in net investment income and growth in the segment’s group life insurance business, as well as lower costs in 2005 related to legal and regulatory matters.

2004 to 2003 Annual Comparison.    Adjusted operating income increased $5 million, from $169 million in 2003 to $174 million in 2004. Adjusted operating income for 2003 included a net favorable effect of $8 million from refinements in group life reserves for waiver of premium features and estimates of amounts due policyholders on experience rated cases. Excluding these items, adjusted operating income increased $13 million primarily due to more favorable mortality experience in our group life insurance business which was partially offset by less favorable claims experience in our group disability business and costs related to legal and regulatory matters that were incurred during 2004.

Revenues

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased by $308 million, from $3.892 billion in 2004 to $4.200 billion in 2005. Group life insurance premiums increased by $272 million, from $2.274 billion in 2004 to $2.546 billion in 2005, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which improved from 94% in 2004 to 95% in 2005. Group disability premiums, which include long-term care products, increased by $48 million, from $676 million in 2004 to $724 million in 2005, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which declined slightly from 86% in 2004 to 85% in 2005. Net investment income increased by $32 million, primarily reflecting a larger base of invested assets due to business growth.

2004 to 2003 Annual Comparison.    Revenues increased by $175 million, from $3.717 billion in 2003 to $3.892 billion in 2004. Group life insurance premiums increased by $71 million, from $2.203 billion in 2003 to $2.274 billion in 2004, primarily reflecting growth in business in force resulting from new sales and continued

strong persistency, which improved slightly from 93% in 2003 to 94% in 2004. Group disability premiums, which include long-term care products, increased by $46 million, from $630 million in 2003 to $676 million in 2004, primarily reflecting growth in business in force resulting from new sales and continued strong persistency, which improved slightly from 85% in 2003 to 86% in 2004. The increase in premiums also reflects the negative effect in 2003 of a $9 million increase in our estimate of amounts due policyholders on experience rated cases, as discussed above. Policy charges and fee income increased by $80 million, which includes the negative effect in 2003 of a $17 million increase in our estimate of amounts due policyholders on experience rated cases, as discussed above. Excluding the effect of this refinement, policy charges and fee income increased by $63 million, primarily reflecting higher charges and fees on experienced rated contracts sold to employers for funding of employee benefit programs. Partially offsetting these increases was a decrease in net investment income of $24 million, due primarily to a decrease in income from policyholder loans. The decrease in income from policyholder loans reflects reductions in the balances of these loans, which also results in a corresponding decline in interest credited to policyholders’ account balances.

Benefits and Expenses

The following table sets forth the Group Insurance segment’s benefits and administrative operating expense ratios for the periods indicated.

	Year ended December 31,
	2005	2004	2003
Benefits ratio(1):
Group life	88.9%	87.5%	89.9%
Group disability	95.4	94.6	92.4
Administrative operating expense ratio(2):
Group life	8.9	10.9	9.7
Group disability	20.9	22.1	22.5

(1)	Ratio of policyholder benefits to earned premiums, policy charges and fee income. Group disability ratios include long-term care products.
(2)	Ratio of administrative operating expenses (excluding commissions) to gross premiums, policy charges and fee income. Group disability ratios include long-term care products.

2005 to 2004 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased by $258 million, from $3.718 billion in 2004 to $3.976 billion in 2005. The increase was primarily driven by an increase of $284 million in policyholders’ benefits, including the change in policy reserves, reflecting the growth of business in force.

The group life benefits ratio deteriorated 1.4 percentage points from 2004 to 2005, primarily as a result of lower charges and fees in 2005 on experience rated contracts sold to employers for funding of employee benefit programs. These lower charges and fees resulted in a corresponding decrease in administrative expenses. The group disability benefits ratio deteriorated by 0.8 percentage points from 2004 to 2005, reflecting less favorable claims experience. The group life administrative operating expense ratio improved from 2004 to 2005, primarily reflecting the increases in premiums discussed above, lower legal and regulatory costs in 2005 and the decrease in administrative expenses discussed above. The group disability administrative operating expense ratio improved from 2004 to 2005 primarily reflecting the increases in premiums discussed above.

2004 to 2003 Annual Comparison.    Benefits and expenses increased by $170 million, from $3.548 billion in 2003 to $3.718 billion in 2004. The increase was primarily driven by an increase of $133 million in policyholders’ benefits, including the change in policy reserves, which reflects a $34 million reduction in benefits in 2003 due to refinements in group life reserves for waiver of premium features, as discussed above, the unfavorable effect of an increase in the group disability benefits ratio and the growth of business in force. Also contributing to the increase in benefits and expenses was an increase of $63 million in operating expenses as a result of growth in the business, premium taxes associated with the increased revenues related to contracts for funding of employee benefit programs, and costs related to legal and regulatory matters that were incurred during 2004. Partially offsetting the increases in benefits and expenses was a $33 million decrease in interest credited to policyholders’ account balances, primarily as a result of the decrease in outstanding policyholder loans discussed above.

The group life benefits ratio for 2004 improved 2.4 percentage points from 2003, primarily reflecting more favorable claims experience. The group disability benefits ratio deteriorated by 2.2 percentage points from 2003 to 2004 due to less favorable claims experience in our group disability business, primarily due to a decrease in net claim resolutions on our long-term disability products. In the later part of 2004, we expanded our claims resolution capacity for these products. The group life administrative operating expense ratio deteriorated from 2003 to 2004 primarily due to the increases in premium taxes and legal and regulatory costs discussed above. The group disability administrative operating expense improved slightly from 2003 to 2004.

Sales Results

The following table sets forth the Group Insurance segment’s new annualized premiums for the periods indicated. In managing our group insurance business, we analyze new annualized premiums, which do not correspond to revenues under GAAP, because new annualized premiums measure the current sales performance of the business unit, while revenues primarily reflect the renewal persistency and aging of in force policies written in prior years and net investment income, in addition to current sales.

	Year ended December 31,
	2005	2004	2003
	(in millions)
New annualized premiums(1):
Group life	$370	$237	$225
Group disability(2)	154	161	144

Total	$524	$398	$369

(1)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage under our Servicemembers’ Group Life Insurance contract and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts, and include premiums from the takeover of claim liabilities.
(2)	Includes long-term care products.

2005 to 2004 Annual Comparison.    Total new annualized premiums increased $126 million, or 32%, from $398 million in 2004 to $524 million in 2005. This increase in sales is due to higher group life sales to new clients, including a significant large case sale in the first quarter of 2005.

2004 to 2003 Annual Comparison.    Total new annualized premiums increased $29 million, or 8%, from 2003 to 2004. Group life sales increased in 2004 primarily due to an increase in sales in the large case market. Group disability sales increased in 2004 primarily due to additional sales to existing customers, mostly in the large case market.

Investment Division

Asset Management

Operating Results

The following table sets forth the Asset Management segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues	$1,696	$1,464	$1,360
Expenses	1,232	1,198	1,152

Adjusted operating income	464	266	208
Realized investment gains, net, and related adjustments(1)	1	8	5

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$465	$274	$213

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Adjusted Operating Income

2005 to 2004 Annual Comparison.    Adjusted operating income increased $198 million, from $266 million in 2004 to $464 million in 2005, which includes a $10 million increase from the management of assets associated with the retirement business acquired from CIGNA on April 1, 2004. Results for 2005 benefited from an increase of $84 million in fees primarily from the management of institutional customer assets as a result of increased asset values due to net asset inflows during 2004 and 2005, as well as net market appreciation. Improved results from our proprietary investing activities, including $58 million from two sale transactions completed in 2005, also contributed to the increase in adjusted operating income. Results for 2005 benefited from an increase of $62 million in performance based incentive and transaction fees primarily related to our management of real estate. Additionally, 2004 results include charges totaling $28 million related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations. Increased performance-related compensation costs in 2005 partially offset the foregoing factors.

2004 to 2003 Annual Comparison.    Adjusted operating income increased $58 million, from $208 million in 2003 to $266 million in 2004, which includes $31 million from the management of assets associated with the retirement business acquired from CIGNA. Results for 2004 benefited from higher asset-based fees in our investment management and advisory services reflecting market appreciation and positive net inflows, as well as improved results in our other asset management activities. Partially offsetting these items were charges in 2004 totaling $28 million related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations.

Revenues

The following tables set forth the Asset Management segment’s revenues, presented on a basis consistent with the table above under “—Operating Results,” by source and assets under management for the periods indicated. In managing our business we analyze assets under management, which do not correspond to GAAP assets, because our primary sources of revenues are fees based on assets under management.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Revenues by source:
Investment Management and Advisory Services:
Retail customers(1)	$244	$219	$187
Institutional customers	593	442	372
General account	257	234	219

Sub-total	1,094	895	778
Mutual fund, managed account and other revenues(2)	602	569	582

Total revenues	$1,696	$1,464	$1,360

(1)	Consists of individual mutual funds and both variable annuities and variable life insurance asset management revenues from our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Revenues from fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.
(2)	Represents mutual fund, managed account and other revenues other than asset management fees, which are included in the appropriate categories above. Includes revenues under a contractual arrangement with Wachovia Securities, related to managed account services, which was originally scheduled to expire July 1, 2006. This contract was amended effective July 1, 2005 to provide essentially a fixed fee for managed account services and is now scheduled to expire July 1, 2008.

	December 31, 2005	December 31, 2004
	(in billions)
Assets under management (at fair market value):
Retail customers(1)	$73.5	$66.0
Institutional customers(2)	134.7	119.2
General account	159.2	152.7

Total Investment Management and Advisory Services	$367.4	$337.9

(1)	Consists of individual mutual funds, including investments in our mutual funds through wrap-fee products, and both variable annuities and variable life insurance assets in our separate accounts. This also includes funds invested in proprietary mutual funds through our defined contribution plan products. Fixed annuities and the fixed rate options of both variable annuities and variable life insurance are included in the general account.
(2)	Consists of third party institutional assets, group insurance contracts, and assets associated with certain proprietary investing activities.

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased by $232 million, from $1.464 billion in 2004 to $1.696 billion in 2005, including $58 million from two sale transactions in our proprietary investing business completed in 2005. Revenues in 2005 benefited from a $94 million increase in fees primarily from the management of institutional customer assets as a result of increased asset values due to net asset inflows during 2004 and 2005, including assets associated with the retirement business acquired from CIGNA, as well as net market appreciation. Additionally, revenues for 2005 include an increase of $79 million in performance based incentive and transaction fees primarily related to real estate assets under management. Revenues for 2004 include asset management fees of $28 million associated with certain money market mutual fund balances of brokerage clients of Wachovia Securities. These balances were essentially eliminated as of September 30, 2004 due to the replacement of those funds with other investment alternatives for those brokerage clients. The resulting reduction in revenues has been offset by payments from Wachovia under an agreement dated as of July 30, 2004 implementing arrangements with respect to money market mutual funds in connection with the combination of our retail securities brokerage and clearing operations with those of Wachovia. This agreement extends for ten years after termination of the joint venture with Wachovia. The revenue from Wachovia under this agreement, included in revenues from retail customers in the table above, was $54 million and $35 million for 2005 and 2004, respectively.

2004 to 2003 Annual Comparison.    Revenues increased $104 million, from $1.360 billion in 2003 to $1.464 billion in 2004, due primarily to higher fees from the management of institutional and retail customer assets as a result of increased asset values primarily from market appreciation, assets associated with the retirement business acquired from CIGNA, an increase in transaction and performance based incentive fees related to real estate assets under management and increased revenues related to program services for certain mutual fund wrap and separately managed platforms of Wachovia Securities. Reduced income from our commercial mortgage operations, reflecting lower production volume and composition of originations, partially offset this increase. Revenues include asset management fees of $28 million and $79 million, for 2004 and 2003, respectively, associated with certain money market mutual fund balances of brokerage clients of Wachovia Securities subject to the arrangements with Wachovia described above. The revenue from Wachovia under this agreement was $35 million in 2004.

Expenses

2005 to 2004 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $34 million, from $1.198 billion in 2004 to $1.232 billion in 2005, primarily reflecting higher incentive based compensation costs resulting from favorable performance in 2005. Partially offsetting this increase is a reduction in commission expenses associated with the money market funds of brokerage clients of Wachovia Securities subject to the arrangements with Wachovia described above. Additionally, 2004 results include charges related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations.

2004 to 2003 Annual Comparison.    Expenses increased $46 million, from $1.152 billion in 2003 to $1.198 billion in 2004, due primarily to higher incentive based compensation costs associated with increased revenues, as well as charges in 2004 related to declines in value of intangible assets, expenses incurred in exiting an operating facility and termination of activities related to certain of our international investment management operations.

Financial Advisory

Operating Results

The following table sets forth the Financial Advisory segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues	$453	$318	$1,306
Expenses	708	563	1,417

Adjusted operating income(1)	$(255)	$(245)	$(111)

(1)	Results of this segment are the same on both an adjusted operating income basis and a GAAP basis.

On July 1, 2003, we combined our retail securities brokerage and clearing operations with those of Wachovia Corporation, or Wachovia, and formed Wachovia Securities Financial Holdings, LLC, or Wachovia Securities, a joint venture headquartered in Richmond, Virginia. We have a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. The transaction included our securities brokerage operations but did not include our equity sales, trading and research operations. As part of the transaction we retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. We account for our 38% ownership of the joint venture under the equity method of accounting; periods prior to July 1, 2003 continue to reflect the results of our previously wholly owned securities brokerage operations on a fully consolidated basis. Accordingly “—Operating Results”, as shown above, presents our securities brokerage operations on a consolidated basis for the first six months of 2003 and earnings from the joint venture on the equity basis for the remaining six months of 2003 and the years ended December 31, 2004 and 2005.

2005 to 2004 Annual Comparison.    Adjusted operating income decreased $10 million, from a loss of $245 million in 2004 to a loss of $255 million in 2005. The segment’s results for 2005 include our share of earnings from Wachovia Securities, on a pre-tax basis and excluding transition costs, of $217 million, compared to $172 million in 2004. The segment’s results also include expenses of $452 million in 2005 related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, compared to $227 million in 2004. These expenses include accruals for estimated settlement costs related to market timing issues under active negotiation with state and federal authorities. Our results for 2005 reflect a decrease of $174 million in transition costs, from $194 million in 2004 to $20 million in 2005, reflecting the completion of the business integration during the first half of 2005. In addition, results include income of zero and $4 million from our equity sales and trading operations for 2005 and 2004, respectively.

2004 to 2003 Annual Comparison.    The Financial Advisory segment reported a loss, on an adjusted operating income basis, of $245 million in 2004, as discussed above.

In 2003, the segment reported a loss, on an adjusted operating income basis, of $111 million. This loss includes a loss of $53 million from our securities brokerage operations prior to combination of these operations with Wachovia on July 1, 2003. The segment’s loss for 2003 includes our share of earnings from Wachovia Securities, on a pre-tax basis and excluding transition costs, of $88 million. Offsetting these results were expenses of $107 million relating primarily to obligations for litigation and regulatory matters we retained in connection with the contributed businesses. Full year results from our securities brokerage operations for 2003 include $100 million of transition costs, of which $32 million represents our share of costs incurred by the venture, as well as a pre-tax gain of $22 million recorded on the completion of the combination of the businesses. In addition, results for 2003 include income of $2 million from our equity sales and trading operations.

Retirement

Operating Results

The following table sets forth the Retirement segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues	$4,025	$3,225	$2,281
Benefits and expenses	3,527	2,891	2,089

Adjusted operating income	498	334	192

Realized investment gains (losses), net, and related adjustments(1)	26	76	(1)
Related charges(2)	(12)	(11)	5
Investment gains (losses) on trading account assets supporting insurance liabilities, net(3)	(219)	(111)	—
Change in experience-rated contractholder liabilities due to asset value changes(4)	142	57	—

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$435	$345	$196

(1)	Revenues exclude Realized investment gains (losses), net, and related adjustments. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on change in reserves and the amortization of deferred policy acquisition costs. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. For a discussion of these items see “—Trading account assets supporting insurance liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. For a discussion of these items see “—Trading account assets supporting insurance liabilities.”

On April 1, 2004, we acquired the retirement business of CIGNA Corporation for cash consideration of $2.1 billion. Beginning April 1, 2004, the results of the former CIGNA retirement business have been included in our consolidated results. The majority of these results are reflected within our Retirement segment, as discussed below, and the remaining portion is reflected in our Asset Management segment. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition and its purchase price allocation.

Adjusted Operating Income

2005 to 2004 Annual Comparison.    Adjusted operating income increased $164 million, from $334 million in 2004 to $498 million in 2005. Results for the segment during 2005 included adjusted operating income of $195 million from the retirement business we acquired from CIGNA, compared to $128 million in 2004, which included only the initial nine months of results for these operations. Adjusted operating income for the acquired retirement business for 2005 consisted of revenues of $1.295 billion and total benefits and expenses of $1.100 billion. Revenues from the acquired business consisted primarily of $873 million in net investment income, mainly related to trading assets supporting insurance liabilities, and $289 million in asset management fees and other income. Benefits and expenses from the acquired business consisted primarily of $677 million of interest credited to policyholders’ account balances and $434 million of general and administrative expense. Transition costs related to the acquisition were $36 million in 2005 and $43 million in 2004.

Adjusted operating income from the segment’s original businesses, excluding the retirement business we acquired from CIGNA, increased $97 million, from $206 million in 2004 to $303 million in 2005. Results for 2005 benefited by $49 million from mortgage prepayment income, which represents a $34 million benefit to the current year as compared to the prior year. Results for 2005 also benefited by $27 million from reserve releases, which include updates of client census data on a group annuity block of business. In addition, the 2005 period benefited from improved investment results, primarily reflecting lower crediting rates on full service general account liabilities, and from the collection of investment income on a previously defaulted bond in the first quarter of 2005 amounting to $7 million.

2004 to 2003 Annual Comparison.    Adjusted operating income increased $142 million, from $192 million in 2003 to $334 million in 2004. Results for the segment for 2004 include $128 million of adjusted operating income from the inclusion of CIGNA’s retirement business from the date of acquisition. This consisted of revenues of $875 million and total benefits and expenses of $747 million. Revenues from the acquired business consisted primarily of $580 million in net investment income, mainly related to trading assets supporting insurance liabilities, and $204 million in asset management fees and other income. Benefits and expenses from the acquired business consisted primarily of $451 million of interest credited to policyholders’ account balances and $302 million of general and administrative expense. Transition costs related to the acquisition were $43 million in 2004.

Adjusted operating income from the segment’s original businesses increased $14 million, from $192 million in 2003 to $206 million in 2004, primarily reflecting lower crediting rates on full service general account liabilities and higher asset management and service fees from a larger base of full service customer account values. A benefit in the prior year from investment market value changes in the institutional investment products business was a partial offset.

Revenues

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $800 million, from $3.225 billion in 2004 to $4.025 billion in 2005. Revenue of the business acquired from CIGNA contributed $420 million of this increase, as revenue was $1.295 billion in 2005, compared to $875 million in 2004, which included only the initial nine months of results for these operations. Revenue for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $380 million. Premiums increased $225 million, primarily due to an increase in sales of structured settlements following the upgrade of Prudential Insurance’s financial strength rating by A.M. Best during 2004. Net investment income increased $145 million reflecting a larger base of invested assets due to sales of guaranteed investments in the institutional and retail markets and investments financed by borrowings. In addition, net investment income included greater mortgage prepayment income, which increased $34 million in 2005, and $7 million from the collection of investment income on a previously defaulted bond. These factors were partially offset by lower portfolio yields.

2004 to 2003 Annual Comparison.    Revenues increased $944 million, from $2.281 billion in 2003 to $3.225 billion in 2004 and include $875 million of revenue in 2004 from the business acquired from CIGNA, as discussed above. Revenue for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $69 million. Premiums increased $62 million, primarily due to an increase in sales of structured settlements following the upgrade of Prudential Insurance’s financial strength rating by A.M. Best during 2004. Asset management fees and other income increased $24 million as a result of growth in customer account values. Partially offsetting these increases was a decrease in net investment income as the prior period benefited from investment market value changes.

Benefits and Expenses

2005 to 2004 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $636 million, from $2.891 billion in 2004 to $3.527 billion in 2005. Benefits and expenses of the business acquired from CIGNA contributed $353 million of this increase as benefits and expenses were $1.100 billion in 2005, compared to $747 million in 2004, which included only the initial nine months of results for these operations. Benefits and expenses for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $283 million. Policyholders’ benefits, including the change in policy reserves, increased by $185 million reflecting an increase in reserves commensurate with the increase in premiums discussed above, partially offset by reserve releases of $27 million mainly from updates of client census data on a group annuity block of business. Interest credited to policyholders’ account balances increased $45 million, as interest credited on the greater base of guaranteed investments sold in the institutional and retail markets was partially offset by lower crediting rates on full service general account liabilities. Interest expense increased $62 million primarily due to financing costs on borrowings, the proceeds of which were used to purchase invested assets.

2004 to 2003 Annual Comparison.    Benefits and expenses increased $802 million, from $2.089 billion in 2003 to $2.891 billion in 2004 and include $747 million of benefits and expenses in 2004 from the business acquired from CIGNA, as discussed above. Benefits and expenses for the segment’s original businesses, excluding the business acquired from CIGNA, increased by $55 million. The increase in benefits and expenses is primarily due to a $68 million increase in policyholders’ benefits, including the change in policy reserves, mainly reflecting the increase in premiums discussed above, partially offset by lower crediting rates on general account liabilities.

Sales Results and Account Values

The following table shows the changes in the account values and net sales of Retirement segment products for the periods indicated. Net sales are total sales minus withdrawals or withdrawals and benefits, as applicable. Sales and net sales do not correspond to revenues under GAAP, but are used as a relevant measure of business activity.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Full Service(2):
Beginning total account value	$83,891	$32,911	$26,107
Sales	13,006	11,665	6,311
Withdrawals and benefits	(13,918)	(13,087)	(3,648)
Change in market value, interest credited and interest income	5,406	5,592	4,141
Acquisition of CIGNA’s retirement business(1)	—	46,810	—

Ending total account value	$88,385	$83,891	$32,911

Net sales (withdrawals)	$(912)	$(1,422)	$2,663

Institutional Investment Products(3):
Beginning total account value	$47,680	$39,296	$37,554
Sales	4,065	2,951	1,765
Withdrawals and benefits	(5,533)	(3,860)	(3,387)
Change in market value, interest credited and interest income	2,319	2,691	2,991
Other(4)	(451)	(640)	373
Acquisition of CIGNA’s retirement business(1)	—	7,242	—

Ending total account value	$48,080	$47,680	$39,296

Net withdrawals	$(1,468)	$(909)	$(1,622)

(1)	Account values and activity related to the CIGNA retirement business include amounts acquired under reinsurance agreements.
(2)	Ending total account value for the full service business includes assets of Prudential’s retirement plan of $5.3 billion, $4.9 billion and $4.6 billion as of December 31, 2005, 2004 and 2003, respectively.
(3)	Ending total account value for the institutional investment products business includes assets of Prudential’s retirement plan of $6.4 billion, $6.9 billion and $6.9 billion as of December 31, 2005, 2004 and 2003, respectively.
(4)	Represents changes in asset balances for externally managed accounts. Includes a $152 million reduction in account value as of January 1, 2004 reflecting the adoption of SOP 03-1.

2005 to 2004 Annual Comparison.    Account values in our full service business amounted to $88.4 billion as of December 31, 2005, an increase of $4.5 billion from December 31, 2004. The increase in account values was driven by an increase in the market value of mutual funds and separate accounts and interest on general account business, partially offset by net withdrawals. Net withdrawals decreased $510 million primarily reflecting the withdrawal of approximately $600 million in 2004 relating to retirement plans of our retail securities brokerage operations as a result of the combination of those operations with Wachovia Securities. In addition, the prior year reflects only the initial nine months of sales and withdrawal activity from the retirement business acquired from CIGNA.

Account values in our institutional investment products business amounted to $48.1 billion as of December 31, 2005, an increase of $400 million from December 31, 2004. The increase in account values was driven by interest on general account business, market value increases and client reinvestment of interest income and dividends on separate accounts, mainly offset by net withdrawals. Net withdrawals increased $559 million largely due to a transfer in 2005 of account values to our Asset Management segment. An increase in structured settlement sales during 2005 partially offset these withdrawals. In addition, the prior year reflects only the initial nine months of sales and withdrawal activity from the retirement business acquired from CIGNA.

2004 to 2003 Annual Comparison.    Account values in our full service business amounted to $83.9 billion as of December 31, 2004, an increase of $51.0 billion from December 31, 2003, primarily reflecting $46.8 billion of account value acquired from CIGNA. Also contributing to this increase was a $5.6 billion increase in the market value of mutual funds and separate accounts and client reinvestment of interest income and dividends during 2004. These increases were partially offset by net withdrawals of $1.4 billion, which include the withdrawal of approximately $600 million in the first quarter of 2004 relating to retirement plans of our retail securities brokerage operations as a result of the combination of these operations with Wachovia Securities. The decline in net sales from 2003 was primarily due to the increase in lapses related to the acquisition of the CIGNA retirement business, as expected, a transfer from the full service business to our Asset Management segment, and a single large case sale in the third quarter of 2003.

Account values in our institutional investment products business amounted to $47.7 billion as of December 31, 2004, an increase of $8.4 billion from December 31, 2003, primarily reflecting $7.2 billion of account value acquired from CIGNA. Also contributing to this increase was $2.7 billion of market value increases and client reinvestment of interest income and dividends, which were partially offset by net withdrawals of $0.9 billion. The decrease in net withdrawals from 2003 reflects sales of funding agreements through our Funding Agreements Notes Issuance Program.

International Insurance and Investments Division

The operations of our International Insurance and International Investments segments are subject to currency fluctuations that can materially affect their U.S. dollar results from period to period even if results on a local currency basis are relatively constant. The financial results of our International Insurance segment for all periods presented and our International Investments segment beginning January 1, 2005 reflect the impact of an intercompany arrangement with Corporate and Other operations pursuant to which the segments’ results of operations in all countries are translated at fixed currency exchange rates. The fixed rates are determined in connection with a currency hedging program designed to mitigate the risk that unfavorable exchange rate changes will reduce the segments’ U.S. dollar equivalent earnings. The intercompany arrangement with Corporate and Other operations decreased revenues and adjusted operating income of the International Insurance segment by $38 million, $75 million, and $46 million in 2005, 2004, and 2003, respectively, and decreased revenues and adjusted operating income of the International Investments segment by $6 million in 2005. Pursuant to this program, Corporate and Other operations executes forward sale contracts with third parties in the hedged currency in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with the future periods in which the non-U.S. earnings are expected to be generated. This program is primarily associated with the International Insurance segment’s businesses in Japan, Korea and Taiwan and the International Investments segment’s businesses in Korea and Europe. Results of Corporate and Other operations include any differences between the translation adjustments recorded by the segments and the gains or losses recorded from the forward sales contracts.

To provide a better understanding of local operating performance within the International Insurance segment we have analyzed local results, where indicated below, both on the basis of weighted average monthly exchange rates, inclusive of the effects of the intercompany arrangement discussed above, and on the basis of constant exchange rates. When we discuss constant exchange rate information, it is on the basis of the average exchange rates for the year ended December 31, 2005.

International Insurance

Operating Results

The following table sets forth the International Insurance segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating Results:
Revenues:
International Insurance, excluding Gibraltar Life	$4,482	$3,404	$2,886
Gibraltar Life	3,113	2,938	2,695

	7,595	6,342	5,581

Benefits and expenses:
International Insurance, excluding Gibraltar Life	3,674	2,889	2,437
Gibraltar Life	2,611	2,536	2,325

	6,285	5,425	4,762

Adjusted operating income:
International Insurance, excluding Gibraltar Life	808	515	449
Gibraltar Life	502	402	370

	1,310	917	819

Realized investment gains (losses), net, and related adjustments(1)	180	16	21
Related charges(1)(2)	(89)	(13)	(35)
Investment gains on trading account assets supporting insurance liabilities, net(3)	186	56	—
Change in experience-rated contractholder liabilities due to asset value changes(4)	(186)	(56)	—

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$1,401	$920	$805

(1)	Revenues exclude Realized investment gains (losses), net, and related charges and adjustments. The related charges represent the impact of Realized investment gains (losses), net, on the amortization of unearned revenue reserves. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges that represent the element of “Dividends to policyholders” that is based on a portion of certain realized investment gains required to be paid to policyholders and the impact of Realized investment gains (losses), net, on the amortization of deferred policy acquisition costs. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(3)	Revenues exclude net investment gains and losses on trading account assets supporting insurance liabilities. For a discussion of these items see “—Trading Account Assets Supporting Insurance Liabilities.”
(4)	Benefits and expenses exclude changes in contractholder liabilities due to asset value changes in the pool of investments supporting these experience-rated contracts. For a discussion of these items see “—Trading Account Assets Supporting Insurance Liabilities.”

On November 1, 2004, we acquired Aoba Life for a total purchase price of $191 million. Results of Aoba Life for the year ended December 31, 2005, reflect operations from the date of acquisition and are included as a component of our international insurance operations other than Gibraltar Life. In the first quarter of 2005, Aoba Life was integrated with and merged into our existing Japanese Life Planner operation, Prudential of Japan.

Adjusted Operating Income

2005 to 2004 Annual Comparison.    Adjusted operating income from our international insurance operations, other than Gibraltar Life, increased $293 million, from $515 million in 2004 to $808 million in 2005, including the results from our Aoba Life business, which was integrated with our existing Japanese Life Planner operation during the first quarter of 2005, and a $27 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of our international insurance operations, other than Gibraltar Life, increased $266 million, reflecting continued growth of our Japanese Life Planner operation and continued growth of our operations outside Japan. Additionally, adjusted operating income reflected increased investment income margins of $52 million as a result of certain portfolio strategies implemented in 2005, a one-time $44 million benefit from an investment in a joint venture, a $5 million reduction in our liability for guaranty fund assessments, and a $5 million benefit from reserve refinements on recently introduced products.

Gibraltar Life’s adjusted operating income increased $100 million, from $402 million in 2004 to $502 million in 2005, including a $26 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of Gibraltar Life increased $74 million, reflecting a $65 million improvement in investment income margins, current year benefits of approximately $10 million from a reduction in our liability for guaranty fund assessments and $9 million from refinements in reserves for a block of business, partially offset by the benefit in the prior year period from the extinguishment of a liability established in connection with Gibraltar Life’s reorganization. The improvement in investment income margins was primarily a result of certain portfolio strategies implemented in 2005, including increased investments in unhedged U.S. dollar denominated securities.

2004 to 2003 Annual Comparison.    Adjusted operating income from our international insurance operations, other than Gibraltar Life, increased $66 million, from $449 million in 2003 to $515 million in 2004, including a $15 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of our international insurance operations, other than Gibraltar Life, increased $51 million, as the impact of continued growth of our Japanese Life Planner operation and costs in 2003 of relocating to a new home office building in Tokyo were partially offset by a less favorable level of policy benefits and expenses in 2004.

Gibraltar Life’s adjusted operating income increased $32 million, from $370 million in 2003 to $402 million in 2004, including an $18 million favorable impact of currency fluctuations. Excluding the impact of currency fluctuations, adjusted operating income of Gibraltar Life increased $14 million, after reflecting a $9 million benefit in 2003 resulting from a decrease in our estimated liability for guaranty fund assessments for which 2004 includes only a minimal benefit. The increase from 2003 came primarily from a more favorable level of policyholders’ benefits and expenses, including the extinguishment during 2004 of a liability established in connection with Gibraltar Life’s reorganization, partially offset by the effect of a lower than anticipated level of surrenders in 2004, requiring increases in reserves to reflect the continuation of business in force that we had expected to terminate.

Revenues

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $1.253 billion, from $6.342 billion in 2004 to $7.595 billion in 2005, including the revenues from our Aoba Life business, and a net favorable impact of $105 million relating to currency fluctuations. Excluding the impact of currency fluctuations, revenues increased $1.148 billion, from $6.446 billion in 2004 to $7.594 billion in 2005. Revenues, on this basis, from our international insurance operations, other than Gibraltar Life, increased $991 million from 2004 to 2005. This increase in revenues came primarily from increases in premiums and policy charges and fee income of $680 million, from $3.173 billion in 2004 to $3.853 billion in 2005, and an increase in net investment income of $300 million, from $328 million in 2004 to $628 million in 2005. Premiums and policy charges and fee income from our Japanese Life Planner operation increased $560 million, from $2.136 billion in 2004 to $2.696 billion in 2005, reflecting business growth and the contribution of the acquired Aoba Life business. Premiums and policy charges and fee income from our Korean operation increased $115 million, from $786 million in 2004 to $901 million in 2005. The increases in premiums and policy charges and fee income are associated with business growth and reflect new sales and strong persistency. The increase in net investment income reflects the favorable effects of certain investment portfolio strategies implemented in 2005 including duration lengthening and increased U.S. dollar investments, asset growth, including the Aoba Life acquisition, and a one-time $44 million benefit from an investment in a joint venture.

Revenues for Gibraltar Life increased $175 million, from $2.938 billion in 2004 to $3.113 billion in 2005, including an $18 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, revenues increased $157 million, from $2.931 billion in 2004 to $3.088 billion in 2005. The increase in revenues reflects a $133 million increase in premiums from single pay contracts for which there is a corresponding increase in benefits and expenses, and a $79 million improvement in net investment income, described above, partially offset by business run-off due to the expected attrition of older business. The increase in premiums from single pay contracts includes primarily additional face amounts of insurance issued pursuant to a special dividend arrangement established as part of Gibraltar Life’s reorganization and distributed in 2005.

2004 to 2003 Annual Comparison.    Revenues increased $761 million, from $5.581 billion in 2003 to $6.342 billion in 2004, including a net favorable impact of $349 million relating to currency fluctuations. Excluding the impact of currency fluctuations, revenues increased $412 million, from $6.034 billion in 2003 to $6.446 billion in 2004. Revenues on this basis from our international insurance operations, other than Gibraltar Life, increased $369 million. This increase in revenues came primarily from an increase in premiums and policy charges and fee income of $289 million, from $2.884 billion in 2003 to $3.173 billion in 2004. Premiums and policy charges and fee income from our Japanese Life Planner operation increased $128 million, from $2.008 billion in 2003 to $2.136 billion in 2004, including a $60 million decline in premiums from single pay contracts for which there was a corresponding decline in policyholders’ benefits, including changes in reserves. Premiums and policy charges and fee income, excluding the premiums from single pay contracts, increased $189 million. Premiums and policy charges and fee income from our Korean operation increased $123 million, from $663 million in 2003 to $786 million in 2004. The increase in premium and policy charges and fee income in both operations, excluding the effect of the single pay contracts, was primarily the result of new sales and strong persistency. Premiums and policy charges and fee income in all other countries increased $38 million from 2003 to 2004, including an increase of $20 million from our operation in Taiwan.

Revenues for Gibraltar Life increased $243 million, from $2.695 billion in 2003 to $2.938 billion in 2004, including a $200 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, revenues increased $43 million, from $2.888 billion in 2003 to $2.931 billion in 2004, due primarily to increased premiums from single pay contracts of $125 million for which there was a corresponding increase in policyholders’ benefits. Sales of single pay business in 2003 consisted primarily of endowment contracts, for which premiums collected from customers are not included in reported revenues. Excluding the effect of single pay contracts, revenue declined due to a reduction in the in force business.

Benefits and Expenses

2005 to 2004 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $860 million, from $5.425 billion in 2004 to $6.285 billion in 2005, including benefits and expenses of our Aoba Life business, and a net unfavorable impact of $52 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $808 million, from $5.448 billion in 2004 to $6.256 billion in 2005. On the same basis, benefits and expenses of our Japanese Life Planner operation increased $608 million from 2004 to 2005, including the benefits and expenses from our Aoba Life business. Benefits and expenses from our Korean operation increased $105 million, from $707 million in 2004 to $812 million in 2005. The increases in benefits and expenses reflect increases in policyholders’ benefits, including changes in reserves, resulting from the aging of business in force and a greater volume of business in force, which was driven by new sales and strong persistency, as well as the contribution of the acquired Aoba Life business in Japan. A $5 million reduction in the liability for Japanese guaranty fund assessments and a $5 million reduction in reserves due to refinements relative to recently introduced products of our Korean business during 2005 were partial offsets to the growth in benefits and expenses.

Gibraltar Life’s benefits and expenses increased $75 million, from $2.536 billion in 2004 to $2.611 billion in 2005, including an $8 million favorable impact of currency fluctuations. Excluding the impact of the currency fluctuations, benefits and expenses increased $83 million, from $2.502 billion in 2004 to $2.585 billion in 2005, with an increase corresponding to the increased premiums from single pay contracts discussed above partially offset by expected attrition of older business and a reduction in our liability for guaranty fund assessments of approximately $10 million, together with a benefit of $9 million from refinements in reserves for a block of business during the 2005 period. Benefits and expenses in the prior year period were reduced by $11 million from the extinguishment of a liability that was established in connection with Gibraltar Life’s reorganization in 2001.

2004 to 2003 Annual Comparison.    Benefits and expenses increased $663 million, from $4.762 billion in 2003 to $5.425 billion in 2004, including an unfavorable impact of $316 million related to currency fluctuations. Excluding the impact of currency fluctuations, benefits and expenses increased $347 million reflecting a $318 million increase in our international insurance operations other than Gibraltar Life, and a $29 million increase from Gibraltar Life. On this same basis, benefits and expenses of our Japanese Life Planner operation increased $125 million from 2003 to 2004, but reflect lower policyholders’ benefits, including changes in reserves, in 2004 related to the single pay contracts noted above. Benefits and expenses from our Korean operation increased $146 million from $561 million in 2003 to $707 million in 2004. The increase in benefits and expenses in both operations, excluding the effect of the single pay contracts, reflects an increase in policyholders’ benefits, including changes in reserves, resulting from the aging of business in force and a greater volume of business in force, which was driven by new sales and continued strong persistency.

Gibraltar Life’s benefits and expenses increased $211 million, from $2.325 billion in 2003 to $2.536 billion in 2004, including an increase of $182 million related to currency fluctuations. Excluding the impact of the currency fluctuations, benefits and expenses increased $29 million from 2003 to 2004, reflecting an increase in policyholders’ benefits, including changes in reserves associated with single pay contracts and the greater increases in policy reserves, in 2004, associated with a lower than anticipated level of surrenders. In addition, benefits and expenses for 2003 include a $9 million benefit from decreases in our estimated liability for guaranty fund assessments for which 2004 includes only a minimal benefit. These increases were partially offset by a lower level of policyholders’ benefits due primarily to a reduction in the in force business and the reduction in reserves related to the extinguishment of a liability established in connection with Gibraltar Life’s reorganization as well as a more favorable level of general and administrative expenses compared to 2003.

Sales Results

In managing our international insurance business, we analyze new annualized premiums, which do not correspond to revenues under GAAP, as well as revenues, because new annualized premiums measure the current sales performance of the segment, while revenues reflect the renewal persistency and aging of in force policies written in prior years and net investment income, in addition to current sales. New annualized premiums on an actual and constant exchange rate basis are as follows for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
New annualized premiums:
On an actual exchange rate basis:
International Insurance, excluding Gibraltar Life	$856	$668	$608
Gibraltar Life	323	277	296

Total	$1,179	$945	$904

On a constant exchange rate basis:
International Insurance, excluding Gibraltar Life	$856	$684	$658
Gibraltar Life	319	274	315

Total	$1,175	$958	$973

2005 to 2004 Annual Comparison.    On a constant exchange rate basis, new annualized premiums increased $217 million, from $958 million in 2004 to $1.175 billion in 2005. On the same basis, new annualized premiums from our Japanese Life Planner operation increased $130 million, reflecting sales of U.S. dollar denominated life insurance products with a retirement income feature introduced in November 2004 and an increase in the number of Life Planners. Sales in all other countries, also on a constant exchange rate basis, increased $42 million, primarily reflecting increases in sales in Korea and Taiwan. New annualized premiums from our Gibraltar Life operation increased $45 million, on a constant exchange rate basis, from 2004 to 2005 as sales results in the current period benefited $48 million from the sales of single pay contracts, for which the prior year period benefited $40 million, and $47 million from a recently introduced single pay U.S. dollar denominated deferred annuity product.

2004 to 2003 Annual Comparison.    On a constant exchange rate basis, new annualized premiums declined $15 million from $973 million in 2003 to $958 million in 2004. On the same basis, new annualized premiums from our Japanese Life Planner operation increased $28 million, reflecting an increase in the number of Life Planners. Sales in all other countries, also on a constant exchange rate basis, declined $3 million, primarily reflecting a decline in sales in Korea resulting from the appointment of Life Planners to sales management positions in newly opened agencies as well as weakness in economic conditions in that country. New annualized premiums from our Gibraltar Life operation declined $41 million, on a constant exchange rate basis, from 2003 to 2004 as sales results in 2003 benefited $95 million from the sales of single pay contracts for which 2004 benefited $40 million. Sales of single pay contracts in 2004 declined due to a reduction in guaranteed rates in the latter half of 2003. Sales other than single pay contracts increased 6%.

Investment Margins and Other Profitability Factors

Many of our insurance products sold in international markets provide for the buildup of cash values for the policyholder at contractually fixed guaranteed interest rates. Japanese authorities regulate interest rates guaranteed in our Japanese insurance contracts. The guaranteed interest rates do not necessarily match the actual returns on the underlying investments and there may be times when the spread between the actual investment returns and these guaranteed rates of return to the policyholder is negative and in which this negative spread may not be offset by the mortality, morbidity and expense changes we earn on the products. With regulatory approval, guaranteed rates may be changed on new business. While these actions enhance our ability to set rates commensurate with available investment returns, the major sources of profitability on our products sold in Japan, other than at Gibraltar, are margins on mortality, morbidity and expense charges rather than investment spreads.

We base premiums and cash values in most countries in which we operate on mandated mortality and morbidity tables. Our mortality and morbidity experience in the International Insurance segment on an overall basis in 2005, 2004, and 2003 was well within our pricing assumptions and below the guaranteed levels reflected in the premiums we charge.

International Investments

Operating Results

The following table sets forth the International Investments segment’s operating results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating results:
Revenues	$487	$446	$241
Expenses	381	369	257

Adjusted operating income	106	77	(16)
Realized investment gains (losses), net(1)	—	(48)	(52)
Related charges(2)	—	—	—

Income (loss) from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$106	$29	$(68)

(1)	Revenues exclude Realized investment gains (losses), net. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”
(2)	Benefits and expenses exclude related charges which represent the unfavorable (favorable) impact of Realized investment gains (losses), net, on minority interest. For a discussion of these items see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

On February 27, 2004, we acquired an 80% interest in Hyundai Investment and Securities Co., Ltd. and its subsidiary Hyundai Investment Trust Management Co., Ltd., a Korean asset management firm, from an agency of the Korean government for $301 million in cash, including $210 million used to repay debt assumed. The acquired company was subsequently renamed Prudential Investment & Securities Co., Ltd, or PISC. The results of these operations are included in our consolidated results beginning March 1, 2004. See Note 3 to the Consolidated Financial Statements for further discussion of this acquisition.

Adjusted Operating Income

2005 to 2004 Annual Comparison.    Adjusted operating income increased $29 million, from $77 million in 2004 to $106 million in 2005. This increase is primarily a result of the acquisition of PISC, as the prior year reflects only ten months of results of the acquired business. Also contributing to the increase in adjusted operating income is higher fee and commission income from PISC, partially offset by a corresponding increase in operating expenses, including minority interest, during the current year. During 2005, PISC contributed $74 million of adjusted operating income, including $24 million of fee revenue from the Korean government under an agreement entered into in connection with the acquisition of PISC, related to the provision of asset management and brokerage services, which agreement extends until February 27, 2009. During 2004, PISC contributed $53 million of adjusted operating income from its initial ten months of operation, including $20 million of fee revenue from the Korean government under the agreement discussed above.

2004 to 2003 Annual Comparison.    Adjusted operating income increased $93 million, from a loss of $16 million in 2003 to income of $77 million in 2004, primarily reflecting earnings of $53 million attributable to our acquisition of PISC in the first quarter of 2004, as discussed above. Also contributing to the increase in adjusted operating income were improved results from our global derivatives businesses, as well as the negative effect in 2003 of a $34 million charge to write off a receivable related to an investment in Korea.

Revenues

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” increased $41 million, from $446 million in 2004 to $487 million in 2005 primarily due to the results of PISC, as discussed above.

2004 to 2003 Annual Comparison.    Revenues increased $205 million, from $241 million in 2003 to $446 million in 2004, primarily due to our acquisition of PISC in the first quarter of 2004. Also contributing to the increase were higher revenues from our global derivatives businesses, as well as the negative effect in 2003 of a $34 million charge to write off a receivable related to an investment in Korea.

Expenses

2005 to 2004 Annual Comparison.    Expenses, as shown in the table above under “—Operating Results,” increased $12 million, from $369 million in 2004 to $381 million in 2005 primarily due to the results of PISC, as discussed above.

2004 to 2003 Annual Comparison.    Expenses increased $112 million, from $257 million in 2003 to $369 million in 2004, primarily due to our acquisition of PISC in the first quarter of 2004.

Corporate and Other

Corporate and Other includes corporate operations, after allocations to our business segments and real estate and relocation services.

Corporate operations consist primarily of: (1) corporate-level income and expenses, after allocations to any of our business segments, including income from our qualified pension plans and investment returns on capital that is not deployed in any of our segments; (2) returns from investments that we do not allocate to any of our business segments, including a debt-financed investment portfolio, as well as the impact of transactions with other segments; and (3) businesses that we have placed in wind-down status but have not divested.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Operating Results:
Corporate Operations(1)	$97	$75	$27
Real Estate and Relocation Services	105	101	63

Adjusted operating income	202	176	90

Realized investment gains (losses), net, and related adjustments(2)	359	(54)	(41)
Divested businesses(3)	(16)	(24)	(171)

Income (loss) from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$545	$98	$(122)

(1)	Includes consolidating adjustments.
(2)	See “—Realized Investment Gains and General Account Investments—Realized Investment Gains” for a discussion of these items.
(3)	See “—Divested Businesses” for a discussion of the results of our divested businesses.

2005 to 2004 Annual Comparison.    Adjusted operating income increased $26 million, from $176 million in 2004 to $202 million in 2005. Adjusted operating income from corporate operations increased $22 million, from $75 million in 2004 to $97 million in 2005. Costs incurred for expense reduction initiatives declined from $61 million in 2004 to $11 million in 2005. Results for 2005 also include the reversal of $30 million of amortization of deferred policy acquisition costs recorded in prior periods. Corporate operations included $40 million of costs in 2005 from retained obligations relating to policyholders with whom we had previously agreed to provide insurance for reduced or no premium in accordance with contractual settlements related to prior individual life sales practices remediation, as compared to $68 million in 2004. The costs in 2004 include the impact of a reduction in our policy dividend scale. Our obligations under these settlements relate to both variable life and traditional dividend-paying policies that were issued before our demutualization. A reduction in the 2005 dividend scale resulted in an increase in the obligation for net premiums on traditional dividend-paying policies to be absorbed by us under these settlements, which was recognized within 2004 Corporate and Other results. Corporate operations includes income from our qualified pension plan of $411 million in 2005, a decrease of $55 million from $466 million in 2004. The decline includes the impact of a reduction in the expected return on plan assets from 8.75% for 2004 to 8.50% for 2005. Corporate operations investment income, net of interest expense, decreased $24 million, reflecting increased borrowings.

For purposes of calculating pension income from our own qualified pension plan for the year ended December 31, 2006, we will apply a discount rate of 5.50% and we will reduce the expected return on plan assets to 8.00% from 8.50% in 2005. In addition, the assumed rate of increase in compensation levels will remain unchanged at 4.50%. We determined our expected return on plan assets based upon the arithmetic average of prospective returns, which is based upon a risk free rate as of the measurement date adjusted by a risk premium that considers historical statistics and expected investment manager performance, for equity, debt and real estate markets applied on a weighted average basis to our pension asset portfolio. Giving effect to the foregoing assumptions, we expect on a consolidated basis income from our own qualified pension plan will continue to contribute to adjusted operating income in 2006, but at a level of about $65 million to $75 million below that of the year 2005. In 2006, pension service costs related to active employees will continue to be allocated to our business segments.

Adjusted operating income of our real estate and relocation services business increased $4 million, from $101 million in 2004 to $105 million in 2005. The improvement is the result of higher revenues in our real estate franchise operations and higher operating income in our real estate financing business due to increased real estate transaction volumes and home prices.

2004 to 2003 Annual Comparison.    Corporate and Other had adjusted operating income of $176 million in 2004 compared to $90 million in 2003. Adjusted operating income from corporate operations increased by $48 million, from $27 million in 2003 to $75 million in 2004. Corporate operations includes income from our qualified pension plan of $466 million in 2004, an increase of $94 million from $372 million in 2003, reflecting an increase in the allocation to other segments of pension service costs. The increase in allocated pension service costs in 2004 was partially offset by a reduction in the allocation to other segments of other benefit costs related to non-active employees that are now retained in corporate operations. In 2003, Corporate operations general and administrative expenses included $37 million of costs related to a structured financing transaction we entered into prior to our demutualization. General and administrative expenses, other than this cost, increased $42 million in comparison to 2003, reflecting the reduction in the allocation to other segments of other benefit costs related to non-active employees discussed above. Our 2004 results reflect an initial $39 million benefit from reduction in postretirement benefit costs relating to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.

Corporate operations included $68 million of costs in 2004 from retained obligations relating to policyholders with whom we had previously agreed to provide insurance for reduced or no premium in accordance with contractual settlements related to prior individual life sales practices remediation, as compared to $23 million in 2003. The costs in 2004 include the impact of a reduction in our policy dividend scale, as discussed above.

Adjusted operating income of our real estate and relocation services increased by $38 million, from $63 million in 2003 to $101 million in 2004. The improvement is the result of higher revenues in our real estate franchise operations and higher operating income in our real estate financing business due to increased real estate transaction volumes and home prices.

Results of Operations of Closed Block Business

We established the Closed Block Business effective as of the date of demutualization. The Closed Block Business includes our in force traditional domestic participating life insurance and annuity products and assets that are used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity and related liabilities that support these policies. We no longer offer these traditional domestic participating policies. See “—Overview—Closed Block Business” for additional details.

At the end of each year, the Board of Directors of Prudential Insurance determines the dividends payable on participating policies for the following year based on the experience of the Closed Block, including investment income, net realized and unrealized investment gains, mortality experience and other factors. Although Closed Block experience for dividend action decisions is based upon statutory results, at the time the Closed Block was established, we developed, as required by GAAP, an actuarial calculation of the timing of the maximum future earnings from the policies included in the Closed Block. If actual cumulative earnings in any given period are greater than the cumulative earnings we expect, we will record this excess as a policyholder dividend obligation. We will subsequently pay this excess to Closed Block policyholders as an additional dividend unless it is otherwise offset by future Closed Block performance that is less favorable than we originally expected. The policyholder dividends we charge to expense within the Closed Block Business include any change in policyholder dividend obligations that we recognize for the excess of actual cumulative earnings in any given period over the cumulative earnings we expect in addition to the actual policyholder dividends declared by the Board of Directors of Prudential Insurance. As of December 31, 2005, the Company has recognized a policyholder dividend obligation to Closed Block policyholders for the excess of actual cumulative earnings over the expected cumulative earnings of $326 million. Actual cumulative earnings, as required by GAAP, reflect the recognition of realized capital gains in the current period. Additionally, net unrealized investment gains have arisen subsequent to the establishment of the Closed Block due to the impact of lower interest rates on the market value of fixed maturities available for sale. These net unrealized investment gains have been reflected as a policyholder dividend obligation of $2.302 billion, as of December 31, 2005, to be paid to Closed Block policyholders, unless otherwise offset by future experience, with an offsetting amount reported in accumulated other comprehensive income.

Operating Results

Management does not consider adjusted operating income to assess the operating performance of the Closed Block Business. Consequently, results of the Closed Block Business for all periods are presented only in accordance with GAAP. The following table sets forth the Closed Block Business GAAP results for the periods indicated.

	Year ended December 31,
	2005	2004	2003
	(in millions)
GAAP results:
Revenues	$8,026	$8,231	$7,982
Benefits and expenses	7,544	7,316	7,612

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	$482	$915	$370

Income from Continuing Operations Before Income Taxes, Extraordinary Gain on Acquisition and Cumulative Effect of Accounting Change

2005 to 2004 Annual Comparison.    Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change decreased $433 million, from $915 million in 2004 to $482 million in 2005. The decrease was primarily due to an increase of $289 million in dividends to policyholders, which includes an increase to the cumulative earnings policyholder dividend obligation, offset by a decrease in the annual policyholder dividend, primarily as a result of a reduction in the 2005 dividend scale. Additionally, results in 2005 include a decrease in premiums and net realized investment gains. For a discussion of Closed Block Business realized investment gains (losses), net, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.” Partially offsetting these items, policyholder benefits and net investment income increased.

2004 to 2003 Annual Comparison.    Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change increased $545 million, from $370 million in 2003 to $915 million in 2004. Net realized investment gains increased $289 million, from $426 million in 2003 to $715 million in 2004. In addition, dividends to policyholders decreased $88 million, reflecting reductions in the 2005 dividend scale, and operating expenses declined $76 million. For a discussion of Closed Block Business realized investment gains (losses), net, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.”

Revenues

2005 to 2004 Annual Comparison.    Revenues, as shown in the table above under “—Operating Results,” decreased $205 million, from $8.231 billion in 2004 to $8.026 billion in 2005. The decrease reflects a decline in premiums of $156 million, from $3.776 billion in 2004 to $3.620 billion in 2005 as policies in force in the Closed Block have matured or terminated. We expect the decline in premiums for this business to continue as these policies continue to mature or terminate. Additionally, net realized investment gains decreased $79 million, from $715 million in 2004 to $636 million in 2005. Partially offsetting these items, net investment income increased $40 million, from $3.681 billion in 2004 to $3.721 billion in 2005.

2004 to 2003 Annual Comparison.    Revenues increased $249 million, from $7.982 billion in 2003 to $8.231 billion in 2004. Net realized investment gains increased $289 million, from $426 million in 2003 to $715 million in 2004. Premiums decreased $84 million, from $3.860 billion in 2003 to $3.776 billion in 2004 as policies in force matured or terminated.

Benefits and Expenses

2005 to 2004 Annual Comparison.    Benefits and expenses, as shown in the table above under “—Operating Results,” increased $228 million, from $7.316 billion in 2004 to $7.544 billion in 2005, primarily due to a $289 million increase in dividends to policyholders, which includes a $326 million increase in the cumulative earnings policyholder obligation, offset by a $37 million reduction in dividends to policyholders, primarily due to a reduction in the 2005 dividend scale. Additionally, interest expense increased $24 million, from $168 million in 2004 to $192 million in 2005. Partially offsetting the foregoing items was a decrease of $62 million in policyholder benefits and related changes in reserves, including interest credited to policyholders’ accounts, from $4.193 billion in 2004 to $4.131 billion in 2005, resulting from the maturity or termination of policies in force, as discussed above. Additionally, operating expenses, including in force based distribution costs that we charge to expense, decreased $16 million, from $485 million in 2004 to $469 million in 2005, reflecting lower distribution costs as we have discontinued sales of traditional products and continued to reduce operating cost levels.

2004 to 2003 Annual Comparison.    Benefits and expenses decreased $296 million, from $7.612 billion in 2003 to $7.316 billion in 2004. Policyholder benefits and related changes in reserves, including interest credited to policyholders’ accounts, decreased $120 million, from $4.313 billion in 2003 to $4.193 billion in 2004, consistent with the decline in policies in force, as discussed above, as well as reserve adjustments recorded in 2004. Dividends to policyholders decreased $88 million, from $2.452 billion in 2003 to $2.364 billion in 2004, reflecting reductions in the 2005 dividend scale based on evaluations of the experience underlying the dividend scale. Operating expenses, including in force based distribution costs that we charge to expense, decreased $76 million, from $561 million in 2003 to $485 million in 2004, reflecting reduced operating cost levels.

Income Taxes

Shown below is our income tax provision for the years ended December 31, 2005, 2004 and 2003, separately reflecting the impact of certain significant items. Also presented below is the income tax provision that would have resulted from application of the statutory 35% federal income tax rate in each of these periods.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Tax provision	$880	$955	$653
Impact of:
Completion of IRS examination for the years 1997 to 2001	720	—	—
Non-taxable investment income	185	149	72
Change in valuation allowance	(76)	24	2
Non-deductible expenses	(70)	(6)	12
Effect of change in repatriation of foreign earnings	(64)	29	(114)
Disposition of subsidiaries	—	—	78

Tax provision excluding these items	$1,575	$1,151	$703

Tax provision at statutory rate	$1,576	$1,179	$685

For the year ended December 31, 2004, the difference between taxes excluding the items shown above and taxes that would have resulted from the application of the statutory rate is attributable, in part, to an increase in foreign and domestic tax credits and a decrease in state income taxes.

For the year ended December 31, 2003, the difference between taxes excluding the items shown above and taxes that would have resulted from the application of the statutory rate is attributable, in part, to reductions in foreign tax rates and an increase in tax credits, offset by an increase in state income taxes.

Discontinued Operations

Included within net income are the results of businesses which are reflected as discontinued operations under GAAP. A summary of the results of discontinued operations by business is as follows for the periods indicated:

	Year ended December 31,
	2005	2004	2003
	(in millions)
Canadian IWP and IH operations	$(31)	$11	$18
Dryden Wealth Management	(56)	(81)	(4)
International securities operations	(26)	(42)	(97)
Healthcare operations	22	6	11
Property and casualty operations	—	(2)	(28)
Other	(7)	(7)	(13)

Loss from discontinued operations before income taxes	(98)	(115)	(113)
Income tax benefit	(16)	(27)	(65)

Loss from discontinued operations, net of taxes	$(82)	$(88)	$(48)

In the third quarter of 2006, we entered into a reinsurance transaction related to our Canadian Intermediate Weekly Premium, or IWP, and Individual Health, or IH, operations. Accordingly, results of these operations are reflected as discontinued operations for all periods.

Realized Investment Gains and General Account Investments

Realized Investment Gains

Realized investment gains and losses are generated from numerous sources, including the sale of fixed maturity securities, equity securities, real estate investments, investments in joint ventures and limited partnerships and other types of investments, as well as adjustments to the cost of investments for other than temporary impairments. Realized investment gains and losses are also generated from prepayment premiums received on private fixed maturity securities, recoveries of principal on previously impaired securities, provisions for losses on commercial loans, fair value changes on commercial mortgage operations’ loans, gains on commercial loans in connection with securitization transactions, fair value changes on embedded derivatives and derivatives that do not qualify for hedge accounting treatment, except those derivatives used in our capacity as a broker or dealer.

We perform impairment reviews on an ongoing basis to determine when a decline in value is other than temporary. In evaluating whether a decline in value is other than temporary, we consider several factors including, but not limited to, the following: the extent (generally if greater than 20%) and duration (generally if greater than six months) of the decline in value; the reasons for the decline (credit event or interest rate related); our ability and intent to hold our investment for a period of time to allow for a recovery of value; and the financial condition of and near-term prospects of the issuer. When we determine that there is an other than temporary impairment, we write down the value of the security to its fair value, with a corresponding charge recorded in “Realized investment gains (losses), net.” The causes of the impairments discussed below were specific to each individual issuer and did not directly result in impairments to other securities within the same industry or geographic region.

For a further discussion of our policies regarding other than temporary declines in investment value and the related methodology for recording fixed maturity impairments, see “—General Account Investments—Fixed Maturity Securities—Impairments of Fixed Maturity Securities” below. For a further discussion of our policies regarding other than temporary declines in investment value and the related methodology for recording equity impairments, see “—General Account Investments—Equity Securities—Impairments of Equity Securities” below. Additionally, see “—Accounting Policies & Pronouncements—Application of Critical Accounting Estimates—Valuation of Investments” above for a discussion on investment valuations.

The level of impairments generally reflects economic conditions and is expected to increase when economic conditions worsen and to decrease when economic conditions improve. We may realize additional credit-related losses through sales of investments pursuant to our credit risk and portfolio management objectives.

We require most issuers of private fixed maturity securities to pay us make-whole yield maintenance payments when they prepay the securities. Prepayments are driven by factors specific to the activities of our borrowers as well as the interest rate environment.

We use interest and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. We also use derivative contracts to mitigate the risk that unfavorable changes in currency exchange rates will reduce U.S. dollar equivalent earnings generated by certain of our non-U.S. businesses. Derivative contracts also include forward purchases and sales of to-be-announced mortgage-backed securities primarily related to our mortgage dollar roll program. Many of these derivative contracts do not qualify for hedge accounting, and consequently, we recognize the changes in fair value of such contracts from period to period in current earnings, although we do not necessarily account for the hedged assets or liabilities the same way. Accordingly, realized investment gains and losses from our hedging activities can contribute significantly to fluctuations in net income.

Adjusted operating income excludes “Realized investment gains (losses), net,” (other than those representing profit or loss of certain of our business which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments) and related charges and adjustments, which are described below.

Charges that relate to “Realized investment gains (losses), net” are excluded from adjusted operating income. Related charges, which are offset against net realized investment gains and losses and are not applicable to the Closed Block Business, pertain to policyholder dividends; amortization of deferred policy acquisition costs, valuation of business acquired, or VOBA, and unearned revenue reserves; interest credited to policyholders’ account balances; reserves for future policy benefits; payments associated with the market value adjustment features related to certain of the annuity products we sell; and minority interest in consolidated operating subsidiaries. A percentage of net realized investment gains on specified Gibraltar Life assets is required to be paid as dividends to Gibraltar Life policyholders. We amortize deferred policy acquisition costs, VOBA and unearned revenue reserves for certain products based on estimated gross profits, which include net realized investment gains and losses on the underlying invested assets. The related charge for these items represent the amortization related to net realized investment gains and losses. The related charges for interest credited to policyholders’ account balances relate to certain group life policies that pass back certain realized investment gains and losses to the policyholder. We adjust the reserves for some of our policies when cash flows related to these policies are affected by net realized investment gains and losses, and the related charge for reserves for future policy benefits represents that adjustment. Certain of our annuity products contain a market value adjustment feature that requires us to pay to the contractholder or entitles us to receive from the contractholder, upon surrender, a market value adjustment based on the crediting rates on the contract surrendered compared to crediting rates on newly issued contracts or based on an index rate at the time of purchase compared to an index rate at time of surrender, as applicable. These payments offset the net realized investment gains or losses incurred upon the disposition of the underlying invested assets. The related charge represents the payments or receipts associated with these market value adjustment features. Minority interest expense is recorded for the earnings of consolidated subsidiaries owed to minority investors. The related charge for minority interest in consolidated operating subsidiaries represents the portion of these earnings associated with net realized investment gains and losses. The changes in these related charges from one period to another may be disproportionate to the changes in “Realized investment gains (losses), net,” because the indicated adjustments relate to realized investment gains and losses evaluated over several periods.

Gains and losses pertaining to derivative contracts that do not qualify for hedge accounting treatment, other than derivatives used in our capacity as a broker or dealer, are included in “Realized investment gains (losses), net.” This includes mark-to-market adjustments of open contracts as well as periodic settlements. Adjusted operating income includes a portion of realized gains and losses pertaining to certain derivative contracts, as a related adjustment. Pursuant to a currency hedging program, we execute forward sale contracts in the hedged currencies in exchange for U.S. dollars at a specified exchange rate. The maturities of these contracts correspond with future periods in which non-U.S. earnings are expected to be generated. When the contracts are terminated in the same period that the expected earnings emerge, the resulting positive or negative cash flow is included in adjusted operating income. As noted above, we use interest and currency swaps and other derivatives to manage interest and currency exchange rate exposures arising from mismatches between assets and liabilities, including duration mismatches. The periodic swap settlements, as well as other derivative related yield adjustments, are included in adjusted operating income to reflect the after-hedge yield of the underlying investments. For certain embedded derivatives, we also include in adjusted operating income, as a current period yield adjustment, a portion of the cumulative realized investment gains, on an amortized basis over the remaining life of the related security, or cumulative realized investment losses in the period incurred.

Within our Asset Management segment, the commercial mortgage operations originate loans for sale, including through securitization transactions. The “Realized investment gains (losses), net” associated with these loans, including related derivative results and retained mortgage servicing rights, are a principal source of earnings for this business and are included in adjusted operating income. Also within our Asset Management segment, the proprietary investing business makes investments for sale or syndication to other investors or for placement or co-investment in our managed funds and structured products. The “Realized investment gains (losses), net” associated with the sale of these proprietary investments are a principal source of earnings for this business and are included in adjusted operating income. In addition, “Realized gains (losses), net” from derivatives used to hedge certain foreign currency-denominated proprietary investments are included in adjusted operating income.

Our Japanese insurance operations invest in “reverse dual currency” fixed maturities and loans, which pay interest in U.S. dollars, while the principal is payable in Japanese Yen. For fixed maturities that are categorized as held to maturity, and loans where our intent is to hold them to maturity, the change in value related to foreign currency fluctuations associated with the U.S. dollar interest payments is recorded in “Asset management fees and other income.” Since these investments will be held until maturity, the foreign exchange impact will ultimately be realized as net investment income as earned and therefore the impact of currency fluctuations is excluded from current period adjusted operating income. This change in value related to foreign currency fluctuations recorded within “Asset management fees and other income” is excluded from adjusted operating income as an adjustment to “Realized investment gains (losses), net.”

As part of the acquisition of CIGNA’s retirement business, we entered into reinsurance agreements with CIGNA, including a modified-coinsurance-with-assumption arrangement that applies to the defined benefit guaranteed-cost contracts acquired. The net results of these contracts are recorded in “Asset management fees and other income,” as a result of the reinsurance arrangement, and such net results include realized investment gains and losses. These realized investment gains and losses are excluded from adjusted operating income as a related adjustment to “Realized investment gains (losses), net.”

The following tables set forth “Realized investment gains (losses), net,” by investment type for the Financial Services Businesses and Closed Block Business, as well as related charges and adjustments associated with the Financial Services Businesses, for the years ended December 31, 2005, 2004 and 2003, respectively. For a discussion of our general account investment portfolio and related results, including overall income yield and investment income, as well as our policies regarding other than temporary declines in investment value and the related methodology for recording impairment charges, see “—General Account Investments” below. For additional details regarding adjusted operating income, which is our measure of performance of the segments of our Financial Services Businesses, see Note 20 to the Consolidated Financial Statements.

	Year ended December 31,
	2005	2004	2003
	(in millions)
Realized investment gains (losses), net:
Financial Services Businesses	$736	$63	$(51)
Closed Block Business	636	715	426

Consolidated realized investment gains (losses), net	$1,372	$778	$375

Financial Services Businesses:
Realized investment gains (losses), net
Fixed maturity investments	$(21)	$105	$(96)
Equity securities	194	117	38
Derivative instruments	388	(313)	(143)
Other	175	154	150

Total	736	63	(51)
Related adjustments	(67)	(1)	(110)

Realized investment gains (losses), net, and related adjustments	$669	$62	$(161)

Related charges	$(108)	$(58)	$(43)

Closed Block Business:
Realized investment gains (losses), net
Fixed maturity investments	$335	$304	$331
Equity securities	250	317	(33)
Derivative instruments	40	45	64
Other	11	49	64

Total	$636	$715	$426

2005 to 2004 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2005 were $736 million, compared to net realized investment gains of $63 million in 2004. Net realized losses on fixed maturity securities of $21 million in 2005 included fixed maturity impairments of $69 million and credit-related losses of $31 million. Net realized losses on sales and maturities of fixed maturity securities of $44 million in 2005 included gross losses of $349 million, which were primarily interest rate-related. Partially offsetting these items were private bond prepayment premiums of $96 million and a $33 million recovery of impaired principal on a previously defaulted bond. Net realized gains on fixed maturity securities in 2004 were $105 million and relate primarily to net gains on sales and maturities of fixed maturity securities of $162 million, which included gross realized losses of $98 million, and private bond prepayment premiums of $72 million. Partially offsetting these items were fixed maturity impairments of $122 million and credit-related losses of $7 million. For further information on these impairments, see the discussion below. We realized net gains on equity securities of $194 million in 2005, compared to net realized gains of $117 million in 2004. The net realized gains on equity securities in 2005 and 2004 were primarily the result of sales in our Gibraltar Life operations, in our proprietary investing business and in our domestic private equity portfolio. Realized gains in 2005 included net derivative gains of $388 million, compared to net derivative losses of $313 million in 2004. The gains in 2005 were primarily the result of positive mark-to-market adjustments of $290 million on currency forward contracts used to hedge the future income of non-U.S. businesses, mainly driven by the strengthening of the U.S. dollar against the Japanese Yen. Derivative losses in 2004 were primarily the result of negative mark-to-market adjustments of $160 million on currency forward contracts used to hedge the future of income of non-US business driven by the weakening of the U.S. dollar. Derivative losses in 2004 also included losses of $75 million on hedges of investments in foreign businesses and losses of $50 million on hedges of foreign denominated investments, both driven by the weakening of the U.S. dollar. Realized investment gains in 2005 also included a $110 million net gain for a Gibraltar Life settlement with Dai Ichi Fire and Marine Insurance Company related to certain capital investments made by Gibraltar Life’s predecessor, Kyoei Life Insurance Company Ltd., in Dai Ichi. This amount was partially offset in our Statement of Operations by a $68 million increase in “Dividends to policyholders” in accordance with the reorganization plan entered into at the time of the Company’s acquisition of Gibraltar Life, which is reflected as a related charge. Both of these items are excluded from adjusted operating income. The net realized investment gains in 2005 and 2004 also included gains of $39 million and $63 million, respectively, related to our commercial mortgage operations. In addition, realized investment gains in 2004 included a gain of $47 million related to the sale of a real estate investment.

During 2005, we recorded total other than temporary impairments of $82 million attributable to the Financial Services Businesses, compared to total other than temporary impairments of $145 million attributable to the Financial Services Businesses in 2004. The impairments in 2005 consisted of $69 million relating to fixed maturities, $8 million relating to equity securities and $5 million relating to other invested assets which include commercial loans, real estate investments and investments in joint ventures and partnerships. The impairments in 2004 consisted of $122 million relating to fixed maturities, $18 million relating to equity securities and $5 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2005 consisted of $64 million on public securities and $5 million on private securities, compared with fixed maturity impairments of $48 million on public securities and $74 million on private securities in 2004. Impairments on fixed maturities in 2005 were concentrated in the manufacturing sector and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in public fixed maturity impairments for 2005 were impairments related to a Japanese electronic products supplier. Impairments on fixed maturities in 2004 were concentrated in the financial services, manufacturing and services sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2004 were impairments related to a Korean financial services company.

Closed Block Business

For the Closed Block Business, net realized investment gains were $636 million in 2005, compared to net realized investment gains of $715 million in 2004. Realized gains in 2005 and 2004 included net realized gains from sales and maturities of fixed maturity securities of $311 million and $279 million, respectively, and private bond prepayment premiums of $68 million and $92 million, respectively. Partially offsetting these gains were fixed maturity impairments of $32 million and credit-related losses of $12 million and fixed maturity impairments of $61 million and credit-related losses of $6 million in 2005 and 2004, respectively. For further information on these impairments, see the discussion below. We realized net gains on equity securities of $250 million in 2005, compared to net gains of $317 million in 2004. The net realized gains on equity securities in 2005 and 2004 were primarily the result of sales pursuant to our active management strategy. Derivative gains in 2005 and 2004 were $40 million and $45 million, respectively. The derivative gains in 2005 and 2004 were primarily related to net gains on treasury futures positions used to manage the duration of the fixed maturity investment portfolio. Realized investment gains in 2004 also included a $37 million gain in connection with the partial divestiture of an equity investment in a real estate operating company.

During 2005, we recorded total other than temporary impairments of $47 million attributable to the Closed Block Business, compared to total other than temporary impairments of $81 million attributable to the Closed

Block Business in 2004. The impairments in 2005 consisted of $32 million relating to fixed maturities, $10 million relating to equity securities and $5 million relating to other invested assets as defined above. The impairments in 2004 consisted of $61 million relating to fixed maturities, $9 million relating to equity securities and $11 million relating to other invested assets.

The impairments recorded on fixed maturities in 2005 consist of $7 million on public securities and $25 million on private securities, compared with fixed maturity impairments of $14 million on public securities and $47 million on private securities in 2004. Impairments in 2005 were concentrated in the manufacturing and utilities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2005 were impairments relating to an electronic test equipment distributor and an electric power plant. Impairments in 2004 were concentrated in the services, manufacturing and asset-backed securities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2004 were impairments relating to a U.K. facilities management company and an electronic test equipment distributor.

2004 to 2003 Annual Comparison

Financial Services Businesses

The Financial Services Businesses’ net realized investment gains in 2004 were $63 million, compared to net realized investment losses of $51 million in 2003. Realized gains in 2004 included fixed maturity impairments of $122 million and credit-related losses of $7 million, compared with impairments of $266 million and credit-related losses of $22 million in 2003. The impact of the fixed maturity impairments, which are further discussed below, and credit-related losses were more than offset in 2004 and partly offset in 2003 by realized gains on fixed maturity sales and, to a lesser extent, private bond prepayment premiums. We realized net gains on equity securities of $117 million in 2004, compared to net realized gains of $38 million in 2003. The net realized gains on equity securities in 2004 and 2003 were primarily the result of sales in our Gibraltar Life operations and in our domestic private equity portfolio. Partially offsetting these gains were impairments of $18 million and $101 million in 2004 and 2003, respectively, as discussed below. Realized gains in 2004 include net derivative losses of $313 million, compared to net derivative losses of $143 million in 2003. The losses in 2004 were primarily the result of negative mark-to-market adjustments of $160 million on currency forward contracts used to hedge the future income of non-U.S. businesses, driven by the weakening of the U.S. dollar. Derivatives losses in 2004 also include losses of $75 million on hedges of investments in foreign businesses and losses of $50 million on hedges of foreign denominated investments, both driven by the weakening of the U.S. dollar, as well as losses of $34 million on treasury futures contracts used to manage the duration of the Company’s fixed maturity investment portfolio. Derivative losses in 2003 were primarily the result of losses of $161 million on foreign currency forward contracts used to hedge the future income of non-U.S. businesses, driven by the weakening of the U.S. dollar. Realized investment gains in 2004 also included a gain of $47 million related to the sale of a real estate investment, compared to 2003 which included gains of $47 million related to the sale of real estate investments and $55 million related to the sale of other long-term investments. The net realized investment gains in 2004 and 2003 also include gains of $63 million and $2 million, respectively, related to our commercial mortgage operations.

During 2004, we recorded total other than temporary impairments of $145 million attributable to the Financial Services Businesses, compared to total other than temporary impairments of $382 million attributable to the Financial Services Businesses in 2003. The impairments in 2004 consisted of $122 million relating to fixed maturities, $18 million relating to equity securities and $5 million relating to other invested assets as defined above. The impairments in 2003 consisted of $266 million relating to fixed maturities, $101 million relating to equity securities and $15 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2004 consisted of $48 million on public securities and $74 million on private securities, compared with fixed maturity impairments of $61 million on public securities and $205 million on private securities in 2003. Impairments on fixed maturities in 2004 were concentrated in the financial services, manufacturing and services sectors, were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers and included a private fixed maturity impairment relating to a Korean financial services company. Impairments on fixed maturities in 2003 were concentrated in the manufacturing, retail and wholesale and finance sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2003 were impairments related to a Korean financial services company, a U.S. mining company and an Australian mining company.

We also recognized $18 million of equity security impairments in 2004 compared with $101 million of impairments in 2003. The impairments in 2003 primarily related to our Gibraltar Life operations and were the result of equity market declines over a prolonged period.

Closed Block Business

For the Closed Block Business, net realized investment gains were $715 million in 2004, compared to net realized investment gains of $426 million in 2003. Realized gains in 2004 and 2003 included net realized gains on sales of fixed maturity securities and, to a lesser extent, private bond prepayment premiums. Partially offsetting these gains were fixed maturity impairments of $61 million and credit-related losses of $6 million, and fixed maturity impairments of $123 million and credit-related losses of $46 million in 2004 and 2003, respectively. For further information on these impairments, see the discussion below. We realized net gains on equity securities of $317 million in 2004, net of $9 million of impairments, compared to losses of $33 million in 2003, including $59 million of impairments that are discussed below. The net realized gains on equity securities in 2004 were primarily the result of sales as we shifted from a passive index to active management strategy. Net gains on derivatives were $45 million in 2004, compared to gains of $64 million in 2003. Derivative gains in 2004 and 2003 included $37 million and $45 million, respectively, of gains on treasury futures contracts used to manage the duration of the Company’s fixed maturity investment portfolio. Derivative gains in 2003 also included gains of $24 million on equity futures contracts. Realized investment gains in 2004 and 2003 also included $37 million and $41 million, respectively, of gains in connection with the partial divestiture of an equity investment in a real estate operating company.

During 2004, we recorded total other than temporary impairments of $81 million attributable to the Closed Block Business, compared to total other than temporary impairments of $198 million attributable to the Closed Block Business in 2003. The impairments in 2004 consisted of $61 million relating to fixed maturities, $9 million relating to equity securities and $11 million relating to other invested assets as defined above. The impairments in 2003 consisted of $123 million relating to fixed maturities, $59 million relating to equity securities and $16 million relating to other invested assets as defined above.

The impairments recorded on fixed maturities in 2004 consist of $14 million on public securities and $47 million on private securities, compared with fixed maturity impairments of $39 million on public securities and $84 million on private securities in 2003. Impairments in 2004 were concentrated in the services, manufacturing and asset-backed securities sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2004 were impairments relating to a U.K. facilities management company and an electronic test equipment distributor. Impairments in 2003 were concentrated in the retail and wholesale, manufacturing and other sectors and were primarily driven by downgrades in credit, bankruptcy or other adverse financial conditions of the respective issuers. Included in private fixed maturity impairments for 2003 were impairments relating to a European dairy and bakery goods producer, an Australian mining company and an aerospace parts manufacturer.

We also recognized $9 million of equity security impairments in 2004, compared with $59 million of impairments in 2003. The impairments in 2003 were the result of declines in the U.S. stock market over a prolonged period.

General Account Investments

We maintain a diversified investment portfolio in our insurance companies to support our liabilities to customers in our Financial Services Businesses and the Closed Block Business, as well as our other general liabilities. Our general account does not include: (1) assets of our securities brokerage, securities trading, banking operations, real estate and relocation services, and (2) assets of our asset management operations, including assets managed for third parties, and (3) those assets classified as “separate account assets” on our balance sheet.

The General Account portfolio is managed pursuant to the distinct objectives of the Financial Services Businesses and the Closed Block Business. The primary investment objectives of the Financial Services Businesses include:

•	matching the liability characteristics of the major products and other obligations of the Company; and

•	maximizing the portfolio book yield within risk constraints.

Our strategies for maximizing the portfolio book yield of the Financial Services Businesses include: a) the investment of proceeds from investment sales, repayments and prepayments, and operating cash flows, into optimally yielding investments, and b) the sale of the portfolio’s lower yielding investments, either to meet various cash flow needs or for reinvestment purposes, all while managing within the portfolio’s duration, credit, currency and other risk constraints.

The primary investment objectives of the Closed Block Business include:

•	providing for the reasonable dividend expectations of the participating policyholders within the Closed Block Business and the Class B shareholders; and

•	maximizing total return and preserving principal, within risk constraints, while matching the liability characteristics of the major products in the Closed Block Business.

Management of Investments

We design asset mix strategies for our general account to match the characteristics of our products and other obligations and seek to closely approximate the interest rate sensitivity of the assets with the estimated interest rate sensitivity of the product liabilities. We achieve income objectives through asset/liability management and strategic and tactical asset allocations within a disciplined risk management framework. Our asset allocation also reflects our desire for broad diversification across asset classes, sectors and issuers.

The Investment Committee of our Board of Directors oversees our proprietary investments. It also reviews performance and risk positions quarterly. Our Senior Vice President, Asset Liability and Risk Management, approves the investment policy for the general account assets of our insurance subsidiaries and oversees the investment process for our general account. The Asset Liability and Risk Management Group works with our business units to develop investment objectives, performance factors and measures and asset allocation ranges.

The Asset Liability and Risk Management Group also works closely with each of our business units to ensure that the specific characteristics of our products are incorporated into its processes. The Asset Liability and Risk Management Group has the authority to initiate tactical shifts within exposure ranges approved annually by the Investment Committee. The Asset Management segment manages virtually all of our investments, other than those of our International Insurance segment, under the direction of the Asset Liability and Risk Management Group. Our International Insurance segment manages the majority of its investments locally.

Asset/Liability Management

The Asset Liability and Risk Management Group uses a disciplined, risk-controlled approach to asset/liability management. The methodology focuses on aligning assets to the effective sensitivity of the cash flow and return requirements of our liabilities. The Asset Liability and Risk Management Group consults with the product experts in the businesses on an ongoing basis to arrive at asset/liability matching policies and decisions. We adjust this dynamic process as products change, as customer behavior changes and as changes in the market environment occur.

We develop asset strategies for specific classes of product liabilities and attributed or accumulated surplus, each with distinct risk characteristics. Most of our products can be categorized into the following three classes:

•	interest-crediting products for which the rates credited to customers are periodically adjusted to reflect market and competitive forces and actual investment experience, such as fixed annuities;

•	participating individual and experience rated group products in which customers participate in actual investment and business results through annual dividends, interest or return of premium; and

•	guaranteed products for which there are price or rate guarantees for the life of the contract, such as GICs.

We determine a target asset mix for each product class, which we reflect in our investment policies. Our asset/liability management process has permitted us to manage interest-sensitive products successfully through several market cycles.

Portfolio Composition

Our investment portfolio consists of public and private fixed maturity securities, commercial loans, equity securities and other invested assets. The composition of our general account reflects, within the discipline provided by our risk management approach, our need for competitive results and the selection of diverse investment alternatives available primarily through our Asset Management segment. The size of our portfolio enables us to invest in asset classes that may be unavailable to the typical investor.

Our total general account investments were $216.9 billion and $213.7 billion as of December 31, 2005 and 2004, respectively, which are segregated between the Financial Services Businesses and the Closed Block Business. Total general account investments attributable to the Financial Services Businesses were $149.4 billion and $146.6 billion as of December 31, 2005 and 2004, respectively, while total general account investments attributable to the Closed Block Business were $67.5 billion and $67.1 billion as of December 31, 2005 and 2004, respectively. The following table sets forth the composition of the investments of our general account as of the dates indicated.

	December 31, 2005
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$87,546	$36,133	$123,679	57.0%
Public, held to maturity, at amortized cost	3,135	—	3,135	1.4
Private, available for sale, at fair value	17,651	13,361	31,012	14.3
Private, held to maturity, at amortized cost	227	—	227	0.1
Trading account assets supporting insurance liabilities, at fair value	13,781	—	13,781	6.4
Other trading account assets, at fair value	124	—	124	0.1
Equity securities, available for sale, at fair value	2,040	2,968	5,008	2.3
Commercial loans, at book value	15,781	7,264	23,045	10.6
Policy loans, at outstanding balance	2,967	5,403	8,370	3.8
Other long-term investments(1)	3,725	973	4,698	2.2
Short-term investments	2,456	1,394	3,850	1.8

Total general account investments	149,433	67,496	216,929	100.0%

Invested assets of other entities and operations(2)	4,472	—	4,472

Total investments	$153,905	$67,496	$221,401

	December 31, 2004
	Financial Services Businesses	Closed Block Business	Total	% of Total
	($ in millions)
Fixed Maturities:
Public, available for sale, at fair value	$83,717	$34,683	$118,400	55.4%
Public, held to maturity, at amortized cost	2,624	—	2,624	1.2
Private, available for sale, at fair value	18,198	14,130	32,328	15.1
Private, held to maturity, at amortized cost	123	—	123	0.1
Trading account assets supporting insurance liabilities, at fair value	12,964	—	12,964	6.1
Other trading account assets, at fair value	121	—	121	0.1
Equity securities, available for sale, at fair value	1,649	2,620	4,269	2.0
Commercial loans, at book value	16,917	7,297	24,214	11.3
Policy loans, at outstanding balance	2,919	5,454	8,373	3.9
Other long-term investments(1)	3,974	1,047	5,021	2.3
Short-term investments	3,396	1,840	5,236	2.5

Total general account investments	146,602	67,071	213,673	100.0%

Invested assets of other entities and operations(2)	4,083	—	4,083

Total investments	$150,685	$67,071	$217,756

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures (other than our investment in operating joint ventures, including our investment in Wachovia Securities) and partnerships, investment real estate held through direct ownership, our interest in separate account investments and other miscellaneous investments.
(2)	Includes invested assets of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations. Excludes assets of our asset management operations managed for third parties and those assets classified as “separate account assets” on our balance sheet.

As of December 31, 2005, our general account investment portfolio attributable to the Financial Services Businesses consisted primarily of $108.6 billion of fixed maturity securities (73% of the total portfolio as of December 31, 2005 compared to 71% as of December 31, 2004), $13.8 billion of trading account assets supporting insurance liabilities (9% of the total portfolio as of both December 31, 2005 and 2004), $15.8 billion of commercial loans (11% of the total portfolio as of December 31, 2005 compared to 12% as of December 31, 2004), $2.0 billion of equity securities (1% of the total portfolio as of both December 31, 2005 and 2004) and $9.2 billion of other investments (6% of the total portfolio as of December 31, 2005 compared to 7% as of December 31, 2004). The increase in general account investments attributable to the Financial Services Businesses in 2005 was primarily due to portfolio growth as a result of the reinvestment of net investment income and increased investments financed by borrowings.

As of December 31, 2005, our general account investment portfolio attributable to the Closed Block Business consisted primarily of $49.5 billion of fixed maturity securities (73% of the total portfolio as of both December 31, 2005 and 2004), $7.3 billion of commercial loans (11% of the total portfolio as of both December 31, 2005 and 2004), $3.0 billion of equity securities (4% of the total portfolio as of both December 31, 2005 and 2004) and $7.7 billion of other investments (12% of the total portfolio as of both December 31, 2005 and 2004). The increase in general account investments attributable to the Closed Block Business in 2005 was primarily due to portfolio growth as a result of the reinvestment of net investment income.

We have substantial insurance operations in Japan, with 30% and 32% of our Financial Services Businesses general account investments relating to our Japanese insurance operations as of December 31, 2005 and 2004, respectively. The decrease in Japanese general account investments in 2005 is primarily attributable to the change in currency rates. The following table sets forth the composition of the investments of our Japanese general account as of the dates indicated.

	December 31, 2005	December 31, 2004
	(in millions)
Fixed Maturities:
Public, available for sale, at fair value	$30,933	$33,090
Public, held to maturity, at amortized cost	3,135	2,624
Private, available for sale, at fair value	2,659	2,309
Private, held to maturity, at amortized cost	227	123
Trading account assets supporting insurance liabilities, at fair value	1,022	885
Other trading account assets, at fair value	26	71
Equity securities, available for sale, at fair value	1,732	1,470
Commercial loans, at book value	2,278	3,371
Policy loans, at outstanding balance	943	1,037
Other long-term investments(1)	941	1,375
Short-term investments	326	1,031

Total Japanese general account investments(2)	$44,222	$47,386

(1)	Other long-term investments consist of real estate and non-real estate related investments in joint ventures (other than our investment in operating joint ventures, including our investment in Wachovia Securities) and partnerships, investment real estate held through direct ownership, our interest in separate account investments and other miscellaneous investments.
(2)	Excludes assets of our asset management operations, including assets managed for third parties, and those assets classified as “separate accounts assets” on our balance sheet.

Our Japanese insurance operations use the Yen as their functional currency, as it is the currency in which they conduct the majority of their operations. Although the majority of the Japanese general account is invested in Yen denominated investments, our Japanese insurance operations also hold significant investments denominated in U.S. dollars, some of which may be hedged to Yen through third party contracts. As of December 31, 2005, our Japanese insurance operations had $6.4 billion of investments denominated in U.S. dollars, including $1.7 billion that were hedged to Yen through third party contracts. As of December 31, 2004, our Japanese insurance operations had $6.2 billion of investments denominated in U.S. dollars, including $3.8 billion that were hedged to Yen through third party contracts.

Investment Results

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our general account for the periods indicated.

	Year ended December 31, 2005
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	4.68%	$4,705	6.64%	$2,840	5.26%	$7,544
Trading account assets supporting insurance liabilities	4.33	576	—	—	4.33	582
Equity securities	3.44	53	2.31	52	2.77	105
Commercial loans	6.62	1,016	7.86	548	7.15	1,564
Policy loans	4.91	141	6.26	329	5.79	470
Short-term investments and cash equivalents	2.76	198	5.27	129	3.10	327
Other investments	9.23	361	23.10	204	11.81	623

Gross investment income before investment expenses	4.92	7,050	6.82	4,102	5.49	11,215
Investment expenses	(0.20)	(477)	(0.24)	(381)	(0.21)	(858)

Investment income after investment expenses	4.72%	6,573	6.58%	3,721	5.28%	10,357

Investment results of other entities and operations(2)		250		—		187

Total investment income		$6,823		$3,721		$10,544

	Year ended December 31, 2004
	Financial Services Businesses		Closed Block Business		Combined
	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	4.60%	$3,962	6.82%	$2,709	5.29%	$6,671
Trading account assets supporting insurance liabilities	4.04	364	—	—	4.04	364
Equity securities	3.60	40	2.54	48	2.94	88
Commercial loans	6.70	946	7.93	545	7.09	1,491
Policy loans	4.72	125	6.36	338	5.81	463
Short-term investments and cash equivalents	1.53	98	2.96	72	1.78	170
Other investments	8.13	328	21.59	205	10.90	533

Gross investment income before investment expenses	4.82	5,863	6.96	3,917	5.48	9,780
Investment expenses	(0.20)	(311)	(0.25)	(236)	(0.21)	(547)

Investment income after investment expenses	4.62%	5,552	6.71%	3,681	5.27%	9,233

Investment results of other entities and operations(2)		178		—		178

Total investment income		$5,730		$3,681		$9,411

(1)	Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.
(2)	Includes investment income of securities brokerage, securities trading, banking operations, real estate and relocation services, and asset management operations.

The net investment income yield on our general account investments after investment expenses, excluding realized investment gains (losses), was 5.28% and 5.27% for the years ended December 31, 2005 and 2004, respectively.

The net investment income yield attributable to the Financial Services Businesses was 4.72% for the year ended December 31, 2005, compared to 4.62% for the year ended December 31, 2004. The increase in yield was primarily due to an increase in fixed maturity yield, mainly attributable to the impact of investment activities related to the investment portfolio of our Japanese insurance operations, which is discussed in greater detail below.

The net investment income yield attributable to the Closed Block Business was 6.58% for the year ended December 31, 2005, compared to 6.71% for the year ended December 31, 2004. The decrease was primarily due to net declines in fixed maturity and commercial loan yields primarily attributable to the impact of investment activities in a low interest rate environment.

The following tables set forth the income yield and investment income, excluding realized investment gains (losses), for each major investment category of our Japanese general account for the periods indicated.

	Year ended December 31, 2005		Year ended December 31, 2004
	Yield(1)	Amount	Yield(1)	Amount
	($ in millions)
Fixed maturities	2.31%	$860	1.89%	$605
Trading account assets supporting insurance liabilities	1.31	12	1.74	12
Equity securities	3.00	42	2.26	24
Commercial loans	4.15	115	4.27	115
Policy loans	3.43	34	3.38	28
Short-term investments and cash equivalents	0.75	5	2.49	2
Other investments	15.10	156	7.71	92

Gross investment income before investment expenses	2.75	1,224	2.29	878
Investment expenses	(0.20)	(90)	(0.21)	(80)

Total investment income	2.55%	$1,134	2.08%	$798

(1)	Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities are based on amortized cost. Yields for equity securities are based on cost. Yields for securities lending activity are calculated net of corresponding liabilities and rebate expenses. Yields exclude investment income on assets other than those included in invested assets of the Financial Services Businesses. Prior periods yields are presented on a basis consistent with the current period presentation.

The yield on the Japanese insurance operations’ portfolios was 2.55% for the year ended December 31, 2005, compared to 2.08% for the year ended December 31, 2004. The increase in yield on the Japanese insurance portfolio between periods is primarily attributable to an increase in U.S. dollar investments and the lengthening of the duration of the investment portfolio. Also contributing to the increase were more favorable results from joint venture investments within other investments. The yield on fixed maturities above includes the effect of U.S. dollar denominated fixed maturities that are not hedged to Yen through third party contracts and provide a yield that is substantially higher than the yield on comparable Japanese fixed maturities. The average value of U.S. dollar denominated fixed maturities that are not hedged to Yen through third party contracts over the years ended December 31, 2005 and 2004 was approximately $3.5 billion and $2.2 billion, respectively, based on amortized cost.

Fixed Maturity Securities

Investment Mix

Our fixed maturity securities portfolio consists of publicly traded and privately placed debt securities across an array of industry categories. The fixed maturity securities relating to our international insurance operations are primarily comprised of foreign government securities.

We manage our public portfolio to a risk profile directed by the Asset Liability and Risk Management Group and, in the case of our international insurance portfolios, to a profile that reflects local market regulations and our investment competencies in these markets. We seek to employ relative value analysis both in credit selection and in purchasing and selling securities. The total return that we earn on the portfolio will be reflected both as investment income and also as realized gains or losses on investments.

We use our private placement and asset-backed portfolios to enhance the diversification and yield of our overall fixed maturity portfolio. Within our domestic portfolios, we maintain a private fixed income portfolio that is larger than the industry average as a percentage of total fixed income holdings. Over the last several years, our investment staff has directly originated more than half of our annual private placement originations. Our origination capability offers the opportunity to lead transactions and gives us the opportunity for better terms, including covenants and call protection, and to take advantage of innovative deal structures.

Investments in fixed maturity securities attributable to the Financial Services Businesses were $105.0 billion at amortized cost with an estimated fair value of $108.5 billion as of December 31, 2005 versus $100.2 billion at amortized cost with an estimated fair value of $104.7 billion as of December 31, 2004. Investments in fixed maturity securities attributable to the Closed Block Business were $47.3 billion at amortized cost with an estimated fair value of $49.5 billion as of December 31, 2005 versus $45.4 billion at amortized cost with an estimated fair value of $48.8 billion as of December 31, 2004.

Fixed Maturity Securities by Contractual Maturity Date

The following tables set forth the breakdown of our fixed maturity securities portfolio in total by contractual maturity as of December 31, 2005.

	December 31, 2005
	Financial Services Businesses		Closed Block Business
	Amortized Cost	% of Total	Amortized Cost	% of Total
	($ in millions)
Maturing in 2006	$4,994	4.8%	$2,065	4.4%
Maturing in 2007	4,162	4.0	1,786	3.8
Maturing in 2008	5,610	5.3	2,418	5.1
Maturing in 2009	5,414	5.1	2,408	5.1
Maturing in 2010	6,862	6.5	2,412	5.1
Maturing in 2011	6,898	6.6	2,600	5.5
Maturing in 2012	5,946	5.7	2,434	5.2
Maturing in 2013	4,006	3.8	2,444	5.2
Maturing in 2014	7,169	6.8	2,012	4.2
Maturing in 2015 and beyond	53,951	51.4	26,671	56.4

Total Fixed Maturities	$105,012	100.0%	$47,250	100.0%

Fixed Maturity Securities and Unrealized Gains and Losses by Industry Category

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Financial Services Businesses as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2005				December 31, 2004
Industry(1)	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair value	Amortized Cost	Gross Unrealized Gains(2)	Gross Unrealized Losses(2)	Fair Value
	(in millions)
Corporate Securities:
Finance	$15,550	$370	$92	$15,828	$14,607	$531	$81	$15,057
Manufacturing	14,512	737	163	15,086	14,562	1,037	71	15,528
Utilities	8,404	523	60	8,867	8,062	684	14	8,732
Services	7,145	356	64	7,437	7,058	526	39	7,545
Energy	3,414	272	15	3,671	3,521	311	13	3,819
Retail and Wholesale	2,629	95	21	2,703	2,637	142	33	2,746
Transportation	2,355	158	10	2,503	2,415	171	17	2,569
Other	1,029	32	5	1,056	1,069	34	11	1,092

Total Corporate Securities	55,038	2,543	430	57,151	53,931	3,436	279	57,088

Foreign Government	24,725	931	48	25,608	25,321	882	148	26,055
Asset-Backed Securities	12,516	164	35	12,645	9,193	105	75	9,223
Mortgage Backed	9,376	97	97	9,376	8,017	133	23	8,127
U.S. Government	3,357	412	7	3,762	3,775	416	4	4,187

Total	$105,012	$4,147	$617	$108,542	$100,237	$4,972	$529	$104,680

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.
(2)	Includes $34 million of gross unrealized gains and $51 million of gross unrealized losses as of December 31, 2005, compared to $39 million of gross unrealized gains and $21 million of gross unrealized losses as of December 31, 2004 on securities classified as held to maturity, which are not reflected in other comprehensive income.

As a percentage of amortized cost, fixed maturity investments attributable to the Financial Services Businesses as of December 31, 2005, consist primarily of 24% foreign government sector, 15% finance sector, 14% manufacturing sector, 12% asset-backed securities sector, and 9% mortgage-backed securities sector, compared to 25% foreign government sector, 15% finance sector, 15% manufacturing sector, 9% asset-backed securities sector, and 8% utilities sector as of December 31, 2004. As of December 31, 2005, 93% of the mortgage-backed securities in the Financial Services Businesses were publicly traded agency pass-through securities related to residential mortgage loans. Collateralized mortgage obligations represented the remaining 7% of mortgage-backed securities (and less than 1% of total fixed maturities in the Financial Services Businesses).

The gross unrealized losses related to our fixed maturity portfolio attributable to the Financial Services Businesses were $0.6 billion as of December 31, 2005, compared to $0.5 billion as of December 31, 2004. The gross unrealized losses as of December 31, 2005 were concentrated primarily in the manufacturing, mortgage backed and finance sectors and as of December 31, 2004 were concentrated primarily in the foreign government, finance and asset backed securities sectors.

The following table sets forth the composition of the portion of our fixed maturity securities portfolio by industry category attributable to the Closed Block Business as of the dates indicated and the associated gross unrealized gains and losses.

	December 31, 2005				December 31, 2004
Industry(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Corporate Securities:
Manufacturing	$8,490	$468	$88	$8,870	$8,853	$770	$14	$9,609
Finance	6,881	188	44	7,025	5,537	287	8	5,816
Utilities	5,875	409	48	6,236	5,938	572	8	6,502
Services	4,722	273	34	4,961	4,948	482	6	5,424
Energy	2,177	201	5	2,373	2,354	276	2	2,628
Retail and Wholesale	1,845	98	15	1,928	2,029	183	3	2,209
Transportation	1,138	96	5	1,229	1,292	114	2	1,404
Other	24	4	—	28	27	5	—	32

Total Corporate Securities	31,152	1,737	239	32,650	30,978	2,689	43	33,624

Asset-Backed Securities	6,847	26	13	6,860	4,675	41	3	4,713
U.S. Government	4,828	579	2	5,405	4,533	450	3	4,980
Mortgage Backed	3,145	18	32	3,131	3,894	78	5	3,967
Foreign Government	1,278	175	5	1,448	1,344	187	2	1,529

Total	$47,250	$2,535	$291	$49,494	$45,424	$3,445	$56	$48,813

(1)	Investment data has been classified based on Lehman industry categorizations for domestic public holdings and similar classifications by industry for all other holdings.

As a percentage of amortized cost, fixed maturity investments attributable to the Closed Block Business as of December 31, 2005 consist primarily of 18% manufacturing sector, 15% finance sector, 14% asset-backed securities sector, 12% utilities sector, and 10% U.S. government sector, compared to 19% manufacturing sector, 13% utilities sector, 12% finance sector, 11% services sector, and 10% asset-backed securities as of December 31, 2004. As of December 31, 2005, 83% of the mortgage-backed securities in the Closed Block Business were publicly traded agency pass-through securities related to residential mortgage loans. Collateralized mortgage obligations represented the remaining 17% of mortgage-backed securities (and 1% of total fixed maturities in the Closed Block Business).

The gross unrealized losses related to our fixed maturity portfolio attributable to the Closed Block Business were $0.3 billion as of December 31, 2005 and $0.1 billion as of December 31, 2004. The gross unrealized losses were concentrated primarily in the manufacturing, utilities and finance sectors as of both December 31, 2005 and 2004.

Fixed Maturity Securities Credit Quality

The Securities Valuation Office, or SVO, of the National Association of Insurance Commissioners, or NAIC, evaluates the investments of insurers for regulatory reporting purposes and assigns fixed maturity securities to one of six categories called “NAIC Designations.” NAIC designations of “1” or “2” include fixed maturities considered investment grade, which include securities rated Baa3 or higher by Moody’s or BBB- or higher by Standard & Poor’s. NAIC Designations of “3” through “6” are referred to as below investment grade, which include securities rated Ba1 or lower by Moody’s and BB+ or lower by Standard & Poor’s. As a result of time lags between the funding of investments, the finalization of legal documents and the completion of the SVO filing process, the fixed maturity portfolio generally includes securities that have not yet been rated by the SVO as of each balance sheet date. Pending receipt of SVO ratings, the categorization of these securities by NAIC designation is based on the expected ratings indicated by internal analysis.

Investments of our international insurance companies are not subject to NAIC guidelines. Investments of our Japanese insurance operations are regulated locally by the Financial Services Agency, an agency of the Japanese government. The Financial Services Agency has its own investment quality criteria and risk control standards. Our Japanese insurance companies comply with the Financial Services Agency’s credit quality review and risk monitoring guidelines. The credit quality ratings of the non-U.S. dollar denominated investments of our Japanese insurance companies are based on ratings assigned by Moody’s or rating equivalents based on Japanese government ratings.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Financial Services Businesses totaled $6.0 billion, or 6%, of the total fixed maturities as of December 31, 2005 and $5.5 billion, or 5%, of the total fixed maturities as of December 31, 2004. Below investment grade fixed maturities represented 14% of the gross unrealized losses attributable to the Financial Services Businesses as of December 31, 2005, versus 16% of gross unrealized losses as of December 31, 2004.

The amortized cost of our public and private below investment grade fixed maturities attributable to the Closed Block Business totaled $5.9 billion, or 12%, of the total fixed maturities as of December 31, 2005 and $5.2 billion, or 11%, of the total fixed maturities as of December 31, 2004. Below investment grade fixed maturities represented 24% of the gross unrealized losses attributable to the Closed Block Business as of December 31, 2005 compared to 20% as of December 31, 2004.

Public Fixed Maturities—Credit Quality

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1)(2)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$68,533	$2,289	$304	$70,518	$63,553	$2,500	$276	$65,777
2	Baa	15,439	747	139	16,047	16,463	980	123	17,320

	Subtotal Investment Grade	83,972	3,036	443	86,565	80,016	3,480	399	83,097

3	Ba	2,715	124	43	2,796	2,096	176	72	2,200
4	B	1,109	72	20	1,161	839	93	1	931
5	C and lower	103	6	5	104	85	13	2	96
6	In or near default	28	10	1	37	25	9	—	34

	Subtotal Below Investment Grade	3,955	212	69	4,098	3,045	291	75	3,261

	Total Public Fixed Maturities	$87,927	$3,248	$512	$90,663	$83,061	$3,771	$474	$86,358

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2005 and 2004, respectively, 18 securities with amortized cost of $146 million (fair value, $147 million) and 10 securities with amortized cost of $151 million (fair value, $152 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $33 million of gross unrealized gains and $51 million gross unrealized losses as of December 31, 2005, compared to $38 million of gross unrealized gains and $21 million of gross unrealized losses as of December 31, 2004 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our public fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$24,333	$1,141	$110	$25,364	$22,141	$1,291	$22	$23,410
2	Baa	6,456	353	56	6,753	7,202	546	8	7,740

	Subtotal Investment Grade	30,789	1,494	166	32,117	29,343	1,837	30	31,150

3	Ba	2,469	119	33	2,555	2,102	199	4	2,297
4	B	1,332	38	19	1,351	1,021	86	1	1,106
5	C and lower	99	2	6	95	104	12	2	114
6	In or near default	13	3	1	15	11	5	—	16

	Subtotal Below Investment Grade	3,913	162	59	4,016	3,238	302	7	3,533

	Total Public Fixed Maturities	$34,702	$1,656	$225	$36,133	$32,581	$2,139	$37	$34,683

(1)	Includes, as of December 31, 2005 and 2004, respectively, 8 securities with amortized cost of $2 million (fair value, $2 million) and 9 securities with amortized cost of $23 million (fair value, $24 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Private Fixed Maturities—Credit Quality

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Financial Services Businesses as of the dates indicated.

(1)(2)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$5,626	$270	$27	$5,869	$4,917	$321	$19	$5,219
2	Baa	9,436	522	62	9,896	9,831	695	25	10,501

	Subtotal Investment Grade	15,062	792	89	15,765	14,748	1,016	44	15,720

3	Ba	1,107	44	7	1,144	1,520	102	1	1,621
4	B	507	33	5	535	396	42	3	435
5	C and lower	339	22	2	359	288	32	1	319
6	In or near default	70	8	2	76	224	9	6	227

	Subtotal Below Investment Grade	2,023	107	16	2,114	2,428	185	11	2,602

	Total Private Fixed Maturities	$17,085	$899	$105	$17,879	$17,176	$1,201	$55	$18,322

(1)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(2)	Includes, as of December 31, 2005 and 2004, respectively, 187 securities with amortized cost of $3,494 million (fair value, $3,542 million) and 196 securities with amortized cost of $2,759 million (fair value, $2,820 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.
(3)	Includes $1 million of gross unrealized gains and zero million of gross unrealized losses as of December 31, 2005, compared to $1 million of gross unrealized gains and zero million of gross unrealized losses as of December 31, 2004 on securities classified as held to maturity that are not reflected in other comprehensive income.

The following table sets forth our private fixed maturity portfolios by NAIC rating attributable to the Closed Block Business as of the dates indicated.

(1)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$3,079	$208	$16	$3,271	$3,059	$338	$4	$3,393
2	Baa	7,487	549	39	7,997	7,817	813	11	8,619

	Subtotal Investment Grade	10,566	757	55	11,268	10,876	1,151	15	12,012

3	Ba	1,195	69	8	1,256	1,213	102	2	1,313
4	B	570	15	2	583	448	26	1	473
5	C and lower	157	17	1	173	234	18	—	252
6	In or near default	60	21	—	81	72	9	1	80

	Subtotal Below Investment Grade	1,982	122	11	2,093	1,967	155	4	2,118

	Total Private Fixed Maturities	$12,548	$879	$66	$13,361	$12,843	$1,306	$19	$14,130

(1)	Includes, as of December 31, 2005 and 2004, respectively, 111 securities with amortized cost of $1,479 million (fair value, $1,543 million) and 150 securities with amortized cost of $1,430 million (fair value, $1,490 million) that have been categorized based on expected NAIC designations pending receipt of SVO ratings.

Credit Derivative Exposure to Public Fixed Maturities

In addition to the credit exposure from public fixed maturities noted above, we sell credit derivatives to enhance the return on our investment portfolio by creating credit exposure similar to an investment in public fixed maturity cash instruments.

In a credit derivative we sell credit protection on an identified name, or a basket of names in a first to default structure, and in return receive a quarterly premium. With single name credit default derivatives, this premium or credit spread generally corresponds to the difference between the yield on the referenced name’s public fixed maturity cash instruments and swap rates, at the time the agreement is executed. With first-to-default baskets, because of the additional credit risk inherent in a basket of named credits, the premium generally corresponds to a high proportion of the sum of the credit spreads of the names in the basket. If there is an event of default by the referenced name or one of the referenced names in a basket, as defined by the agreement, then we are obligated to pay the counterparty the referenced amount of the contract and receive in return the referenced defaulted security or similar security. Subsequent defaults within such instruments require no further payment to counterparties.

The majority of referenced names in the credit derivatives where we have sold credit protection, as well as all the counterparties to these agreements, are investment grade credit quality and our credit derivatives generally have maturities of five years or less. As of December 31, 2005 and 2004, we had approximately $1,608 million and $628 million, respectively, in outstanding notional amounts of credit derivative contracts where we have sold credit protection. The Financial Services Businesses had approximately $1,182 million and $360 million of outstanding notional as of December 31, 2005 and 2004, respectively. The Closed Block Business had approximately $426 million and $268 million, as of December 31, 2005 and 2004, respectively. Credit derivative contracts are recorded at fair value with changes in fair value, including the premium received, recorded in “Realized investment gains (losses), net.” The premium received for the credit derivatives we sell is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Financial Services Businesses by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2005		December 31, 2004
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$1,040	$(1)	$360	$3
2	Baa	132	(1)	—	—

	Subtotal Investment Grade	1,172	(2)	360	3

3	Ba	10	—	—	—
4	B	—	—	—	—
5	C and lower	—	—	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	10	—	—	—

	Total	$1,182	$(2)	$360	$3

(1)	First to default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

The following table sets forth our exposure where we have sold credit protection through credit derivatives in the Closed Block Business portfolios by NAIC rating of the underlying credits as of the dates indicated.

(1)		December 31, 2005		December 31, 2004
NAIC Designation	Rating Agency Equivalent	Notional	Fair Value	Notional	Fair Value
		(in millions)
1	Aaa, Aa, A	$396	$3	$268	$1
2	Baa	30	—	—	—

	Subtotal Investment Grade	426	3	268	1

3	Ba	—	—	—	—
4	B	—	—	—	—
5	C and lower	—	—	—	—
6	In or near default	—	—	—	—

	Subtotal Below Investment Grade	—	—	—	—

	Total	$426	$3	$268	$1

(1)	First to default credit swap baskets, which may include credits of varying qualities, are grouped above based on the lowest credit in the basket. However, such basket swaps may entail greater credit risk than the rating level of the lowest credit.

In addition to selling credit protection, in limited instances we have purchased credit protection using credit derivatives in order to hedge specific credit exposures in our investment portfolio. Similar to the above, the premium paid for the credit derivatives we purchase is included in adjusted operating income as an adjustment to “Realized investment gains (losses), net” over the life of the derivative.

Unrealized Losses from Fixed Maturity Securities

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2005		December 31, 2004
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
	(in millions)
Less than six months	$33	$8	$3	$1
Six months or greater but less than nine months	—	—	—	—
Nine months or greater but less than twelve months	—	—	2	1
Twelve months and greater	—	—	—	—

Total	$33	$8	$5	$2

The gross unrealized losses as of December 31, 2005 were concentrated in the manufacturing sector while the gross unrealized losses as of December 31, 2004 were concentrated in the manufacturing and services sectors.

The following table sets forth the amortized cost and gross unrealized losses of fixed maturity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below amortized cost by 20% or more for the following timeframes:

	December 31, 2005		December 31, 2004
	Amortized Cost	Gross Unrealized Losses	Amortized Cost	Gross Unrealized Losses
(in millions)
Less than six months	$23	$5	$4	$1
Six months or greater but less than nine months	—	—	—	—
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$23	$5	$4	$1

The gross unrealized losses as of December 31, 2005 were primarily concentrated in the manufacturing sector, while the gross unrealized losses as of December 31, 2004 were concentrated in the foreign government securities sectors.

Impairments of Fixed Maturity Securities

We maintain separate monitoring processes for public and private fixed maturities and create watch lists to highlight securities that require special scrutiny and management. Our public fixed maturity asset managers formally review all public fixed maturity holdings on a quarterly basis and more frequently when necessary to identify potential credit deterioration whether due to ratings downgrades, unexpected price variances, and/or industry specific concerns. We classify public fixed maturity securities of issuers that have defaulted as securities not in good standing and all other public watch list assets as closely monitored.

For private placements our credit and portfolio management processes help ensure prudent controls over valuation and management. We have separate pricing and authorization processes to establish “checks and balances” for new investments. We apply consistent standards of credit analysis and due diligence for all transactions, whether they originate through our own in-house origination staff or through agents. Our regional offices closely monitor the portfolios in their regions. We set all valuation standards centrally, and we assess the fair value of all investments quarterly.

Our private fixed maturity asset managers conduct specific servicing tests on each investment on an ongoing basis to determine whether the investment is in compliance or should be placed on the watch list or assigned an early warning classification. We assign early warning classifications to those issuers that have failed a servicing test or experienced a minor covenant default, and we continue to monitor them for improvement or deterioration. In certain situations, the general account benefits from negotiated rate increases or fees resulting from a covenant breach. We assign closely monitored status to those investments that have been recently restructured or for which restructuring is a possibility due to substantial credit deterioration or material covenant defaults. We classify as not in good standing securities of issuers that are in more severe conditions, for example, bankruptcy or payment default.

Fixed maturity securities classified as held to maturity are those securities where we have the intent and ability to hold the securities until maturity. These securities are reflected at amortized cost in our consolidated statement of financial position. Other fixed maturity securities are considered available for sale, and, as a result, we record unrealized gains and losses to the extent that amortized cost is different from estimated fair value. All held to maturity securities and all available for sale securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event or interest rate related);

•	our ability and intent to hold our investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. Estimated fair values for fixed maturities, other than private placement securities, are based on quoted market prices or prices obtained from independent pricing services. For these private fixed maturities, fair value is determined typically by using a discounted cash flow model, which relies upon the average of spread surveys collected from private market intermediaries who are active in both primary and secondary transactions and takes into account, among other things, the credit quality of the issuer and the reduced liquidity associated with private placements. The estimated fair value of certain non-performing private placement fixed maturities is based on management’s estimates.

Impairments of fixed maturity securities attributable to the Financial Services Businesses were $69 million in 2005 and $122 million in 2004. Impairments of fixed maturity securities attributable to the Closed Block Business were $32 million in 2005 and $61 million in 2004. For a further discussion of impairments, see “—Realized Investment Gains” above.

Trading account assets supporting insurance liabilities

Certain products included in the retirement business we acquired from CIGNA, as well as certain products included in the International Insurance segment, are experience-rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. The investments supporting these experience-rated products, excluding commercial loans, are classified as trading. These trading investments are reflected on the balance sheet as “Trading account assets supporting insurance liabilities, at fair value.” Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments are reported in “Net investment income.” The following table sets forth the composition of this portfolio as of the dates indicated.

	December 31, 2005		December 31, 2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in millions)
Short-term Investments and Cash Equivalents	$317	$317	$951	$951

Fixed Maturities:
U.S. Government	206	208	311	306
Foreign Government	329	330	387	390
Corporate Securities	9,630	9,369	8,866	8,765
Asset-Backed Securities	685	679	617	613
Mortgage Backed	2,300	2,255	1,494	1,492

Total Fixed Maturities	13,150	12,841	11,675	11,566

Equity Securities	388	623	378	447

Total trading account assets supporting insurance liabilities	$13,855	$13,781	$13,004	$12,964

As of December 31, 2005, as a percentage of amortized cost, 71% of the portfolio was comprised of publicly traded securities, versus 67% of the portfolio as of December 31, 2004. As of December 31, 2005, 97% of the fixed maturity portion of the portfolio was classified as investment grade, versus 98% of the fixed maturity portion of the portfolio as of December 31, 2004. Net change in unrealized gains (losses) from trading account assets supporting insurance liabilities still held at period end, recorded within “Asset management fees and other income,” were $(34) million and $(39) million for the years ended December 31, 2005 and 2004, respectively.

The following table sets forth our public fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1)(2)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value	Amortized Cost	Gross Unrealized Gains(3)	Gross Unrealized Losses(3)	Fair Value
		(in millions)
1	Aaa, Aa, A	$6,990	$14	$170	$6,834	$4,929	$23	$67	$4,886
2	Baa	2,049	3	65	1,987	2,454	9	31	2,431

	Subtotal Investment Grade	9,039	17	235	8,821	7,383	32	98	7,317

3	Ba	42	—	5	37	16	—	—	16
4	B	2	—	—	2	14	1	—	15
5	C and lower	2	—	—	2	2	—	—	2
6	In or near default	—	—	—	—	—	—	—	—

	Subtotal Below Investment Grade	46	—	5	41	32	1	—	33

	Total Public Trading Account Assets Supporting Insurance Liabilities	$9,085	$17	$240	$8,862	$7,415	$33	$98	$7,350

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

The following table sets forth our private fixed maturities included in our trading account assets supporting insurance liabilities portfolio by NAIC rating as of the dates indicated.

(1)(2)		December 31, 2005				December 31, 2004
NAIC Designation	Rating Agency Equivalent	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
		(in millions)
1	Aaa, Aa, A	$1,087	$2	$28	$1,061	$1,168	$3	$24	$1,147
2	Baa	2,564	10	66	2,508	2,852	20	51	2,821

	Subtotal Investment Grade	3,651	12	94	3,569	4,020	23	75	3,968

3	Ba	276	2	9	269	165	4	1	168
4	B	31	—	1	30	45	2	—	47
5	C and lower	99	—	1	98	22	1	1	22
6	In or near default	8	5	—	13	8	3	—	11

	Subtotal Below Investment Grade	414	7	11	410	240	10	2	248

	Total Private Trading Account Assets Supporting Insurance Liabilities	$4,065	$19	$105	$3,979	$4,260	$33	$77	$4,216

(1)	See “—Fixed Maturity Securities Credit Quality” above for a discussion on NAIC designations.
(2)	Reflects equivalent ratings for investments of the international insurance operations that are not rated by U.S. insurance regulatory authorities.
(3)	Amounts are reported in “Asset management fees and other income.”

Commercial Loans

Investment Mix

We originate domestic commercial mortgages using dedicated investment staff and a network of independent companies through our various regional offices across the country. All loans are underwritten consistently to our standards using a proprietary quality rating system that has been developed from our experience in real estate and mortgage lending. Our loan portfolio strategy emphasizes diversification by property type and geographic location.

Consumer loans are loans extended by Gibraltar Life to individuals for financing purchases of consumer goods and services and are guaranteed by third party guarantor companies.

Ongoing surveillance of the portfolio is performed and loans are placed on watch list status based on a predefined set of criteria. We place loans on early warning status in cases where we detect that the physical condition of the property, the financial situation of the borrower or tenant or other market factors could lead to a loss of principal or interest. We classify loans as closely monitored when there is a collateral deficiency or other credit events that will lead to a potential loss of principal or interest. Loans not in good standing are those loans where there is a high probability of loss of principal, such as when the loan is in the process of foreclosure or the borrower is in bankruptcy. In our domestic operations, our workout and special servicing professionals manage the loans on the watch list. In our international portfolios, we monitor delinquency in consumer loans on a pool basis and evaluate any servicing relationship and guarantees the same way we do for commercial loans.

As of December 31, 2005, we held approximately 11% of our general account investments in commercial loans compared to 12% as of December 31, 2004. This percentage is net of a $0.1 billion and $0.5 billion allowance for losses as of December 31, 2005 and December 31, 2004, respectively.

Our loan portfolio strategy emphasizes diversification by property type and geographic location. The following tables set forth the breakdown of the gross carrying values of our commercial loan portfolio by geographic region and property type as of the dates indicated.

	December 31, 2005				December 31, 2004
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by region:
U.S. Regions:
Pacific	$4,210	26.5%	$2,661	36.4%	$4,146	23.9%	$2,712	37.0%
South Atlantic	2,715	17.1	1,401	19.2	2,706	15.6	1,444	19.7
Middle Atlantic	2,197	13.9	1,429	19.6	2,218	12.8	1,285	17.5
East North Central	1,360	8.6	490	6.7	1,315	7.6	503	6.8
West South Central	949	6.0	392	5.4	1,083	6.2	403	5.5
Mountain	928	5.8	429	5.9	1,053	6.0	434	5.9
West North Central	529	3.3	220	3.0	555	3.2	247	3.4
New England	451	2.9	227	3.1	394	2.3	220	3.0
East South Central	246	1.5	51	0.7	192	1.1	90	1.2

Subtotal—U.S.	13,585	85.6	7,300	100.0	13,662	78.7	7,338	100.0
Asia	1,726	10.9	—	—	3,453	19.9	—	—
Other	563	3.5	—	—	242	1.4	—	—

Total Commercial Loans	$15,874	100.0%	$7,300	100.0%	$17,357	100.0%	$7,338	100.0%

	December 31, 2005				December 31, 2004
	Financial Services Businesses		Closed Block Business		Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Commercial loans by property type:
Industrial buildings	$3,229	20.3%	$1,928	26.4%	$2,923	16.8%	$1,867	25.4%
Office buildings	3,045	19.2	1,320	18.1	3,533	20.4	1,480	20.2
Apartment complexes	2,958	18.6	1,717	23.5	3,347	19.3	1,821	24.8
Retail stores	1,898	12.0	994	13.6	2,107	12.1	797	10.9
Other	1,381	8.7	638	8.8	982	5.7	600	8.2

Residential properties	1,037	6.5	2	—	1,307	7.5	4	—
Agricultural properties	1,032	6.5	701	9.6	1,017	5.9	769	10.5

Subtotal of collateralized loans	14,580	91.8	7,300	100.0	15,216	87.7	7,338	100.0
Uncollateralized loans	1,294	8.2	—	—	2,141	12.3	—	—

Total Commercial Loans	$15,874	100.0%	$7,300	100.0%	$17,357	100.0%	$7,338	100.0%

Commercial Loans by Contractual Maturity Date

The following tables set forth the breakdown of our commercial loan portfolio by contractual maturity as of December 31, 2005.

	December 31, 2005
	Financial Services Businesses		Closed Block Business
	Gross Carrying Value	% of Total	Gross Carrying Value	% of Total
	($ in millions)
Maturing in 2006	$1,070	6.7%	$175	2.4%
Maturing in 2007	1,456	9.2	421	5.8
Maturing in 2008	1,535	9.7	414	5.7
Maturing in 2009	2,555	16.1	745	10.2
Maturing in 2010	1,805	11.4	669	9.1
Maturing in 2011	1,028	6.5	678	9.3
Maturing in 2012	1,107	7.0	583	8.0
Maturing in 2013	1,335	8.4	580	7.9
Maturing in 2014	546	3.4	570	7.8
Maturing in 2015 and beyond	3,437	21.6	2,465	33.8

Total Commercial Loans	$15,874	100.0%	$7,300	100.0%

Commercial Loan Quality

We establish valuation allowances for loans that are determined to be non-performing as a result of our loan review process. We define a non-performing loan as a loan for which it is probable that amounts due according to the contractual terms of the loan agreement will not be collected. Valuation allowances for a non-performing loan are recorded based on the present value of expected future cash flows discounted at the loan’s effective interest rate or based on the fair value of the collateral if the loan is collateral dependent. We record subsequent adjustments to our valuation allowances when appropriate.

The following tables set forth the gross carrying value for commercial loans by loan classification as of the dates indicated:

	December 31, 2005		December 31, 2004
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Performing	$15,812	$7,298	$16,901	$7,334
Delinquent, not in foreclosure	52	1	359	1
Delinquent, in foreclosure	—	—	—	2
Restructured	10	1	97	1

Total Commercial Loans	$15,874	$7,300	$17,357	$7,338

The following table sets forth the change in valuation allowances for our commercial loan portfolio as of the dates indicated:

	December 31, 2005		December 31, 2004
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Allowance, beginning of year	$440	$41	$415	$53
(Release of)/addition to allowance for losses	(269)	(5)	4	(10)
Charge-offs, net of recoveries	(29)	—	(1)	(2)
Change in foreign exchange	(49)	—	22	—

Allowance, end of year	$93	$36	$440	$41

The release of allowance for losses of $269 million for the year ended December 31, 2005 includes $293 million related to the Dai Ichi settlement. The settlement resulted in a reduction in the commercial loan balance of $293 million and the release of the corresponding allowance, as well as a $110 million realized investment gain, as discussed in “—Realized Investment Gains” above.

Equity Securities

Investment Mix

The equity securities attributable to the Financial Services Businesses relate primarily to our Japanese insurance operations and consist principally of investments in common stock of publicly traded Japanese companies. The following table sets forth the composition of our equity securities portfolio attributable to the Financial Services Businesses and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2005				December 31, 2004
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$1,558	$401	$19	$1,940	$1,448	$185	$28	$1,605
Private equity	88	13	1	100	35	10	1	44

Total Equity	$1,646	$414	$20	$2,040	$1,483	$195	$29	$1,649

The equity securities attributable to the Closed Block Business consist principally of investments in common stock of publicly traded companies. The following table sets forth the composition of our equity securities portfolio attributable to the Closed Block Business and the associated gross unrealized gains and losses as of the dates indicated:

	December 31, 2005				December 31, 2004
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in millions)
Public equity	$2,526	$552	$114	$2,964	$2,089	$580	$53	$2,616
Private equity	4	—	—	4	3	1	—	4

Total Equity	$2,530	$552	$114	$2,968	$2,092	$581	$53	$2,620

Unrealized Losses from Equity Securities

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Financial Services Businesses where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2005		December 31, 2004
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
	(in millions)
Less than six months	$—	$—	$39	$11
Six months or greater but less than nine months	2	1	—	—
Nine months or greater but less than twelve months	—	—	2	1
Twelve months and greater	—	—	—	—

Total	$2	$1	$41	$12

The gross unrealized losses as of December 31, 2004 were primarily concentrated in the services sector.

The following table sets forth the cost and gross unrealized losses of our equity securities attributable to the Closed Block Business where the estimated fair value had declined and remained below cost by 20% or more for the following timeframes:

	December 31, 2005		December 31, 2004
	Cost	Gross Unrealized Losses	Cost	Gross Unrealized Losses
(in millions)
Less than six months	$72	$17	$27	$6
Six months or greater but less than nine months	—	—	—	—
Nine months or greater but less than twelve months	—	—	—	—
Twelve months and greater	—	—	—	—

Total	$72	$17	$27	$6

The gross unrealized losses as of December 31, 2005 were primarily concentrated in the manufacturing and services sectors while the gross unrealized losses as of December 31, 2004 were primarily concentrated in the manufacturing sector.

Impairments of Equity Securities

For those equity securities classified as available-for-sale we record unrealized gains and losses to the extent cost is different from estimated fair value. All securities with unrealized losses are subject to our review to identify other-than-temporary impairments in value. In evaluating whether a decline in value is other-than-temporary, we consider several factors including, but not limited to, the following:

•	the extent (generally if greater than 20%) and the duration (generally if greater than six months) of the decline;

•	the reasons for the decline in value (credit event or market fluctuation);

•	our ability and intent to hold the investment for a period of time to allow for a recovery of value; and

•	the financial condition of and near-term prospects of the issuer.

When we determine that there is an other-than-temporary impairment, we record a writedown to estimated fair value, which reduces the cost basis. The new cost basis of an impaired security is not adjusted for subsequent increases in estimated fair value. Estimated fair values for publicly traded equity securities are based on quoted market prices or prices obtained from independent pricing services. Estimated fair values for privately traded equity securities are determined using valuation and discounted cash flow models that call for a substantial level of judgment from management.

Impairments of equity securities attributable to the Financial Services Businesses were $8 million in 2005 and $18 million in 2004. Impairments of equity securities attributable to the Closed Block Business were $10 million in 2005 and $9 million in 2004. For a further discussion of impairments, see “—Realized Investment Gains” above.

Other Long-Term Investments

“Other long-term investments” are comprised as follows:

	December 31, 2005		December 31, 2004
	Financial Services Businesses	Closed Block Business	Financial Services Businesses	Closed Block Business
	(in millions)
Joint ventures and limited partnerships:
Real estate related	$168	$237	$222	$284
Non real estate related	235	724	211	796
Real estate held through direct ownership	1,119	13	1,253	33
Separate accounts	1,426	—	1,361	—
Other	777	(1)	927	(66)

Total other long-term investments	$3,725	$973	$3,974	$1,047

Trading Account Assets Supporting Insurance Liabilities

“Trading account assets supporting insurance liabilities, at fair value” include assets that support certain products included in the retirement business we acquired from CIGNA, as well as certain products included in the International Insurance segment, which are experience rated, meaning that the investment results associated with these products will ultimately accrue to contractholders. Realized and unrealized gains and losses for these investments are reported in “Asset management fees and other income.” Investment income for these investments is reported in “Net investment income.”

Results for 2005 and 2004 include the recognition of $33 million and $55 million of investment losses, respectively, on “Trading account assets supporting insurance liabilities, at fair value.” These losses primarily represent interest-rate related mark-to-market adjustments on fixed maturity securities. Consistent with our treatment of “Realized investment gains (losses), net,” these losses, which will ultimately accrue to the contractholders, are excluded from adjusted operating income. In addition, results for 2005 and 2004 include increases of $44 million and decreases of $1 million, respectively, in contractholder liabilities due to asset value changes in the pool of investments that support these experience-rated contracts. These liability changes are reflected in “Interest credited to policyholders’ account balances” and are also excluded from adjusted operating income. As prescribed by GAAP, changes in the fair value of mortgage loans, other than when associated with impairments, are not recognized in income in the current period, while the impact of these changes in mortgage loan value are reflected as a change in the liability to contractholders in the current period. Included in the amounts above related to the change in the liability to contractholders is a decrease related to mortgage loans of $12 million in 2005 and $27 million in 2004. There were no amounts recorded related to these items in 2003.

Divested Businesses

Our income from continuing operations includes results from several businesses that have been or will be sold or exited that do not qualify for “discontinued operations” accounting treatment under GAAP. The results of these divested businesses are reflected in our Corporate and Other operations, but excluded from adjusted operating income. A summary of the results of these divested business that have been excluded from adjusted operating income is as follows for the periods indicated:

	Year ended December 31,
	2005	2004	2003
	(in millions)
Property and casualty insurance	$(12)	$(1)	$(355)
Prudential Securities capital markets	(4)	(22)	287
Gibraltar Casualty	—	—	(81)
Other divested businesses	—	(1)	(22)

Total divested business excluded from adjusted operating income	$(16)	$(24)	$(171)

In the fourth quarter of 2003, we completed our previously announced agreements to sell our property and casualty insurance companies that operate nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual Group, or Liberty Mutual, as well as our New Jersey property and casualty insurance companies to Palisades Group. Results of the property and casualty insurance operations are reflected as a divested business for all periods presented. The loss in 2003 includes a charge of $491 million, which primarily reflects the write-down of the assets to be sold to fair value and management’s best estimate of the cost of retained liabilities. The retained liabilities include pre-closing litigation and obligations under reinsurance contracts provided in connection with potential adverse loss development on the business sold to Liberty Mutual.

In addition, in 2003 we sold our specialty automobile insurance business and entered into an agreement to sell our work-place distribution property and casualty insurance operations, which closed in the first quarter of 2004. The results of operations for these businesses are included in “Loss from discontinued operations” for all periods presented.

The results for the Prudential Securities capital markets businesses in 2003 include the gain from a $332 million settlement of an arbitration award. Partly offsetting this gain in 2003, are losses related to the residual investment portfolio of the business that continues to be liquidated.

The results for the Gibraltar Casualty Company, a commercial property and casualty insurer that we sold in September 2000 to Everest Re Group, Ltd., reflect losses of $81 million in 2003 from a stop-loss reinsurance agreement we entered into pursuant to the sale, whereby if and when aggregate post-sale claim and claim-related payments exceed Gibraltar Casualty’s reserves recorded at the time of sale, we will pay Everest for 80% of the first $200 million of such excess. As of December 31, 2003, we were fully reserved for payments under this agreement.

Also reflected in other divested businesses are the results of the Prudential Home Mortgage business and the operations of certain Japanese asset management units.

Liquidity and Capital Resources

Prudential Financial

The principal sources of funds available to Prudential Financial, the parent holding company and registrant, to meet its obligations, including the payment of shareholder dividends, debt service, operating expenses, capital contributions and obligations to subsidiaries are dividends, returns of capital, interest income from its subsidiaries, and cash and short-term investments. These sources of funds are complemented by Prudential Financial’s access to the capital markets and bank facilities. We believe that cash flows from these sources are sufficient to satisfy the current liquidity requirements of Prudential Financial, including reasonably foreseeable contingencies. As of December 31, 2005, Prudential Financial had cash and short-term investments of approximately $747 million, an increase of $271 million, or 57%, from December 31, 2004. Prudential Financial’s principal sources and uses of cash and short-term investments for the year ended December 31, 2005 were as follows:

Year ended December 31, 2005
(in millions)
Sources:
Dividends and/or returns of capital from subsidiaries(1)	$2,393
Proceeds from the issuance of retail medium-term notes, net of repayments(2)	576
Proceeds from the issuance of long-term debt(3)	848
Proceeds from the issuance of short-term debt, net of repayments(3)	320
Proceeds from the issuance of floating rate convertible senior notes(3)	2,000
Proceeds from the exercise of stock options	169
Other	24

Total sources	6,330

Uses:
Capital contributions to subsidiaries(4)	(779)
Share repurchases	(2,096)
Demutualization consideration(5)	(283)
Net payments under intercompany loan agreements (6)	(1,931)
Shareholder dividends	(394)
Purchase of funding agreements from Prudential Insurance, net of maturities(2)	(576)

Total uses	(6,059)

Net increase in cash and short-term investments	$271

(1)	Includes dividends and/or returns of capital of $1,733 million from Prudential Insurance, $175 million from American Skandia, $231 million from our asset management subsidiaries, $86 million from securities subsidiaries, $75 million from our international insurance and investments subsidiaries, $31 million from real estate subsidiaries and $62 million from other businesses.
(2)	Proceeds from the issuance of retail medium-term notes are used primarily to purchase funding agreements from Prudential Insurance. See “—Financing Activities” for a discussion of our retail note program.
(3)	See “—Financing Activities.”
(4)	Includes capital contributions of $375 million to our international insurance and investments subsidiaries, $195 million to corporate subsidiaries, $154 million to our securities subsidiaries, and $48 million to domestic insurance subsidiaries and $7 million to our bank holding company.
(5)	See “—Uses of Capital—Demutualization Consideration.”
(6)	Includes a $2 billion loan to an investment subsidiary that was funded primarily with the proceeds from the issuance of senior convertible notes. Also includes a $150 million repayment of an intercompany note issued to Prudential Insurance at the time of demutualization.

Sources of Capital

Prudential Financial is a holding company with insubstantial assets other than investments in subsidiaries. Its capitalization and use of financial leverage are consistent with its ratings targets. We also seek to capitalize subsidiaries and businesses in accordance with their ratings targets. Our financial strength rating targets for our domestic life insurance companies are “AA/Aa/AA” for Standard & Poor’s Rating Services, or S&P, Moody’s Investors Service, Inc., or Moody’s, and Fitch Ratings Ltd., or Fitch, respectively, and “A+” for A.M. Best Company, or A.M. Best. Our long-term senior debt rating objectives for Prudential Financial are “A” for S&P,

Moody’s and Fitch and “a” for A.M. Best. For our current ratings information see “Business—Ratings.” The primary components of capitalization for the Financial Services Businesses consist of the equity we attribute to the Financial Services Businesses (excluding unrealized gains and losses on investments) and outstanding capital debt of the Financial Services Businesses, as discussed below under “—Financing Activities.” Based on these components, the capital position of the Financial Services Businesses as of December 31, 2005 was as follows:

December 31, 2005
(in millions)
Attributed equity (excluding unrealized gains and losses on investments)	$20,206
Capital debt	4,199

Total capital	$24,405

As shown in the table above, as of December 31, 2005, the Financial Services Businesses had approximately $24.4 billion in capital, all of which was available to support the aggregate capital requirements of its three divisions and its Corporate and Other operations. Based on our assessments of these businesses and operations, we believe that the capital of the Financial Services Businesses exceeds the amount required to support its current business risks. We believe that this excess capital, combined with unused borrowing capacity as discussed below, exceeded $3.0 billion as of December 31, 2005. Although some of these resources are in our regulated subsidiaries, and their availability may be subject to prior regulatory notice, approval or non-disapproval, we believe these resources give us substantial financial flexibility. We have not included the ability to issue hybrid equity securities in our estimate of excess capital; however, we may consider issuing these securities as part of our capital structure in the future if the terms are attractive relative to other alternatives.

The Risk Based Capital, or RBC, ratio is the primary measure by which we evaluate the capital adequacy of Prudential Insurance, which encompasses businesses in both the Financial Services Businesses and the Closed Block Business. We manage Prudential Insurance’s RBC ratio to a level consistent with our ratings targets. RBC is determined by statutory formulas that consider risks related to the type and quality of the invested assets, insurance-related risks associated with Prudential Insurance’s products, interest rate risks and general business risks. The RBC ratio calculations are intended to assist insurance regulators in measuring the adequacy of Prudential Insurance’s statutory capitalization.

We have completed the process of arranging the reinsurance of the Closed Block. As of December 31, 2005, we had reinsured 90% of the Closed Block, including 17% with a wholly owned subsidiary of Prudential Financial. Entering into these arrangements allows the RBC formula treatment of the Closed Block to reflect more closely the economic risk profile of the Closed Block. The Closed Block continues to be adequately capitalized to meet its future obligations, as discussed under “—Overview—Closed Block Business.” We also consider borrowing capacity in evaluating the capital position and financial flexibility of the Financial Services Businesses. We believe that a ratio of capital debt to total capital of 20% or less is consistent with our ratings objectives for Prudential Financial. Our ratio as of December 31, 2005 of 17.2% implies that the Financial Services Businesses could incur up to $0.9 billion in additional capital debt consistent with our ratings objectives.

During 2005, we used available capital from our International Insurance businesses to fund loans to affiliates.

During 2005, we repatriated approximately $160 million to Prudential Financial under the American Jobs Creation Act of 2004, or AJCA. For further discussion of these repatriations, see Note 17 to our Consolidated Financial Statements.

In the second quarter of 2005, Prudential Insurance declared a dividend of $1.486 billion to its sole shareholder, Prudential Holdings, LLC. The portion of this dividend not allocated to the Closed Block Business ($969 million) was paid by Prudential Holdings, LLC to Prudential Financial. In the third quarter of 2005, Prudential Insurance received approval from the New Jersey Department of Banking and Insurance for an extraordinary dividend of $764 million. Also in the third quarter of 2005, Prudential Insurance paid the extraordinary dividend to Prudential Holdings, LLC, which in turn paid to Prudential Financial.

Uses of Capital

Share Repurchases.    During the year ended December 31, 2005, the Company repurchased 32.4 million shares of its Common Stock at a total cost of approximately $2,090 million.

On November 9, 2004, Prudential Financial’s Board of Directors authorized a stock repurchase program under which Prudential Financial was authorized to purchase up to $1.5 billion of its outstanding Common Stock in 2005. Effective June 7, 2005, Prudential Financial’s Board of Directors authorized an increase in the annual rate of share repurchases from $1.5 billion to $2.1 billion for calendar year 2005. On November 8, 2005, Prudential Financial’s Board of Directors authorized the Company to repurchase up to $2.5 billion of its outstanding Common Stock in calendar year 2006. The timing and amount of any repurchases under the authorization are determined by management based on market conditions and other considerations, and the repurchases may be effected in the open market or through negotiated transactions. The 2006 stock repurchase program supersedes all previous repurchase programs.

Demutualization Consideration.    For the year ended December 31, 2005, Prudential Financial paid $283 million in demutualization consideration to eligible policyholders whom we have located since the time of demutualization and to governmental authorities in respect of other eligible policyholders whom we continue to be unable to locate. We remain obligated to disburse $203 million of demutualization consideration to the states if we are unable to establish contact with eligible policyholders within time periods prescribed by state unclaimed property laws. These laws typically require remittance to the state after periods ranging from three to five years.

Regulatory Changes.    Changes to the NAIC RBC Requirements for Variable Annuities with Guarantees—C-3 Phase II, which became effective as of December 31, 2005, did not have a material impact on the RBC ratios of the Company’s insurance subsidiaries or the capital requirements associated with our variable annuity products, given our internal reinsurance program, our living benefit hedge program and other product risk management policies and procedures.

Restrictions on Dividends and Returns of Capital from Subsidiaries

Our insurance and various other companies are subject to regulatory limitations on the payment of dividends and other transfers of funds to affiliates. With respect to Prudential Insurance, New Jersey insurance law provides that, except in the case of extraordinary dividends or distributions, all dividends or distributions paid by Prudential Insurance may be declared or paid only from unassigned surplus, as determined pursuant to statutory accounting principles, less unrealized investment gains and revaluation of assets. As of December 31, 2005 and 2004, Prudential Insurance’s unassigned surplus was $2.703 billion and $3.327 billion, respectively. Prudential Insurance recorded applicable adjustments for unrealized investment gains of $252 million and $824 million, as of December 31, 2005 and 2004, respectively. Prudential Insurance must also notify the New Jersey Department of Banking and Insurance of its intent to pay a dividend. If the dividend, together with other dividends or distributions made within the preceding twelve months, would exceed a specified statutory limit, Prudential Insurance must also obtain the prior non-disapproval of the Department. The current statutory limitation applicable to New Jersey life insurers generally is the greater of 10% of the prior calendar year’s statutory surplus, $7.1 billion as of December 31, 2005, or the prior calendar year’s statutory net gain from operations excluding realized investment gains and losses, $1.8 billion for the year ended December 31, 2005. In addition to these regulatory limitations, the terms of the IHC debt contain restrictions potentially limiting dividends by Prudential Insurance applicable to the Financial Services Businesses in the event the Closed Block Business is in financial distress and under other circumstances.

The laws regulating dividends of the other states and foreign jurisdictions where our other insurance companies are domiciled are similar, but not identical, to New Jersey’s. Pursuant to Gibraltar Life’s reorganization, in addition to regulatory restrictions, there are certain restrictions on Gibraltar Life’s ability to pay dividends to Prudential Financial. There are also regulatory restrictions on the payment of dividends by The Prudential Life Insurance Company, Ltd., or Prudential of Japan. We anticipate that it will be several years before these restrictions will allow Gibraltar Life to pay dividends. Prudential of Japan may be able to begin paying dividends in the next two years. The ability of our asset management subsidiaries, and the majority of our other operating subsidiaries, to pay dividends is largely unrestricted.

Tax Settlement

As a result of the completion of a review of tax issues by the Joint Committee on Taxation of the United States Congress relating to an examination by the Internal Revenue Service, or IRS, of our consolidated federal income tax returns for the 1997 to 2001 periods, we expect to receive a cash refund during calendar year 2006 of approximately $570 million from the IRS. The refund will be distributed to the subsidiaries to which it relates, and will be subject to those restrictions on dividends and transfers to affiliates, discussed above, applicable to those subsidiaries.

Alternative Sources of Liquidity

Prudential Financial, the parent holding company, maintains an intercompany liquidity account that is designed to maximize the use of cash by facilitating the lending and borrowing of funds between the parent holding company and its affiliates on a daily basis. Depending on the overall availability of cash, the parent holding company invests excess cash on a short-term basis or borrows funds in the capital markets. It also has access to bank facilities. See “—Lines of Credit and Other Credit Facilities.”

Liquidity of Subsidiaries

Domestic Insurance Subsidiaries

General Liquidity

Liquidity refers to a company’s ability to generate sufficient cash flows to meet the needs of its operations. We manage the liquidity of our domestic insurance operations to ensure stable, reliable and cost-effective sources of cash flows to meet all of our obligations. Liquidity is provided by a variety of sources, as described more fully below, including portfolios of liquid assets. The investment portfolios of our domestic and foreign insurance operations are integral to the overall liquidity of those operations. We segment our investment portfolios and employ an asset/liability management approach specific to the requirements of our product lines. This enhances the discipline applied in managing the liquidity, as well as the interest rate and credit risk profiles, of each portfolio in a manner consistent with the unique characteristics of the product liabilities. A projection process for cash flows from operations serves to ensure sufficient liquidity to meet projected cash outflows, including claims.

Liquidity is measured against internally developed benchmarks that take into account the characteristics of the asset portfolio. The results are affected substantially by the overall quality of our investments.

Cash Flow

The principal sources of liquidity of Prudential Insurance and our other domestic insurance subsidiaries are premiums and annuity considerations, investment and fee income and investment maturities and sales associated with our insurance, annuities and guaranteed products operations. The principal uses of that liquidity include benefits, claims, dividends paid to policyholders, and payments to policyholders and contractholders in connection with surrenders, withdrawals and net policy loan activity. Other uses of liquidity include commissions, general and administrative expenses, purchases of investments, and payments in connection with financing activities.

We believe that the cash flows from our insurance, annuity and guaranteed products operations are adequate to satisfy the current liquidity requirements of these operations, including under reasonably foreseeable stress scenarios. The continued adequacy of this liquidity will depend upon factors such as future securities market conditions, changes in interest rate levels and policyholder perceptions of our financial strength, each of which could lead to reduced cash inflows or increased cash outflows.

Our domestic insurance operations’ cash flows from investment activities result from repayments of principal, proceeds from maturities and sales of invested assets and investment income, net of amounts reinvested. The primary liquidity risks with respect to these cash flows are the risk of default by debtors, our counterparties’ willingness to extend repurchase and/or securities lending arrangements, and market volatility. We closely manage these risks through our credit risk management process and regular monitoring of our liquidity position.

In managing the liquidity of our domestic insurance operations, we also consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions in selecting assets to support these contractual obligations. We use surrender charges and other contract provisions to mitigate the extent, timing and profitability impact of withdrawals of funds by customers from annuity contracts and deposit liabilities. The following table sets forth withdrawal characteristics of our general account annuity reserves and deposit liabilities (based on statutory liability values) as of the dates indicated.

	December 31, 2005		December 31, 2004
	Amount	% of Total	Amount	% of Total
	($ in millions)
Not subject to discretionary withdrawal provisions	$24,749	38%	$22,229	36%
Subject to discretionary withdrawal, with adjustment:
With market value adjustment	19,346	30	18,445	30
At market value	1,235	2	1,146	2
At contract value, less surrender charge of 5% or more	2,421	4	2,683	4

Subtotal	47,751	74	44,503	72
Subject to discretionary withdrawal at contract value with no surrender charge or surrender charge of less than 5%	17,274	26	17,130	28

Total annuity reserves and deposit liabilities	$65,025	100%	$61,633	100%

Gross account withdrawals for our domestic insurance operations’ products amounted to $18.9 billion, including $9.0 billion associated with the businesses of PRIAC, and $12.7 billion, including $4.3 billion associated with the businesses of PRIAC, for years ended December 31, 2005 and 2004, respectively. These withdrawals include contractually scheduled maturities of general account guaranteed investment contracts of $2,075 million and $1,601 million for the years ended December 31, 2005 and 2004, respectively. Because these contractual withdrawals, as well as the level of surrenders experienced, were consistent with our assumptions in asset/liability management, the associated cash outflows did not have a material adverse impact on our overall liquidity.

Individual life insurance policies are less susceptible to withdrawal than our annuity reserves and deposit liabilities because policyholders may incur surrender charges and be subject to a new underwriting process in order to obtain a new insurance policy. Annuity benefits under group annuity contracts are generally not subject to early withdrawal.

Liquid Assets

Liquid assets include cash, cash equivalents, short-term investments, fixed maturity and public equity securities. As of December 31, 2005 and December 31, 2004, our domestic insurance operations had liquid assets of $136.9 billion and $132.8 billion, respectively. The portion of liquid assets comprised of cash and cash equivalents and short-term investments was $7.7 billion and $8.5 billion as of December 31, 2005 and 2004, respectively. As of December 31, 2005, $114.2 billion, or 91%, of the fixed maturity investments held in our domestic insurance company general account portfolios were rated investment grade. The remaining $11.8 billion, or 9%, of fixed maturity investments were rated non-investment grade. We consider attributes of the various categories of liquid assets (for example, type of asset and credit quality) in calculating internal liquidity measures in order to evaluate the adequacy of our domestic insurance operations’ liquidity under a variety of stress scenarios. We believe that the liquidity profile of our assets is sufficient to satisfy current liquidity requirements, including under foreseeable stress scenarios.

Given the size and liquidity profile of our investment portfolios, we believe that claim experience varying from our projections does not constitute a significant liquidity risk. Our asset/liability management process takes into account the expected maturity of investments and expected claim payments as well as the specific nature and risk profile of the liabilities. Historically, there has been no significant variation between the expected maturities of our investments and the payment of claims.

Our domestic insurance companies’ liquidity is managed through access to substantial investment portfolios as well as a variety of instruments available for funding and/or managing short-term cash flow mismatches, including from time to time those arising from claim levels in excess of projections. To the extent we need to pay claims in excess of projections, we may borrow temporarily or sell investments sooner than anticipated to pay these claims, which may result in realized investment gains or losses or increased borrowing costs affecting results of operations. For a further discussion of realized investment gains or losses, see “—Realized Investment Gains and General Account Investments—Realized Investment Gains.” We believe that borrowing temporarily or selling investments earlier than anticipated will not have a material impact on the liquidity of our domestic insurance companies. Payment of claims and sale of investments earlier than anticipated would have an impact on the reported level of cash flow from operating and investing activities, respectively, in our financial statements.

Prudential Funding, LLC

Prudential Funding, LLC, or Prudential Funding, a wholly owned subsidiary of Prudential Insurance, continues to serve as a source of financing for Prudential Insurance and its subsidiaries, as well as for other subsidiaries of Prudential Financial. Prudential Funding operates under a support agreement with Prudential Insurance whereby Prudential Insurance has agreed to maintain Prudential Funding’s positive tangible net worth at all times. Prudential Funding borrows funds primarily through the direct issuance of commercial paper. Prudential Funding’s outstanding loans to other subsidiaries of Prudential Financial have declined over time as it transitions into a financing company primarily for Prudential Insurance and its remaining subsidiaries. While our other subsidiaries continue to borrow from Prudential Funding, they also borrow from Prudential Financial and directly from third parties. The impact of Prudential Funding on liquidity is considered in the internal liquidity measures of the domestic insurance operations.

As of December 31, 2005, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $3.0 billion. As of December 31, 2005, $2.2 billion of these lines were available to Prudential Insurance and Prudential Funding and there were no outstanding borrowings under these facilities as of December 31, 2005. For a further discussion on lines of credit, see “—Financing Activities—Lines of Credit and Other Credit Facilities.”

International Insurance Subsidiaries

In our international insurance operations, liquidity is provided through ongoing operations as well as portfolios of liquid assets. In managing the liquidity and the interest and credit risk profiles of our international insurance portfolios, we employ a discipline similar to the discipline employed for domestic insurance subsidiaries. We monitor liquidity through the use of internal liquidity measures, taking into account the liquidity of the asset portfolios.

As with our domestic operations, in managing the liquidity of these operations we consider the risk of policyholder and contractholder withdrawals of funds earlier than our assumptions in selecting assets to support these contractual obligations. As of December 31, 2005 and December 31, 2004, our international insurance subsidiaries had total general account insurance related liabilities (other than dividends payable to policyholders) of $44.7 billion and $48.6 billion, respectively. Of those amounts, $25.7 billion and $29.7 billion, respectively, were associated with Gibraltar Life, our largest international insurance subsidiary. Concurrent with our acquisition of Gibraltar Life in April 2001, substantially all of its insurance liabilities were restructured, under a plan of reorganization, to include special surrender penalties on existing policies. These charges mitigate the extent, timing, and profitability impact of withdrawals of funds by customers and apply to $21.2 billion and $26.5 billion of Gibraltar Life’s insurance related reserves as of December 31, 2005, and December 31, 2004, respectively. The following table sets forth the schedule (for each fiscal year ending March 31) of special surrender charges on policies that are in force:

2005	2006	2007	2008	2009
10%	8%	6%	4%	2%

Policies issued by Gibraltar Life post-acquisition are not subject to the above restructured policy surrender charge schedule. Policies issued post-acquisition are generally subject to discretionary withdrawal at contract value, less applicable surrender charges, which currently start at 5% or more.

In 2005, a special dividend to certain Gibraltar Life policyholders was payable and will again be payable in 2009. The special dividend is based on 70% of net realized investment gains, if any, over the value of certain real estate and loans, net of transaction costs and taxes, included in the Gibraltar Life reorganization plan. During 2005, Gibraltar made special dividend payments of $472 million to policyholders in the form of either additional policy values or cash. The remainder of the expected total 2005 special dividend ($194 million) will be paid on policy anniversaries through April 1, 2006. As of December 31, 2005, liabilities of $194 million and $269 million related to the years 2005 and 2009, respectively, were included in “Policyholders’ Dividends” to cover the remaining special dividend. The remaining special dividend payments will take the form of either additional policy values or cash. Gibraltar Life’s investment portfolio is structured to provide adequate liquidity for the special dividend.

Prudential of Japan, with $15.5 billion and $16.3 billion of general account insurance related liabilities, other than dividends to policyholders, as of December 31, 2005, and December 31, 2004, respectively. Prudential of Japan did not have a material amount of general account annuity reserves and deposit liabilities subject to discretionary withdrawal as of December 31, 2005 or December 31, 2004. Additionally, we believe that the individual life insurance policies sold by Prudential of Japan do not have significant withdrawal risk because policyholders may incur surrender charges and must undergo a new underwriting process in order to obtain a new insurance policy.

As of December 31, 2005 and December 31, 2004, our international insurance subsidiaries had cash and short-term investments of approximately $1.7 billion and $3.6 billion, respectively, and fixed maturity investments with fair values of $36.5 billion and $38.0 billion, respectively. We believe that ongoing operations and the liquidity profile of our international insurance assets provide sufficient current liquidity, including under reasonably foreseeable stress scenarios.

Prudential Securities Group

As of December 31, 2005 and December 31, 2004, Prudential Securities Group’s assets totaled $6.7 billion and $7.1 billion, respectively. Prudential Securities Group continues to own our investment in Wachovia Securities as well as the retained wholly owned businesses. The wholly owned businesses remaining in Prudential Securities Group continue to maintain sufficiently liquid balance sheets, consisting mostly of cash and cash equivalents, segregated client assets, short-term collateralized receivables from clients and broker-dealers, and collateralized loans to clients. Distributions from our investment in Wachovia Securities to Prudential Securities Group totaled $154 million and $80 million for the years ended December 31, 2005 and 2004, respectively. As of December 31, 2005, Prudential Securities Group had remaining assets amounting to $229 million related to its former institutional fixed income activities, compared to $386 million as of December 31, 2004.

Financing Activities

As of December 31, 2005 and December 31, 2004, total short- and long-term debt of the Company on a consolidated basis was $19.4 billion and $11.7 billion, respectively. Outstanding short- and long-term debt of Prudential Financial, the parent company, amounted to $8.3 billion as of December 31, 2005 and $4.6 billion as of December 31, 2004, which is included in the total consolidated outstanding short- and long-term debt of the Company.

Prudential Financial is authorized to borrow funds from various sources to meet its capital needs, as well as the capital needs of its subsidiaries. The following table sets forth the outstanding short- and long-term debt of Prudential Financial, as of the dates indicated:

	December 31, 2005	December 31, 2004
	(in millions)
Borrowings:
General obligation short-term debt:
Commercial paper	$766	$446
Floating rate convertible senior notes	2,000	—
Current portion of long-term debt	677	—

General obligation long-term debt:
Senior debt	3,820	3,658
Retail medium-term notes	1,045	470

Total general obligations	$8,308	$4,574

Prudential Financial’s short-term debt includes commercial paper borrowings of $766 million and $446 million as of December 31, 2005 and December 31, 2004, respectively. The weighted average interest rate on the commercial paper borrowings under this program was 3.19%, 1.44%, and 1.21% for the years ended December 31, 2005, 2004, and 2003, respectively.

To enhance its financial flexibility, Prudential Financial filed a $5 billion shelf registration statement, effective March 21, 2005, with the SEC that permits the issuance of public debt, equity and hybrid securities, superseding the $5 billion shelf registration that was filed in April 2003. The total principal amount of debt outstanding under both shelf programs as of December 31, 2005 was $5.5 billion. The total remaining issuance capacity under the current shelf program as of December 31, 2005 was approximately $3.7 billion.

On March 30, 2005, Prudential Financial allocated up to $2.5 billion of the 2005 $5 billion shelf registration for a new medium-term notes, Series C program. The total principal amount of debt outstanding under Prudential Financial’s domestic medium-term note and senior note programs as of December 31, 2005 and December 31, 2004 was $4.5 billion and $3.7 billion, respectively. On June 8, 2005, Prudential Financial issued $850 million of medium-term notes, Series C. The net proceeds from the sale of the notes were used for general corporate purposes, including a loan to one of our domestic insurance subsidiaries. The individual life business used the loan to replace reliance on 364-day letter of credit facilities supporting reserve credits realized through reinsurance on certain term insurance business. This transaction reduced rollover and repricing risks with respect to those letter of credit facilities. The weighted average interest rates on Prudential Financial’s domestic medium-term note and senior note programs, including the effect of interest rate hedging activity, were 4.95%, 4.20%, and 3.76% for the years ended December 31, 2005, 2004 and 2003, respectively.

On April 29, 2005, Prudential Financial allocated up to $2.0 billion of the 2005 $5 billion shelf registration for a retail medium-term notes program to supersede the 2004 retail medium-term notes program. This retail medium-term notes program serves as a funding source for a spread product of our Retirement segment that is economically similar to funding agreement-backed medium-term notes issued to institutional investors, except that the notes are senior obligations of Prudential Financial and are purchased by retail investors. The total principal amount of debt outstanding under this program as of December 31, 2005 and December 31, 2004 was $1,047 million and $470 million, respectively. The weighted average interest rate on this debt, including the effect of interest rate hedging activity, was 5.06% and 2.85% for the years ended December 31, 2005 and 2004, respectively.

In November 2005, Prudential Financial issued in a private placement $2.0 billion of floating rate convertible senior notes, convertible by the holders at any time after issuance into cash and shares of the Company’s Common Stock. The conversion price, initially $90 per share, is subject to adjustment upon certain corporate events. The conversion feature requires net settlement in shares; therefore, upon conversion, a holder would receive cash equal to the par amount of the convertible notes surrendered for conversion and shares of Prudential Financial Common Stock only for the portion of the settlement amount in excess of the par amount, if any. Prudential Financial used substantially all of the offering proceeds to purchase an investment grade fixed income investment portfolio as well as to repurchase under Prudential Financial’s existing share repurchase authorization shares of its Common Stock.

Current capital markets activities for the Company on a consolidated basis principally consist of unsecured short-term and long-term debt borrowings issued by Prudential Funding and Prudential Financial, unsecured third party bank borrowing, and asset-based or secured financing. The secured financing arrangements include transactions such as securities lending and repurchase agreements, which we generally use to finance liquid securities in our short-term spread portfolios, primarily within Prudential Insurance.

The following table sets forth total consolidated borrowings of the Company as of the dates indicated:

	December 31, 2005	December 31, 2004
	(in millions)
Borrowings:
General obligation short-term debt	$11,113	$4,043

General obligation long-term debt:
Senior debt	5,772	5,128
Surplus notes	693	692

Total general obligation long-term debt	6,465	5,820

Total general obligations	17,578	9,863

Limited and non-recourse borrowing:
Limited and non-recourse short-term debt	1	1
Limited and non-recourse long-term debt(1)	1,805	1,807

Total limited and non-recourse borrowing	1,806	1,808

Total borrowings(2)	19,384	11,671

Total asset-based financing	18,558	16,654

Total borrowings and asset-based financings	$37,942	$28,325

(1)	As of December 31, 2005 and December 31, 2004, $1.8 billion of limited and non-recourse debt outstanding was attributable to the Closed Block Business.
(2)	Does not include $4.2 billion and $2.8 billion of medium-term notes of consolidated trust entities secured by funding agreements purchased with the proceeds of such notes as of December 31, 2005 and December 31, 2004, respectively. These notes are included in “Policyholders’ account balances.” For additional information see “—Funding Agreement Notes Issuance Program.”

Total general debt obligations increased by $7,715 million, or 78%, from December 31, 2004 to December 31, 2005, reflecting a $645 million net increase in long-term debt and a $7,070 million net increase in short-term debt. The increase in long-term debt was driven primarily by the net issuance of $576 million of retail medium-term notes by Prudential Financial under our retail note program and $848 million of medium-term notes issued under our medium-term note program. The net increase in short-term debt was driven by the issuance of the convertible notes and opportunities in our short- and medium-term spread portfolio.

Prudential Funding’s commercial paper and master note borrowings as of December 31, 2005 and December 31, 2004 were $6.9 billion and $2.1 billion, respectively. In the second quarter of 2002, Prudential Financial issued a subordinated guarantee covering Prudential Funding’s domestic commercial paper program. The weighted average interest rates on the commercial paper borrowings and master notes were 3.27%, 1.34%, and 1.13% for the year ended December 31, 2005, 2004 and 2003, respectively.

The total principal amount of debt outstanding under Prudential Funding’s domestic medium-term note programs was $772 million, as of both December 31, 2005 and December 31, 2004. The weighted average interest rates on Prudential Funding’s long-term debt, including the effect of interest rate hedging activity, were 4.09%, 2.13%, and 1.87% for the years ended December 31, 2005, 2004 and 2003, respectively.

Prudential Insurance had outstanding surplus notes totaling $693 million and $692 million as of December 31, 2005 and December 31, 2004, respectively. These debt securities, which are included as surplus of Prudential Insurance on a statutory accounting basis, are subordinated to other Prudential Insurance borrowings and to policyholder obligations and are subject to regulatory approvals for principal and interest payments.

Our total borrowings consist of capital debt, investment related debt, securities business related debt and debt related to specified other businesses. Capital debt is borrowing that is used or will be used to meet the capital requirements of Prudential Financial as well as borrowings invested in equity or debt securities of direct or indirect subsidiaries of Prudential Financial and subsidiary borrowings utilized for capital requirements. Investment related borrowings consist of debt issued to finance specific investment assets or portfolios of investment assets, including institutional spread lending investment portfolios, real estate and real estate related investments held in consolidated joint ventures, as well as institutional and insurance company portfolio cash flow timing differences. Securities business related debt consists of debt issued to finance primarily the liquidity of our broker-dealers and our capital markets and other securities business related operations. Debt related to specified other businesses consists of borrowings associated with our individual annuity business, real estate franchises and relocation services. Borrowings under which either the holder is entitled to collect only against the assets pledged to the debt as collateral, or has only very limited rights to collect against other assets, have been classified as limited and non-recourse debt. Consolidated borrowings as of December 31, 2005 and December 31, 2004 include $1.8 billion of limited and non-recourse debt attributable to the Closed Block Business.

The following table summarizes our borrowings, categorized by use of proceeds, as of the dates indicated:

	December 31, 2005	December 31, 2004
	(in millions)
General obligations:
Capital debt	$4,199	$3,480
Investment related	9,558	2,593
Securities business related	2,865	2,998
Specified other businesses	956	792

Total general obligations	17,578	9,863
Limited and non-recourse debt	1,806	1,808

Total borrowings	$19,384	$11,671

Short-term debt	$11,114	$4,044
Long-term debt	8,270	7,627

Total borrowings	$19,384	$11,671

Borrowings of Financial Services Businesses	$15,967	$9,773
Borrowings of Closed Block Business	3,417	1,898

Total borrowings	$19,384	$11,671

Funding Agreement Notes Issuance Program

In 2003, Prudential Insurance established a Funding Agreement Notes Issuance Program pursuant to which a Delaware statutory trust issues medium-term notes (which are included in our statements of financial position in “Policyholders’ account balances” and not included in the foregoing table) secured by funding agreements issued to the trust by Prudential Insurance and included in our Retirement segment. The funding agreements provide cash flow sufficient for the debt service on the medium-term notes. The medium-term notes are sold in transactions not requiring registration under the Securities Act. As of December 31, 2005 and December 31, 2004, the outstanding aggregate principal amount of such notes totaled approximately $4.2 billion and $2.8 billion, respectively, out of a total authorized amount of up to $6 billion. The notes have fixed or floating interest rates and original maturities ranging from two to seven years.

Lines of Credit and Other Credit Facilities

As of December 31, 2005, Prudential Financial, Prudential Insurance and Prudential Funding had unsecured committed lines of credit totaling $3.0 billion. Of this amount, $0.5 billion is under a facility that expires in December 2006, which includes 13 financial institutions, $1.5 billion under a facility that expires in September 2010, which includes 22 financial institutions and $1.0 billion under a facility that expires in December 2010 which includes 18 financial institutions. Borrowings under the outstanding facilities will mature no later than the respective expiration dates of the facilities. We use these facilities primarily as back-up liquidity lines for our commercial paper programs, and there were no outstanding borrowings under any of these facilities as of December 31, 2005.

Our ability to borrow under these facilities is conditioned on the continued satisfaction of customary conditions, including maintenance at all times by Prudential Insurance of total adjusted capital of at least $5.5 billion based on statutory accounting principles prescribed under New Jersey law. Prudential Insurance’s total adjusted capital as of December 31, 2005, was approximately $10.6 billion and continues to be above the $5.5 billion threshold. The ability of Prudential Financial to borrow under these facilities is conditioned on its maintenance of consolidated net worth of at least $12.5 billion, calculated in accordance with GAAP. Prudential Financial’s net worth on a consolidated basis totaled $22.8 billion and $22.3 billion as of December 31, 2005 and December 31, 2004, respectively. In addition, we have a credit facility, expiring in December 2007, utilizing a third party-sponsored, asset-backed commercial paper conduit, under which we can borrow up to $750 million. This facility is supported in its entirety by unsecured committed lines of credit from many of the financial institutions included in our other facilities. Our actual ability to borrow under this facility depends on market conditions, and with respect to the lines of credit, Prudential Financial is subject to the same net worth requirement as with our other facilities. We also use uncommitted lines of credit from banks and other financial institutions.

Contractual Obligations

The following table summarizes our major contractual obligations as of December 31, 2005:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
	(in millions)
Long-term debt(1)	$8,270	$—	$1,762	$102	$6,406
Operating leases(1)	927	192	300	190	245
Purchase obligations:
Commitments to purchase or fund investments(2)	6,333	6,333	—	—	—
Commercial mortgage loan commitments(3)	1,874	1,063	678	133	—
Other long-term liabilities:
Insurance liabilities(4)	53,054	5,613	7,909	6,401	33,131
Undistributed demutualization consideration(5)	203	105	98	—	—

Total(6)	$70,661	$13,306	$10,747	$6,826	$39,782

(1)	See Note 21 to the Consolidated Financial Statements for additional information.
(2)	Certain of these commitments are reflected in payments due in less than one year, as the timing cannot be estimated. Commitments to purchase or fund investments include $4,937 million that we anticipate will be funded from the assets of our separate accounts.
(3)	Commercial mortgage loan commitments, which are legally binding commitments to extend credit to a counterparty, have been reflected in the contractual obligations table above principally based on the expiration date of the commitment; however, it is possible these loan commitments could be funded prior to their expiration. In certain circumstances the counterparty may also extend the date of the expiration in exchange for a fee.
(4)	Insurance liabilities, reflected in the contractual obligations table above, include products for which we are currently making periodic payments, including but not limited to, structured settlements, supplemental contracts, pension closeouts, group short- and long-term disability products and certain annuity contracts.

Insurance liabilities, reflected in the contractual obligations table above, also include products for which we are not currently making periodic payments, but for which we believe the amount and timing of future payments is essentially fixed and determinable. The contractholders generally cannot readily withdraw funds on these contracts. These amounts include, but are not limited to, structured settlements, pension closeouts, certain annuity contracts, guaranteed interest contracts and funding agreements with contractually scheduled maturities and group long-term disability products.

Liabilities for future policy benefits of approximately $84.4 billion and policyholder account balances of approximately $61.4 billion as of December 31, 2005 have been excluded from the contractual obligations table. Amounts excluded from the table are generally comprised of policies or contracts for which we are not currently making payments and the determination of these payments is not reasonably fixed and determinable. Such excluded liabilities include, but are not limited to, future policy benefits relating to life insurance products, individual disability income claim reserves that are 100% coinsured, and endowments and policyholder account balances relating to deferred/accumulation annuities and universal life products. Significant uncertainties relating to these liabilities include mortality, morbidity, expenses, persistency, investment returns, inflation and the timing of payments.

Amounts included in insurance liabilities within the contractual obligations table reflect estimated cash payments to be made to policyholders. Such cash outflows reflect adjustments for the estimated timing of mortality, retirement, and other appropriate factors, but are undiscounted with respect to interest. As a result, the sum of the cash outflows shown for all years in the table of $53.1 billion exceeds the corresponding liability amounts of $31.7 billion included in the consolidated financial statements as of December 31, 2005. The liability amount in the consolidated financial statements reflects the discounting for interest as well as adjustments for the timing of other factors as described above.

(5)	Prudential Financial remains obligated to disburse demutualization consideration for eligible policyholders that we have been unable to locate. To the extent we continue to be unable to establish contact with these policyholders within a prescribed period of time specified by state escheat laws the funds must be remitted to governmental authorities. The amounts reflected in the table above are reflective of state escheat laws as of December 31, 2005. These liabilities are reflected within “Other liabilities” on our consolidated statements of financial position.
(6)	Excludes short-term debt. Our short-term debt includes $2.0 billion of floating rate convertible senior notes with a maturity date of November 15, 2035. These notes are redeemable by Prudential Financial on or after May 20, 2007, at par plus accrued interest. The holders of these notes may require Prudential Financial to repurchase the convertible notes, at par plus accrued interest, on May 15, 2007 or on November 15, 2010, 2015, 2020, 2025, and 2030. For additional information on our short-term debt including these convertible notes, see Note 11 to the Consolidated Financial Statements.

We also enter into agreements to purchase goods and services in the normal course of business; however, these purchase obligations are not material to our consolidated results of operations or financial position as of December 31, 2005.

Off-Balance Sheet Arrangements

Guarantees

In the course of our business, we provide certain guarantees and indemnities to third parties pursuant to which we may be contingently required to make payments now or in the future.

A number of guarantees provided by us relate to real estate investments, in which the investor has borrowed funds, and we have guaranteed their obligation to their lender. In some cases, the investor is an affiliate, and in other cases the unaffiliated investor purchases the real estate investment from us. We provide these guarantees to assist the investor in obtaining financing for the transaction on more beneficial terms. Our maximum potential exposure under these guarantees was $1.735 billion as of December 31, 2005. Any payments that may become required of us under these guarantees would either first be reduced by proceeds received by the creditor on a sale of the assets, or would provide us with rights to obtain the assets. These guarantees expire at various times over the next 10 years. As of December 31, 2005, no amounts were accrued as a result of our assessment that it is unlikely payments will be required.

We write credit default swaps requiring payment of principal due in exchange for the referenced credits, depending on the nature or occurrence of specified credit events for the referenced entities. In the event of a specified credit event, our maximum amount at risk, assuming the value of the referenced credits become worthless, is $1.626 billion as of December 31, 2005. The credit default swaps generally have maturities of five years or less.

Certain contracts underwritten by the Retirement segment include guarantees related to financial assets owned by the guaranteed party. These contracts are accounted for as derivatives, at fair value, in accordance with SFAS No. 133. As of December 31, 2005, such contracts in force carried a total guaranteed value of $2.157 billion.

Our commercial mortgage operations arrange for credit enhancements of certain debt instruments that provide financing for commercial real estate assets, including certain tax-exempt bond financings. The credit enhancements provide assurances to the debt holders as to the timely payment of amounts due under the debt instruments. As of December 31, 2005, such enhancement arrangements total $126 million, with remaining contractual maturities of up to 15 years. Our obligation to reimburse required payments are secured by mortgages on the related real estate, which properties are valued at $162 million as of December 31, 2005. We receive certain ongoing fees for providing these enhancement arrangements and anticipate the extinguishment of our obligation under these enhancements prior to maturity through the aggregation and transfer of our positions to a substitute enhancement provider. As of December 31, 2005, we have accrued liabilities of $4 million representing unearned fees on these arrangements.

In connection with certain acquisitions, we agreed to pay additional consideration in future periods, based upon the attainment by the acquired entity of defined operating objectives. In accordance with GAAP, we do not accrue contingent consideration obligations prior to the attainment of the objectives. As of December 31, 2005, maximum potential future consideration pursuant to such arrangements, to be resolved over the following four years, is $269 million. Any such payments would result in increases in intangible assets, including goodwill.

We are also subject to other financial guarantees and indemnity arrangements. We have provided indemnities and guarantees related to acquisitions, dispositions, investments or other transactions that are triggered by, among other things, breaches of representations, warranties or covenants provided by us. These obligations are typically subject to various time limitations, defined by the contract or by operation of law, such as statutes of limitation. In some cases, the maximum potential obligation is subject to contractual limitations, while in other cases such limitations are not specified or applicable. Since certain of these obligations are not subject to limitations, it is not possible to determine the maximum potential amount due under these guarantees. As of December 31, 2005, we have accrued liabilities of $17 million associated with all other financial guarantees and indemnity arrangements, which does not include retained liabilities associated with sold businesses.

Other Contingent Commitments

In connection with our commercial mortgage operations, we originate commercial mortgage loans. As of December 31, 2005, we had outstanding commercial mortgage loan commitments with borrowers of $1.874 billion. In certain of these transactions, we prearrange that we will sell the loan to an investor after we fund the loan. As of December 31, 2005, $511 million of our commitments to originate commercial mortgage loans are subject to such arrangements.

We also have other commitments, some of which are contingent upon events or circumstances not under our control, including those at the discretion of our counterparties. These other commitments amounted to $6.430 billion as of December 31, 2005. Reflected in these other commitments are $6.333 billion of commitments to purchase or fund investments, including $4.937 billion that we anticipate will be funded from the assets of our separate accounts.

Other Off-Balance Sheet Arrangements

We do not have retained or contingent interests in assets transferred to unconsolidated entities, or variable interests in unconsolidated entities or other similar transactions, arrangements or relationships that serve as credit, liquidity or market risk support, that we believe are reasonably likely to have a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or our access to or requirements for capital resources. In addition, we do not have relationships with any unconsolidated entities that are contractually limited to narrow activities that facilitate our transfer of or access to associated assets.

Deferred Policy Acquisition Costs

We capitalize costs that vary with and are related primarily to the acquisition of new and renewal insurance and annuities contracts. The costs include commissions, costs to issue and underwrite the policies and certain variable field office expenses. The capitalized amounts are known as deferred policy acquisition costs, or DAC. Our total DAC, including the impact of the unrealized investment gains and losses, amounted to $9.4 billion and $8.8 billion as of December 31, 2005 and 2004, respectively. As of December 31, 2005, 47% of our total DAC related to our Individual Life and Annuities segment, 40% related to our International Insurance segment, and 11% related to our Closed Block Business.

If we were to experience a significant decrease in asset values or increase in lapse or surrender rates on policies for which we amortize DAC based on gross margins or gross profits, such as participating and variable life insurance, we would expect acceleration of the amortization of DAC for the effected blocks of policies. Additionally, for all policies on which we have outstanding DAC, we would be required to evaluate whether this experience called into question our ability to recover all or a portion of the DAC, and we would be required to accelerate the amortization for some or all of the DAC if we concluded that we could not recover it. An accelerated amortization of DAC would negatively effect our reported earnings under generally accepted accounting principles.